   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996



                                                      REGISTRATION NO. 333-12311

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 MEDIRISK, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

              DELAWARE                              7389                             58-2256400
          (State or other               (Primary Standard Industrial              (I.R.S. Employer
   jurisdiction of incorporation)       Classification Code Number)             Identification No.)

                         TWO PIEDMONT CENTER, SUITE 400
                            3565 PIEDMONT ROAD, N.E.
                          ATLANTA, GEORGIA 30305-1502
                                 (404) 364-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------
                             KENNETH M. GOINS, JR.
                                 MEDIRISK, INC.
                         TWO PIEDMONT CENTER, SUITE 400
                            3565 PIEDMONT ROAD, N.E.
                          ATLANTA, GEORGIA 30305-1502
                                 (404) 364-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

              DOUGLAS B. CHAPPELL, ESQ.                             FREDERICK W. KANNER, ESQ.
                    ALSTON & BIRD                                        DEWEY BALLANTINE
                 ONE ATLANTIC CENTER                               1301 AVENUE OF THE AMERICAS
              1201 WEST PEACHTREE STREET                          NEW YORK, NEW YORK 10019-6092
             ATLANTA, GEORGIA 30309-3424                                  (212) 259-8000
                    (404) 881-7000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996



                                2,500,000 SHARES


                                (LOGO) MEDIRISK

                                  COMMON STOCK


     All of the shares of Common Stock of Medirisk, Inc. (the "Company" or "Medirisk") offered hereby (the "Offering") are being sold by the Company. Prior to the Offering, there has been no public market for the Common Stock of the Company (the "Common Stock"). It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial offering price. The Common Stock has been approved for quotation on the Nasdaq Stock Market's National Market under the symbol "MDMD."


                             ---------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.


(2) Before deducting expenses of the Offering, payable by the Company, estimated
     at $        .


(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to an additional 375,000 shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
     Underwriting Discount and Proceeds to Company will be $          ,
     $          and $          , respectively. See "Underwriting."


                             ---------------------


     The Common Stock is offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part and to withdraw, to cancel or to modify the offer without notice. It is expected that delivery of certificates representing the Common Stock will be made on or about
January   , 1997.



EQUITABLE SECURITIES CORPORATION                       JEFFERIES & COMPANY, INC.



                The date of this Prospectus is January   , 1997.

[SAMPLE COMPUTER SCREEN                                  [SAMPLE COMPUTER SCREEN


FOR CAPITATION RATES]                                      FOR CANDIDATE SEARCH]



                            [SAMPLE PHYSICIAN DATA]



[SAMPLE COMPUTER SCREEN FOR PROCEDURES]       [CHART OF HMO FACILITIES OUTCOMES]



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Medirisk is a leading provider of proprietary databases and related decision-support software and analytical services to the health care industry. The Company's products and services enable payers and providers to make objective comparisons of the financial costs and clinical outcomes of physician-mediated services to customer-specific and industry benchmarks and to access information concerning specific physicians. Such capabilities assist payers and providers in pricing managed care contracts, evaluating physician fee schedules and utilization of physician-mediated services, comparing provider outcomes and performance, and recruiting physicians. Medirisk actively sells its products to over 750 major customers, including leading health plans, insurers, hospitals and larger physician groups, as well as to more than 700 smaller customers, including single-specialty physician groups. The Company believes it is the leading provider of clinical and financial databases comprised of physician-oriented content.

     Medirisk's health care information products and services consist of financial products, clinical performance products and physician database products.

          Financial Products. Medirisk's financial products provide customers with comprehensive proprietary information regarding physician fees and health care utilization patterns. The Company's financial products enable payers and providers to analyze health care cost and utilization data and compare, by procedure and geographic location, pricing and utilization trends.


          Clinical Performance Products. Medirisk's clinical performance products allow customers to measure outcomes across a full range of care within a variety of medical specialties. The Company's clinical performance products enable both payers and providers to measure clinical outcomes and apply that information to attract and retain managed care arrangements and to improve quality of clinical care.


          Physician Database Products. Medirisk offers a database comprised of detailed information concerning physicians who are candidates for new practice affiliations. The Company licenses its physician database products to assist customers in cost-effective in-house physician recruiting.

     Medirisk built its core databases by collecting, standardizing and normalizing more than three billion health care transaction records. Medirisk's databases include records submitted by the Company's customers under its ongoing data collection plan and the results of regular proprietary surveys of managed care plans and other payers. The Company believes that the long-standing relationships under which it collects these data and the data interpretation methodologies used by the Company represent significant competitive advantages.


     Medirisk's objective is to enhance its position as a leading provider of proprietary databases and related decision-support software and analytical services to payers, providers and other health care industry participants. To attain this objective, Medirisk seeks to: (i) leverage the Company's existing customer base to cross sell additional products; (ii) emphasize recurring revenue; (iii) develop new products; and (iv) acquire and integrate complementary products and businesses. To capitalize on the fragmentation of the industry and to support its acquisition strategy, Medirisk has corporate resources dedicated to identifying, analyzing and pursuing appropriate acquisition candidates. The Company is currently tracking a database of more than 300 companies, of which more than 100 currently meet Medirisk's primary acquisition criteria for product type, revenue and customer base.

                                  RISK FACTORS



     An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information presented or referenced herein, the discussion of risk factors on pages 6 to 11 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks associated with an investment in the Company include the following factors:
History of Operating Losses and Uncertain Profitability; Risks Related to Growth; Risks of Integration of Acquired Operations; Dependence on Data Sources and AMA Licenses; Dependence on Intellectual Property Rights; Uncertainty and Consolidation in the Health Care Industry; Risks of Rapid Technological Change; Intense Competition; Risks of Customer Concentration; Potential for System Defects; Concentration of Ownership; Dependence on Key Personnel; Variable Quarterly Operating Results and Seasonality; No Prior Public Market and Possible Volatility of Stock Price; Potential Adverse Effects of Substantial Number of Shares Eligible for Future Sale; Adverse Impact of Anti-takeover Provisions; Substantial Dilution; No Dividends; and Risks Associated with Unspecified Use of Proceeds. See "Risk Factors."


                                  THE OFFERING


Common Stock being offered..............     2,500,000 shares(1)



Common Stock to be outstanding after the
Offering................................     4,222,008 shares(1)(2)



Use of proceeds.........................     To repay indebtedness, to pay
                                             accrued dividends on the Company's
                                             Series A and Series B Convertible
                                             Preferred Stock, and for working
                                             capital and general corporate
                                             purposes, including potential
                                             acquisitions and development of
                                             additional products. See "Use of
                                             Proceeds."


Proposed Nasdaq National Market
symbol..................................     "MDMD"
---------------


(1) Does not include 375,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."


(2) Based on the number of shares of Common Stock outstanding as of December 20, 1996. Includes 1,021,809 shares of Common Stock issuable upon the automatic conversion upon completion of the Offering of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the "Convertible Preferred Stock"). Excludes 821,702 shares of Common Stock issuable upon the exercise of options and warrants outstanding as of December 20, 1996 with a weighted average exercise price of $0.58 per share. See "Capitalization," "Management -- Executive Compensation," "Description of Capital Stock" and Notes 5 and 8 of Notes to Consolidated Financial Statements of the Company.

                             ---------------------


     Unless otherwise indicated, information in this Prospectus(i) assumes no exercise of the Underwriters' option to purchase from the Company up to 375,000 additional shares of Common Stock to cover over-allotments, if any,(ii) gives effect to the automatic conversion upon completion of the Offering of the Convertible Preferred Stock into 1,021,809 shares of Common Stock, and(iii) reflects a 0.6496-for-one reverse stock split with respect to the Common Stock to be effected prior to the completion of the Offering. See "Description of Capital Stock," "Underwriting" and Notes 8 and 11 of Notes to Consolidated Financial Statements of the Company.



     This Prospectus contains references to a number of registered and unregistered trademarks and service marks, including marks owned by Medirisk. Windows(R) and Excel(R) are registered trademarks of Microsoft Corporation; Lotus 1-2-3(R) is a registered trademark of Lotus Development Corporation; FoxPro(R) is a registered trademark of Fox Holdings, Inc.; Quattro(R) is a registered trademark of Quattro Corporation; Dbase(R) is a registered trademark of Ashton-Tate; and Nasdaq National Market(R) is a registered trademark of The Nasdaq Stock Market, Inc.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    NINE MONTHS
                                            YEAR ENDED DECEMBER 31,             ENDED SEPTEMBER 30,
                                      -----------------------------------   ---------------------------
                                       1993     1994          1995           1995           1996
                                      ------   ------   -----------------   ------   ------------------
                                                                   PRO                           PRO
                                                        ACTUAL   FORMA(1)            ACTUAL    FORMA(1)
                                                        ------   --------            -------   --------
STATEMENTS OF OPERATIONS DATA:
Revenue.............................  $2,447   $2,894   $3,655    $9,184    $2,450   $ 6,254   $ 7,058
Salaries, wages and benefits........   1,675    1,893    2,578     4,943     1,886     4,388     4,796
Other operating expenses............     507      731      956     3,165       700     1,585     1,859
Depreciation and amortization.......      75      143      193       712       143       529       614
Acquired in-process research and
  development costs(2)..............      --       --       --        --        --     6,180        --
                                      ------   ------   ------   --------   ------   -------   --------
Operating income (loss).............     190      127      (72)      364      (279)   (6,428)     (211)
Interest income (expense), net......     (41)     (54)     (66)     (898)      (44)     (482)     (649)
Other income (expense)..............      18       --       --        --        --       (40)      (40)
                                      ------   ------   ------   --------   ------   -------   --------
Net income (loss)...................  $  167   $   73     (138)     (534)     (323)   (6,950)     (900)
                                      ======   ======
Accretion of Series A Convertible
  Preferred Stock...................                       (92)      (92)      (69)       --        --
Series A Convertible Preferred Stock
  dividend requirement..............                      (202)     (202)     (151)     (151)     (151)
                                                        ------   --------   ------   -------   --------
Net loss applicable to common
  stock.............................                    $ (432)   $ (828)   $ (543)  $(7,101)  $(1,051)
                                                        ======   =======    ======   =======   =======
Unaudited pro forma loss per common
  share(3)..........................                    $(0.20)   $(0.37)            $ (3.24)  $ (0.48)
                                                        ======   =======             =======   =======
Unaudited pro forma weighted average
  number of common shares used in
  calculating unaudited net loss per
  share of Common Stock(3)..........                     2,212     2,212               2,191     2,191



                                                                            SEPTEMBER 30, 1996
                                                                           ---------------------
                                                                                         AS
                                                                           ACTUAL    ADJUSTED(4)
                                                                           -------   -----------
BALANCE SHEET DATA:
Working capital (deficit)................................................  $(2,200)    $17,384
Total assets.............................................................    7,868      25,529
Long-term debt and capital lease obligations, excluding current
  installments...........................................................    7,198         298
Stockholders' equity (deficit)...........................................   (4,745)     21,791


---------------


(1) Gives effect to the Company's acquisition of Formations in Health Care, Inc. ("Formations"), which occurred on January 9, 1996, and PracticeMatch, Inc. ("PracticeMatch"), which occurred on March 14, 1996, as if each transaction had occurred on January 1, 1995. As a result of these acquisitions, the Company's historical statements of operations are not representative of financial results to be expected for future periods. See "The Company" and "Unaudited Pro Forma Financial Data."


(2) In connection with the acquisition of Formations and PracticeMatch, the Company recorded a nonrecurring charge related to acquired in-process research and developments costs. Exclusive of this charge, operating loss, net loss and loss per share for the nine months ended September 30, 1996 would have been $(248,000), $(770,000), and $(0.42) respectively. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements of the Company.


(3) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements of the Company. Historical losses per share are not presented as they are not meaningful due to the mandatory conversion of all outstanding shares of the Series A and Series B Convertible Preferred Stock into Common Stock upon completion of the Offering.

(4) Gives effect to the sale of the shares of Common Stock offered hereby at an assumed public offering price of $12.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors relating to the Company and the Common Stock before making an investment.


     HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY. The Company incurred net losses in the year ended December 31, 1995 and in the nine months ended September 30, 1996 and had an accumulated deficit at September 30, 1996 of $9.5 million. In view of the Company's prior operating history, there can be no assurance that the Company will be able to achieve profitability on a quarterly or annual basis or that it will be able to sustain or increase its revenue growth in future periods. Furthermore, in applying the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109") to the Company, particularly considering the Company's history of net losses, the Company was unable to support a conclusion that it is more likely than not that its deferred tax assets will be realized for purposes of SFAS 109; as a result, the Company has provided a full valuation allowance against its net deferred tax assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 7 of Notes to Consolidated Financial Statements of the Company."



     RISKS RELATED TO GROWTH. The Company's strategy is to grow aggressively, both internally and through acquisitions. This strategy is likely to place significant demands on the Company's financial, operational and management resources and to expose the Company to a variety of risks, including the risk that the Company will be unable to retain the personnel or obtain the financial and other resources necessary to pursue and manage such growth. The Company's growth has resulted in an increase in the level of responsibility for the Company's key personnel, several of whom were hired recently. Expenses arising from the Company's efforts to complete acquisitions, develop new products or increase its existing market penetration could have an adverse impact on the Company's results of operations and financial condition. Furthermore, there can be no assurance that the Company will be able to identify, acquire or integrate acquisition candidates successfully or to manage profitably any additional products and services resulting from such acquisitions. Acquired businesses, products or services may not contribute to the Company's overall strategy or produce returns that justify the related investment or implementation by the Company. In addition, the Company's growth may involve the acquisition of companies or the development of products or services in areas in which the Company does not currently operate. Such acquisition or development may require the Company's management to develop expertise in new areas and to attract a new customer base and could adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to implement its growth strategy successfully or, if successful in consummating acquisitions, to manage its expanded operations effectively and profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Business Strategy" and "Management."



     Implementation of the Company's growth strategy will require significant capital resources. Capital is needed for both internal growth and the acquisition and integration of new businesses, products and services. If the Company does not have sufficient cash resources or if the Common Stock is not attractive to target businesses, the Company's growth could be limited, and its existing operations impaired, unless it is able to obtain additional capital through subsequent debt or equity financings. Any debt financings could result in the imposition on the Company of operational or financial restrictions, and any equity financings could result in dilution to holders of Common Stock. The Company has entered into a commitment letter with NationsBank N.A. (South) ("NationsBank") contemplating the establishment of a $10 million revolving credit facility (the "NationsBank Revolver"). This commitment is subject to certain conditions including the completion of the Offering, and there can be no assurance that such conditions will be met or that the Company will be able to obtain financing in the future or that, if available, such financing will be on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     RISKS OF INTEGRATION OF ACQUIRED OPERATIONS. In the first quarter of 1996, the Company completed the acquisition of Formations in Health Care, Inc., which develops and markets outcomes measurement databases and software applications, and PracticeMatch, Inc., which develops and markets a database of physician information. The process of integrating management services, administrative organizations, facilities, management information systems and other operational aspects of acquired businesses, product lines or services can be time consuming and costly and may distract management from day-to-day operations. The difficulties of integration may be increased by challenges in coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. If Medirisk is to realize the anticipated benefits of past and future acquisitions, the operations of the acquired entities must be combined and integrated successfully and efficiently. There can be no assurance that the Company's integration processes will be successful or that the anticipated benefits of any past or future acquisitions will be realized. In addition, acquisitions by the Company have resulted, and may in the future result, in the creation of substantial goodwill or other intangible assets. There can be no assurance that such assets will prove to be beneficial or that the amortization schedules associated with such assets will continue to be appropriate. Any future write-off, or acceleration of the amortization, of such assets could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with past or future acquisitions and integration activities conducted by the Company. See "The Company," "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     DEPENDENCE ON DATA SOURCES AND AMA LICENSES. The Company incorporates the Physicians' Current Procedural Terminology ("CPT") codes of the American Medical Association (the "AMA") into its financial products under a nonexclusive five-year license with the AMA that expires in 2000. The CPT code system is considered to be the current industry standard for identifying physician procedures, and the loss of the AMA CPT code license would have a material adverse effect on the business, results of operations and financial condition of Medirisk. In addition, the Company relies in large part on data from outside payer and provider sources to generate its proprietary databases, including data received from customers under the Company's data contribution program and other acquired data (including physician information). There can be no assurance that the Company's sources will continue to provide data in the future. The Company supplements its physician database with information from the AMA under a separate exclusive three-year license agreement with the AMA that expires in December 1998. Pursuant to this license, the Company obtains information concerning practicing physicians who may be seeking positions, which information would be difficult and expensive to obtain from alternative sources. In the event that any of the Company's sources of data becomes unavailable, the Company could be forced to purchase data from other sources, which could result in increased costs. Moreover, there can be no assurance that alternative sources of data would be available or that the Company could purchase such data in a cost-efficient manner.



     On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996. This legislation requires the Secretary of Health and Human Services to adopt national standards for health information transactions and the data elements used in such transactions. In addition, the Secretary is required to adopt safeguards to ensure the integrity and confidentiality of health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. The Secretary is required to issue standards not later than February 21, 1998. A number of states are also considering the adoption of rules to protect the privacy of patient records. These requirements, if adopted, may substantially affect the means used by the Company to collect data. Such requirements, if adopted, could have an adverse effect on the availability of data to the Company or on the Company's use of data.



     DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS. The Company has made significant investments in the development and maintenance of its core collection of proprietary data, its data standardization methodologies, its clinical measurement tools and the technical resources that are used to transform its many large and disparate data streams into marketable information products. The Company does not own any patents or federally-registered copyrights relating to its databases or software applications. The Company relies largely on copyright law, its license agreements with customers and its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the confidentiality and trade secrecy of its proprietary procedures and resources. Policing unauthorized use of the Company's products is difficult, and piracy is a potential problem. The Company is aware that from time to time there have been limited breaches of the confidentiality provisions of customers' agreements with the Company, and there can be no assurance that the precautions taken by the Company will be adequate to prevent further breaches or misappropriation of the Company's proprietary information. In addition, these precautions cannot prevent the independent development or implementation of functionally equivalent or superior systems, products or methodologies. Misappropriation of the Company's information or independent development of similar products may have a material adverse effect on the Company's competitive position. The Company believes that its products do not infringe upon the proprietary rights of third parties; however, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim.


     UNCERTAINTY AND CONSOLIDATION IN THE HEALTH CARE INDUSTRY. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care providers and payers. The Company's products and services are designed to function within the current structure of the U.S. health care financing and reimbursement system; therefore, the commercial value of the Company's products could be adversely affected if there were material changes in the current U.S. health care financing and reimbursement system. Many federal and state legislators have announced that they intend to propose programs to reform the U.S. health care system at both the federal and state levels. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change health care delivery and payment systems. Participants in the health care market may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in the Company's products and services. In addition, in response to this changing environment, many market participants (particularly providers and managed care plans) are consolidating to create larger health care delivery organizations. This consolidation reduces the number of potential customers for the Company's products and services and may increase the bargaining power of these organizations, which could lead to reduced prices for Medirisk's products. The impact of these developments in the health care industry is difficult to predict and could have a material adverse effect on the Company's business, operating results and financial condition.



     RISKS OF RAPID TECHNOLOGICAL CHANGE. The health care information market is characterized by rapid technological change, changing customer needs and evolving industry standards. The Company believes that as the market for its current products matures, its future success will depend on its ability to enhance its current products and to develop, acquire and introduce new products to keep pace with technological developments and emerging industry standards. In addition, the introduction of competing products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete or unmarketable. Accordingly, the Company anticipates that significant amounts of future revenue may be derived from products and product enhancements that do not exist today or have not been sold in large enough quantities to measure accurately market acceptance. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of product enhancements or new products, or that such enhancements or new products will adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce product enhancements and new products in a timely and cost-efficient manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will likely be adversely affected.



     INTENSE COMPETITION. The health care information market is intensely competitive and rapidly changing. The Company believes that the principal competitive factors in its target markets include the breadth and quality of database and applications offerings, access to proprietary data, the proprietary nature of methodologies and technical resources, price and the effectiveness of marketing and sales efforts. Competitors vary in size and in scope and breadth of product and service offerings, and the Company competes with various competitors in each of its target markets. In addition, other major information companies not presently offering health care information services competitive with the Company's products and services may in the future enter the markets in which the Company competes. Many of the Company's competitors have, and many of its potential competitors may have, significantly greater financial, technical, product development and marketing resources than the Company. The Company also competes with the internal information resources and systems of certain of its prospective and existing customers. There can be no assurance that competitive pressures will not have a material adverse effect on the Company. See
"Business -- Competition."


     RISKS OF CUSTOMER CONCENTRATION. The Company derives a substantial portion of its revenue from rehabilitation clinical performance products provided to HEALTHSOUTH Corporation ("HEALTHSOUTH") under a year-to-year contract, the current term of which expires in May 1997. Contracts with HEALTHSOUTH accounted for approximately 9% and 13% of the Company's revenues for fiscal 1995 and the nine months ended September 30, 1996, respectively, in each case on a pro forma basis giving effect to the acquisition of Formations and PracticeMatch as if such transactions had occurred on January 1, 1995. The loss of, or a significant decrease in, business from HEALTHSOUTH could have a material adverse effect on the Company's business, results of operations and financial condition.



     POTENTIAL FOR SYSTEM DEFECTS. The information products offered by the Company may contain undetected errors or failures. Errors or failures that are not detected until after the commencement of commercial shipments of a product could result in a loss of, or delay in, market acceptance of the product and in claims against the Company. The Company also depends on the accuracy of the data received from its data sources. If a statistically significant number of medical records, transactions or physician profiles were found to have been altered or incorrectly entered, or otherwise contain flawed data, there could be a loss of, or delay in, market acceptance of the product and possible claims against the Company.



     CONCENTRATION OF OWNERSHIP. Upon the completion of the Offering, the Company's executive officers and directors, together with their respective affiliates, will own approximately 21.9% of the outstanding Common Stock (20.1% if the Underwriters' over-allotment option is exercised in full). See "Management" and "Principal Stockholders." Such persons acting together could have significant influence on the outcome of any matter requiring approval by the stockholders of the Company, including the election of directors, mergers and other extraordinary corporate events.



     DEPENDENCE ON KEY PERSONNEL.  The Company depends on the services of Mark
A. Kaiser, its Chairman of the Board, Chief Executive Officer and President, and on certain other officers and key personnel. The Company's growth and success will depend in large part on its ability to attract, motivate and retain qualified management, technical, sales and marketing personnel. Competition for such personnel is intense. The loss of the services of one or more of the Company's key personnel or the inability to attract and retain qualified personnel could have a material adverse effect on the Company. See "Use of Proceeds" and "Management -- Employment Agreements."



     VARIABLE QUARTERLY OPERATING RESULTS; SEASONALITY. The Company's quarterly revenue and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly results may fluctuate as a result of a variety of factors including: the Company's sales cycle; demand for the Company's products; the timing of significant new customer contracts; the nonrenewal of significant customer contracts; the timing of acquisitions; competitive conditions in the industry; changes in customer budgets; and general economic factors. Furthermore, the Company has experienced a seasonal pattern in its operating results, with a greater proportion of the Company's revenue and operating profitability occurring in the second half of the year. Accordingly, results of operations for any particular quarter may not be indicative of results of operations for future periods. Additionally, a significant portion of the Company's expenses are relatively fixed, and the amount and timing of increases in such expenses are based in large part on the Company's expectations concerning future revenue. If revenue is below expectations in any given quarter, the adverse effect may be magnified by the Company's inability to adjust spending quickly enough to compensate for the revenue shortfall. Accordingly, even a small variation from expected revenue could have a material adverse effect on the Company's results of operations for a given quarter. Fluctuations in the Company's revenue and operating results could have a material adverse effect on the market price for the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on the

Nasdaq Stock Market's National Market, there can be no assurance that an active trading market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. For a description of the factors considered in determining the initial public offering price, see "Underwriting." The future market price of the Common Stock is likely to depend upon a variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors. Additionally, in recent years the stock market has experienced substantial price and volume volatility, and market prices for the stock of many companies (particularly of small and emerging growth companies) have experienced wide fluctuations, which have not necessarily been related to their operating performance. These broad market fluctuations could have a material adverse effect on the market price of the Common Stock.



     POTENTIAL ADVERSE EFFECTS OF SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering, there will be 4,222,008 shares of Common Stock outstanding (based on the number of shares of Common Stock outstanding as of December 20, 1996). The 2,500,000 shares (or 2,875,000 shares, if the Underwriters' over-allotment option is exercised in full) offered hereby will be freely tradable by persons that are not affiliates of Medirisk without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 1,722,008 shares of Common Stock are deemed "restricted securities" pursuant to Rule 144 under the Securities Act and may be sold only pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act, including the exemption made available by Rule 144. Of these restricted securities, approximately 701,515 shares (of which 685,794 are subject to the lock-up agreements described below) will be eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the Offering, subject to the manner of sale, volume and other restrictions of Rule 144, and 291,487 shares (all of which are subject to the lock-up agreements described below) will be eligible for sale in the public market immediately after the Offering pursuant to Rule 144(k) and without the restrictions of Rule 144. Additional shares of Common Stock, including shares issuable upon exercise of options, will become eligible for sale in the public market pursuant to Rule 144 from time to time. In addition, certain holders of "restricted securities" have registration rights obligating the Company to register their shares under certain circumstances. The Company, each of its directors, officers and certain other stockholders of the Company, holding in the aggregate 1,697,843 shares (98.6%) of the Common Stock outstanding prior to the Offering, have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Equitable Securities Corporation, offer, pledge, sell, contract to sell, sell any option to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. Such consent of Equitable Securities Corporation may be provided without notice to purchasers of Common Stock or to officials of the Nasdaq Stock Market's National Market. See "Management" and "Shares Eligible for Future Sale."



     ADVERSE IMPACT OF ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could have the effect of delaying, deterring or preventing a change of control involving the Company. See "Description of Capital Stock -- Preferred Stock" and
"-- Anti-takeover Effects of Provisions of the Bylaws and Delaware Law."



     SUBSTANTIAL DILUTION. The public offering price is substantially higher than the net tangible book value per share of the Common Stock. Accordingly, investors purchasing shares of Common Stock in the Offering will incur immediate dilution of $7.72 per share (based upon an assumed public offering price of $12.00 per share). See "Dilution."



     NO DIVIDENDS. It is the policy of the Company's Board of Directors to retain earnings, if any, to finance the continued growth of the Company rather than to pay dividends. The Company has not paid any cash dividends on its Common Stock since 1991. See "Dividend Policy."

     RISKS ASSOCIATED WITH UNSPECIFIED USE OF PROCEEDS. Assuming a public offering price of $12.00 per share, approximately $18.2 million, or 66.9%, ($22.4 million, or 71.4%, if the Underwriters' over-allotment option is exercised in full) of the net proceeds of the Offering will be available for working capital and general corporate purposes, including potential acquisitions of health care information businesses and development of additional products. The Company's management, subject to approval by the Board of Directors, will have absolute discretion with respect to the use of such proceeds of the Offering. See "Use of Proceeds."

                                  THE COMPANY

     Medirisk, Inc. was incorporated in Florida on June 17, 1983 and has provided proprietary health care information products and services that track the price and utilization of medical procedures during its 13-year history. In January 1996, the Company acquired all of the outstanding stock of Formations, a developer of clinical performance products that allow customers to measure outcomes across a full range of care within a variety of medical specialties. In March 1996, the Company acquired all of the outstanding stock of PracticeMatch, which provides an on-line database of physician information for use by in-house physician recruiters.


     Medirisk was reincorporated in Delaware in September 1996, and in connection with such reincorporation, the Company's treasury stock was cancelled. The Company's principal executive offices are located at Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502, and its telephone number at that address is (404) 364-6700. Unless the context suggests otherwise, references in this Prospectus to the "Company" or "Medirisk" mean Medirisk, Inc. and its subsidiaries and predecessor entities.



                                DIVIDEND POLICY



     It is the policy of the Company's Board of Directors to retain earnings to support operations and to finance continued growth of the Company rather than to pay dividends. The Company has not declared or paid any cash dividends or distributions on its Common Stock since 1991. Payments of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's earnings, financial position, capital requirements and surplus, contractual restrictions and other relevant business conditions, and there can be no assurance that dividends will be paid. The commitment letter for the NationsBank Revolver contemplates certain restrictions on the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS


     The net proceeds to be received by Medirisk from the Offering, after deducting estimated underwriting discounts and offering expenses payable by the Company, are estimated to be approximately $27.2 million ($31.3 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed public offering price of $12.00 per share. Of such net proceeds, the Company intends to use approximately (i) $6.9 million to prepay certain senior subordinated notes (the "Senior Subordinated Notes"); (ii) $1.1 million to prepay certain notes issued in connection with the Company's acquisition of PracticeMatch (the "Acquisition Notes"); (iii) $645,000 ($568,000 as of September 30, 1996) to pay accrued and unpaid dividends on the Company's Series A and Series B Preferred Stock and (iv) $355,000 to repay short-term bank debt (the "Bridge Loan"). The Company has no specific plans with respect to the use of the remaining net proceeds. The Company anticipates that such remaining net proceeds will be used principally for working capital and general corporate purposes, for potential acquisitions of businesses and products in the fragmented health care information industry and for development of additional products. Although the Company continually seeks suitable acquisition candidates, it is not currently a party to any definitive agreement or letter of intent regarding any acquisition. Pending the application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.



     The Senior Subordinated Notes are held by HealthPlan Services Corporation ("HPSC") and were issued pursuant to a Securities Purchase Agreement dated January 8, 1996, between the Company and HPSC (the "Securities Purchase Agreement"). The Senior Subordinated Notes bear interest at a nominal rate of 10% per annum and an effective rate of 10.5% per annum and mature on January 8, 2003, subject to certain provisions of the Securities Purchase Agreement that require the prepayment of the Senior Subordinated Notes upon the occurrence of certain events, including the closing of an initial public offering. The proceeds from the sale of the Senior Subordinated Notes were used to fund the acquisition of Formations and PracticeMatch. When the Company issued the Senior Subordinated Notes, it issued to HPSC warrants to purchase an aggregate of 298,150 shares of Common Stock at an exercise price of $0.015 per share and recorded the estimated fair value of these warrants, $327,000, as a discount on the issuance of debt at the time of their issuance. As a result of the application of a portion of the net proceeds to repay this indebtedness, the Company will incur a one-time, noncash charge of approximately $582,000 with respect to the accelerated amortization of such discount and of related deferred financing costs, which charge will be recorded in the period in which the Offering is completed.


     The Acquisition Notes are held by the former shareholders of PracticeMatch and were issued to them as partial consideration for the Company's purchase of the stock of PracticeMatch. The Acquisition Notes bear interest at the rate of 10% per annum. Of the principal amount of the Acquisition Notes, 30% is payable on April 1, 1997, with the balance due September 14, 1997, subject to the terms of the stock purchase agreement pursuant to which such Acquisition Notes were issued, which effectively require their prepayment upon the prepayment of the Senior Subordinated Notes.


     The Bridge Loan is held by NationsBank and was incurred in the fourth quarter of 1996 pursuant to a promissory note, which, as amended to date, permits aggregate borrowings of up to $850,000, of which $355,000 was outstanding on December 20, 1996. The Bridge Loan bears interest at NationsBank's prime rate plus 2% per annum and matures upon the earlier of completion of the Offering or March 31, 1997. The Bridge Loan was established to extinguish debt assumed in connection with the PracticeMatch acquisition, and the remainder of the Bridge Loan is available for general corporate purposes.



     For further discussion of the Acquisition Notes, the Senior Subordinated Notes, the Bridge Loan and the Convertible Preferred Stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2, 4, 5 and 8 of Notes to Consolidated Financial Statements of the Company.

                                 CAPITALIZATION


     The following table sets forth at September 30, 1996 (i) the capitalization of the Company; (ii) the pro forma capitalization of the Company giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 1,021,809 shares of Common Stock upon completion of the Offering; and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale of the shares of Common Stock offered hereby (assuming a public offering price of $12.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes included elsewhere in this Prospectus.



                                                                    SEPTEMBER 30, 1996
                                                          ---------------------------------------
                                                                                      PRO FORMA,
                                                            ACTUAL       PRO FORMA    AS ADJUSTED
                                                          -----------   -----------   -----------
Short-term debt(1)......................................  $ 1,591,255   $ 1,591,255   $   184,145
                                                          ===========   ===========   ===========
Long-term debt and capital lease obligations, excluding
  current portions(1)...................................  $ 7,197,744   $ 7,197,744   $   297,744
Dividends payable.......................................      567,608       567,608            --
                                                          -----------   -----------   -----------
Stockholders' equity (deficit):
  Preferred Stock, $.001 par value, 4,400,000 shares
     authorized, actual; and 1,000,000 shares
     authorized, pro forma and pro forma as adjusted(2):
     Series A Convertible Preferred Stock, 3,000,000
       shares authorized; 1,292,359 shares issued and
       outstanding, actual; and no shares issued or
       outstanding, pro forma and pro forma as
       adjusted.........................................        1,292            --            --
     Series B Convertible Preferred Stock, 400,000
       shares authorized; 280,623 shares issued and
       outstanding,
       actual; and no shares issued or outstanding, pro
       forma
       and pro forma as adjusted........................          281            --            --
  Common Stock, $.001 par value, 20,000,000 shares
     authorized; 700,199 shares issued and outstanding,
     actual; 1,722,008 shares issued and outstanding,
     pro forma; and 4,222,008 shares issued and
     outstanding, pro forma as adjusted(3)..............          700         1,722         4,222
  Additional paid-in capital............................    4,769,806     4,770,357    31,917,857
  Accumulated deficit...................................   (9,516,729)   (9,516,729)  (10,131,465)
                                                          -----------   -----------   -----------
          Total stockholders' equity (deficit)..........   (4,744,650)   (4,744,650)   21,790,614
                                                          -----------   -----------   -----------
          Total capitalization..........................  $ 3,020,702   $ 3,020,702   $22,088,358
                                                          ===========   ===========   ===========


---------------


(1) Short-term debt includes current maturities of long-term debt and capital lease obligations. See Note 4 of Notes to Consolidated Financial Statements of the Company for a description of the Company's indebtedness.

(2) Pro forma and pro forma as adjusted amounts give effect to the reincorporation of the Company in September 1996 and the resulting changes in its authorized capital stock. See "The Company" and "Description of Capital Stock."

(3) Excludes 328,672 shares of Common Stock issuable upon exercise of options outstanding as of December 20, 1996 with a weighted average exercise price of $0.51 per share and 493,030 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.62 per share.

                                    DILUTION


     The pro forma net tangible book value (deficit) of the Company at September 30, 1996 was $(9,100,740), or $(5.28) per share. Pro forma net tangible book value (deficit) per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding, giving pro forma effect to the conversion of all outstanding shares of Convertible Preferred Stock into 1,021,809 shares of Common Stock. Without taking into account any changes in the pro forma net tangible book value of the Company after September 30, 1996, other than to give effect to the sale of the shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share) and the application of the net proceeds therefrom, the adjusted pro forma net tangible book value of the Company at September 30, 1996 would have been $18,049,260, or $4.28 per share. This represents an immediate dilution in net tangible book value of $7.72 per share to new investors purchasing shares in the Offering and an immediate increase in net tangible book value of $9.56 per share to existing stockholders. The following table illustrates this per share dilution.



    Assumed public offering price per share..............................           $12.00
      Pro forma net tangible book value (deficit) per share at September
         30, 1996........................................................  $(5.28)
      Increase per share attributable to new investors...................    9.56
                                                                           ------
    Pro forma net tangible book value per share after the Offering.......             4.28
                                                                                    ------
    Dilution per share to new investors..................................           $ 7.72
                                                                                    ======



     The following table sets forth as of September 30, 1996 (giving pro forma effect to the conversion of all outstanding shares of Convertible Preferred Stock into 1,021,809 shares of Common Stock) the number of shares of Common Stock purchased from the Company, the total consideration paid (before deduction of estimated underwriting discounts and commissions and offering expenses) and the average price per share paid by existing stockholders and by new investors (assuming, as to new investors, a public offering price of $12.00 per share).



                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                          -------------------   ---------------------   AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                          ---------   -------   -----------   -------   -------------
    Existing stockholders...............  1,722,008     40.8%   $ 5,568,470     15.7%      $  3.23
    New investors.......................  2,500,000     59.2     30,000,000     84.3       $ 12.00
                                          ---------    -----     ----------    -----
              Total.....................  4,222,008    100.0%   $35,568,470    100.0%
                                          =========    =====     ==========    =====



     The foregoing tables assume no exercise of outstanding options or warrants. At September 30, 1996, there were outstanding options to purchase 328,672 shares of Common Stock at a weighted average exercise price of $0.51 per share and warrants to purchase 493,030 shares of Common Stock at a weighted average exercise price of $0.62 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Executive Compensation" and Note 8 of Notes to Consolidated Financial Statements of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the audited consolidated financial statements of the Company and its subsidiaries. The consolidated financial statements and notes thereto as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and as of June 30, 1996 and for the six-month period ended June 30, 1996, together with the related report of KPMG Peat Marwick LLP, independent certified public accountants, are included elsewhere herein. The selected consolidated financial data presented below for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information included therein. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of results to be obtained for the full year. As a result of the acquisition of PracticeMatch and Formations, the Company's historical financial statements are not representative of financial results to be expected for future periods. The selected consolidated financial data should be read in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes included elsewhere in this Prospectus.



                                                                                                NINE MONTHS
                                                                                              ENDED SEPTEMBER
                                                         YEAR ENDED DECEMBER 31,                    30,
                                                ------------------------------------------   ------------------
                                                 1991     1992     1993     1994     1995     1995       1996
                                                ------   ------   ------   ------   ------   ------     -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue.......................................  $1,056   $1,458   $2,447   $2,894   $3,655   $2,450     $ 6,254
Salaries, wages and benefits..................     834    1,368    1,675    1,893    2,578    1,886       4,388
Other operating expenses......................     520      578      507      731      956      700       1,585
Depreciation and amortization.................      31       48       75      143      193      143         529
Acquired in-process research and development
  costs(1)....................................      --       --       --       --       --       --       6,180
                                                ------   ------   ------   ------   ------   ------     -------
Operating income (loss).......................    (329)    (536)     190      127      (72)    (279)     (6,428)
Interest income (expense), net................     (26)     (18)     (41)     (54)     (66)     (44)       (482)
Other income (expense)........................      --       --       18       --       --       --         (40)
Income taxes..................................      --       --       --       --       --       --          --
                                                ------   ------   ------   ------   ------   ------     -------
Net income (loss).............................  $ (355)  $ (554)  $  167   $   73     (138)    (323)     (6,950)
                                                ======   ======   ======   ======
Accretion of Series A Convertible Preferred
  Stock.......................................                                         (92)     (69)         --
Series A Convertible Preferred Stock dividend
  requirement.................................                                        (202)    (151)       (151)
                                                                                    ------   ------     -------
Net loss applicable to common stock...........                                      $ (432)  $ (543)    $(7,101)
                                                                                    ======   ======     =======
Unaudited pro forma loss per common
  share(2)....................................                                      $(0.20)             $ (3.24)
                                                                                    ======              =======
Unaudited pro forma weighted average number of
  common shares used in calculating unaudited
  pro forma net loss per share of common
  stock(2)....................................                                       2,212                2,191



                                                                   DECEMBER 31,
                                                   --------------------------------------------   SEPTEMBER 30,
                                                   1991    1992      1993      1994      1995         1996
                                                   ----   -------   -------   -------   -------   -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)........................  $190   $  (110)  $    33   $   321   $   197      $(2,200)
Total assets.....................................   592       516     1,035     1,111     1,263        7,868
Long-term debt and capital lease obligations
  excluding current installments.................    51        61       127       172       151        7,198
Redeemable preferred stock.......................    --     1,824     1,838     2,210     2,302           --
Stockholders' equity (deficit)...................   319    (1,809)   (1,714)   (1,928)   (2,333)      (4,745)


---------------


(1) In connection with the acquisition of Formations and PracticeMatch the Company recorded a nonrecurring charge related to acquired in-process research and development costs. Exclusive of this charge, operating loss, net loss and loss per share for the nine months ended September 30, 1996 would have been $(248,000), $(770,000), and $(0.42), respectively. See "The Company" and Note 2 of Notes to Consolidated Financial Statements of the Company.


(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements of the Company. Historical losses per share are not presented as they are not meaningful due to the mandatory conversion of all outstanding shares of the Series A and Series B Convertible Preferred Stock into Common Stock upon completion of the Offering.

                       UNAUDITED PRO FORMA FINANCIAL DATA


     The unaudited pro forma financial data set forth below for the nine-month period ended September 30, 1996 and the year ended December 31, 1995 give effect to the Company's acquisition of (i) Formations on January 9, 1996 and (ii) PracticeMatch on March 14, 1996 as if they had occurred on January 1, 1995. Except as included in the table below, the pro forma adjustments with respect to Formations for the nine months ended September 30, 1996 are considered by the Company to be immaterial and have not been included for such period in the pro forma financial data set forth below. Each of the Formations and PracticeMatch acquisitions has been accounted for using the purchase method of accounting. The pro forma financial data should be read in conjunction with the historical financial statements and notes of PracticeMatch and Formations, which are included elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma combined results are not necessarily indicative of the results that would have been achieved had the acquisitions of Formations and PracticeMatch occurred on January 1, 1995 or of future operations.



                      NINE MONTHS ENDED SEPTEMBER 30, 1996



                                                                         PRACTICEMATCH
                                                                         (PERIOD FROM
                                                                            1/1/96         PRO FORMA     PRO FORMA
                                                              MEDIRISK    TO 3/14/96)     ADJUSTMENTS     RESULTS
                                                              --------   -------------   -------------   ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................................  $  6,254       $ 804          $    --       $ 7,058
Salaries, wages and benefits................................     4,388         408               --         4,796
Other operating expenses....................................     1,585         274               --         1,859
Depreciation and amortization...............................       529          37               48(1)        614
Acquired in-process research and development costs..........     6,180          --           (6,180)(2)        --
                                                               -------         ---            -----       -------
Operating income (loss).....................................    (6,428)         85            6,132          (211)
Interest income (expense), net..............................      (482)         (7)            (160)(3)      (649)
Other income (expense)......................................       (40)         --               --           (40)
Income taxes................................................        --          --               --            --
                                                               -------         ---            -----       -------
Net income(loss)............................................    (6,950)         78            5,972          (900)
Series A Convertible Preferred Stock dividend requirement...      (151)         --               --          (151)
                                                               -------         ---            -----       -------
Net income (loss) applicable to Common Stock................    (7,101)      $  78          $ 5,972       $(1,051)
                                                               =======         ===            =====       =======
Net loss per common share(4)................................  $  (3.24)                                   $ (0.48)
                                                               =======                                    =======
Weighted average number of common shares used in calculating
  net loss per share of Common Stock(4).....................     2,191                                      2,191


         See accompanying Notes to Unaudited Pro Forma Financial Data.

                          YEAR ENDED DECEMBER 31, 1995


                                                                              PRACTICE-    PRO FORMA    PRO FORMA
                                                      MEDIRISK   FORMATIONS     MATCH     ADJUSTMENTS    RESULTS
                                                      --------   ----------   ---------   -----------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.............................................   $3,655      $1,566      $ 3,963      $    --      $ 9,184
Salaries, wages and benefits........................    2,578         707        1,658           --        4,943
Other operating expenses............................      956         711        1,498           --        3,165
Depreciation and amortization.......................      193          52          143          262(1)       650
                                                                                                 62(5)        62
Acquired in-process research and development
  costs.............................................       --          --           --           --           --
                                                       ------      ------       ------        -----         ----
Operating income (loss).............................      (72)         96          664         (324)         364
Interest income (expense), net......................      (66)        (13)         (19)        (800)(3)     (898)
Income taxes........................................       --          --           --           --           --
                                                       ------      ------       ------        -----         ----
Net income (loss)...................................     (138)         83          645       (1,124)        (534)
Accretion of Series A Convertible Preferred Stock...      (92)         --           --           --          (92)
Series A Convertible Preferred Stock dividend
  requirements......................................     (202)         --           --           --         (202)
                                                       ------      ------       ------        -----         ----
Net income (loss) applicable to common stock........   $ (432)     $   83      $   645      $(1,124)     $  (828)
                                                       ======      ======       ======        =====         ====
Net loss per common share(4)........................   $(0.20)                                           $ (0.37)
                                                       ======                                               ====
Weighted average number of common shares used in
  calculating net loss per share of Common
  Stock(4)..........................................    2,212                                              2,212


                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

     (1) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the purchase price for the PracticeMatch acquisition, as if the transaction was effective as of January 1, 1995. These intangible assets and their lives are as follows:

    Technological know-how..........................................  $  350,000    5 years
    Goodwill........................................................  $2,887,000   15 years

     (2) Reflects the reversal of the nonrecurring acquired in-process research and development costs, $1,040,000 for Formations and $5,140,000 for PracticeMatch, respectively.

     (3) Reflects the interest expense related to the Acquisition Notes and Senior Subordinated Notes issued in connection with the PracticeMatch acquisition.

     (4) Net loss per share of Common Stock has been computed on the basis described in Note 1 of Notes to Consolidated Financial Statements of the Company.

     (5) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the purchase price for the Formations acquisition. These intangible assets and their lives are as follows:

    Technological know-how...........................................  $170,000    5 years
    Goodwill.........................................................  $422,000   15 years

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the information contained in the Consolidated Financial Statements, including the related Notes.


OVERVIEW

     Medirisk is a leading provider of proprietary databases and related decision-support software and analytical services to the health care industry. The Company's health care information products and services consist of financial products, clinical performance products and physician database products. Prior to 1996, the Company provided only financial products consisting of comprehensive, objective physician-related information regarding medical fees and health care utilization patterns to both payers and providers.

     In 1996, the Company undertook an acquisition strategy to expand its product offerings. The Company acquired Formations and PracticeMatch in January and March 1996, respectively. Formations offers clinical performance products that allow customers to measure treatment outcomes across a range of care within a variety of medical specialties. PracticeMatch offers physician database products to assist customers in cost-effective in-house physician recruiting. As a result of these acquisitions, the Company's historical financial statements are not representative of financial results to be expected for future periods. See "Unaudited Pro Forma Financial Data" and Note 2 of Notes to Consolidated Financial Statements of the Company.


     In connection with the Company's 1996 acquisitions, the Company acquired intangible assets which are being amortized over various useful lives. The amortization periods are based on, among other things, the nature of the products and markets, the competitive position of the acquired companies and the adaptability to changing market conditions of the acquired companies. The Company recorded amortization expense for the nine months ended September 30, 1996 relative to intangible assets of $189,000. Giving pro forma effect to these acquisitions as if they had occurred at January 1, 1995 amortization expenses relating to these intangibles would have been $324,000 and $243,000 for 1995 and the nine months ended September 30, 1996, respectively.



     Also in connection with these acquisitions, the Company recorded nonrecurring charges related to in-process research and development costs of $1.0 million for Formations and $5.1 million for PracticeMatch. The amount of each of these nonrecurring charges was equal to the estimated current fair value, based on the adjusted cash flows (discounted by a risk adjusted weighted average cost of capital of 19% for Formations and 20% for PracticeMatch), of specifically identified technologies for which technological feasibility had not yet been established pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and for which future alternative uses did not exist. Similar charges could result in the future as a result of acquisitions accounted for as purchases.



     Medirisk's products are licensed pursuant to single-year and multi-year agreements. Revenue from licenses of financial products is recognized upon the delivery of the data and, in the case of multi-year agreements, on the anniversary of the date of delivery. Revenue from licenses of clinical performance products is recognized over the life of the contract as services are performed. Revenue from licenses of physician database products is recognized ratably over the life of the customer contract. Customer service revenue for all product sets is recognized ratably over the term of the service contract. All other revenue, including training, consulting fees and other miscellaneous services, is recognized upon the performance of the applicable services. Because a higher proportion of financial products historically have been licensed in the second half of the year, the Company may experience sequentially higher revenues in the third and fourth calendar quarters and, consequently, sequentially lower revenues in the first calendar quarter.



     The Company's revenue is composed of both recurring revenue from the Company's current customer base as well as revenue from new customers. The Company defines its recurring revenue percentage with respect to any particular period as the quotient, expressed as a percentage, of (i) revenue recognized during such period from a sale of a product to a customer who purchased a similar product in the prior period, divided by (ii) the Company's total revenue in the prior period. In determining its recurring revenue percentage, the

Company includes in its revenue the revenue of entities acquired during the period as if such acquisitions had occurred at the beginning of the prior period. The Company does not include revenue in its recurring revenue percentage to the extent that such revenue exceeds total revenue in the prior period. The Company's recurring revenue percentage for the years ended December 31, 1994 and 1995 was approximately 73% and 71%, respectively, and was approximately 72% for the nine months ended September 30, 1996.



     In addition to acquisitions, the Company seeks to expand its product offerings through internal product development. The Company has historically expensed internal development costs; however, based on the Company's current development plans, the Company anticipates capitalizing future internal product development costs incurred after technological feasibility has been established and prior to general product release. PracticeMatch has historically capitalized software development costs, and capitalized development costs for PracticeMatch totaled $74,000, net of accumulated amortization, at September 30, 1996.



     As a result of the application of a portion of the net proceeds of the Offering to repay indebtedness, the Company will incur a one-time, noncash charge of $582,000 with respect to accelerated amortization of original issue discount on the Senior Subordinated Notes and of related deferred financing costs, which charge will be recorded in the period in which the Offering is completed.


RESULTS OF OPERATIONS

     The following table sets forth, for the fiscal periods indicated, certain items from the statements of operations of the Company expressed as a percentage of revenue:


                                                                               NINE MONTHS
                                                          YEAR ENDED              ENDED
                                                         DECEMBER 31,         SEPTEMBER 30,
                                                      -------------------     --------------
                                                      1993    1994    1995    1995      1996
                                                      ---     ---     ---     ---       ----
    STATEMENTS OF OPERATIONS:
    Revenue.........................................  100%    100%    100%    100%       100%
    Salaries, wages and benefits....................   68      65      71      77         70
    Other operating expenses........................   21      25      26      28         25
    Depreciation and amortization...................    3       5       5       6          8
    Acquired in-process research and development
      costs.........................................   --      --      --      --         99
                                                      ---     ---     ---     ---       ----
    Operating income (loss).........................    8       5      (2)    (11)      (102)
    Interest income (expense), net..................   (2)     (2)     (2)     (2)        (8)
    Other income (expense)..........................    1      --      --      --         (1)
    Income taxes....................................   --      --      --      --         --
                                                      ---     ---     ---     ---       ----
    Net income (loss)...............................    7%      3%     (4)%   (13)%     (111)%
                                                      ===     ===     ===     ===       ====



NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995



     Revenue. Revenue for the first nine months of 1996 was $6.3 million, an increase of $3.8 million or 155% over the first nine months of 1995. The increase was primarily attributable to the acquisitions of Formations and PracticeMatch, effective in January and March 1996, respectively. Revenue recognized by these acquired companies represented approximately $3.5 million, or 93% of the total increase. The Company's revenue without the impact of the revenue from the acquired companies increased 11% for the first nine months of 1996 over the same period in 1995 as a result of a combination of factors, including increases in the volume of financial products licensed and revenue attributable to an increase in the Company's sales and marketing personnel. The volume increase was principally attributable to licenses to new and existing customers as a result of product enhancements and extensions.



     Salaries, wages and benefits. Salaries, wages and benefits for the first nine months of 1996 were $4.4 million, an increase of $2.5 million or 133% over the first nine months of 1995. This increase was primarily the result of the acquisitions of Formations and PracticeMatch and, to a lesser extent, growth in the Company's financial products revenue. Salaries, wages and benefits decreased as a percentage of revenue during the nine months ended September 30, 1996 to 70% as compared to 77% for the same period in 1995. This decrease resulted primarily from leveraging the Company's existing administrative, sales and marketing personnel as revenue increased through both acquisitions and internal growth. Salaries, wages and benefits as a percentage of revenue were also favorably impacted by the less seasonal nature of the revenue of PracticeMatch and Formations. Financial product revenue has typically been higher in the third and fourth quarters; consequently, salaries, wages and benefits historically have been higher as a percentage of revenue during the first and second quarters. Quarterly revenue for the acquired companies has not been as seasonal. As a result, inclusion of these entities in the Company's results of operations resulted in a decrease in salary, wage and benefit expenses as a percentage of revenue in the 1996 period as compared to the 1995 period and, the Company believes, should moderate seasonality in future periods.



     Other operating expenses. Other operating expenses for the first nine months of 1996 were $1.6 million, an increase of $885,000 or 127% over the first nine months of 1995, principally as a result of the acquisition of Formations and PracticeMatch. Other operating expenses decreased to 25% of revenue in the first nine months of 1996 as compared to 28% for the same period in 1995. This decrease was principally the result of the changes in seasonality in revenue described above.



     Depreciation and amortization. Depreciation and amortization for the first nine months of 1996 was $529,000, an increase of $385,000 or 269% over the first nine months of 1995. This increase resulted from the two 1996 acquisitions. As a percentage of revenue, depreciation and amortization for each of the nine-month periods ended September 30, 1996 and 1995 was 8% and 6%, respectively.



     Acquired in-process research and development costs. As discussed above, in connection with the acquisition of Formations and PracticeMatch the Company acquired the ongoing research and development activities of each entity. At the effective date of each acquisition the Company recorded nonrecurring charges resulting from expensing acquired in-process research and development costs. These charges totaled $6.2 million, or 99% of revenue, in the nine months ended September 30, 1996.



     Net interest expense. Net interest expense for the first nine months of 1996 was $482,000, an increase of $438,000 or 989% over the first nine months of 1995. The increase was a result of interest due on the Senior Subordinated Notes issued during 1996 to finance the acquisition of PracticeMatch as well as the interest expense on the Acquisition Notes issued to the sellers of PracticeMatch.



  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994



     Revenue. Revenue in 1995 was $3.7 million, an increase of $761,000 or 26% over 1994. This increase in revenue was attributable to increased licenses of financial products to both new and existing customers.



     Salaries, wages and benefits. Salaries, wages and benefits in 1995 were $2.6 million, an increase of $685,000 or 36% over 1994. Salaries, wages and benefits increased to 71% of revenue in 1995, compared to 65% in 1994. These increases were primarily related to the addition of sales and marketing personnel.



     Other operating expenses. Other operating expenses in 1995 were $1.0 million, an increase of $226,000 or 31% over 1994. The increase in other operating expenses was attributable to non-salary expenses associated with the expansion of the Company's sales and marketing organization. Other operating expenses were 26% of revenue in 1995, compared to 25% in 1994. The increase was primarily related to higher costs associated with growth in the administrative, sales and marketing infrastructure of the Company.



     Depreciation and amortization. Depreciation and amortization expenses in 1995 were $193,000, an increase of $50,000 or 35% over 1994. This increase was primarily attributable to the impact of a full year of depreciation of capital expenditures associated with facilities expansion during 1994. Depreciation and amortization expenses were 5% of revenue in 1995 and 1994.



  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993



     Revenue. Revenue for 1994 was $2.9 million, an increase of $447,000 or 18% over 1993. The increase in revenue was attributable to improved sales performance and the introduction of new products.

     Salaries, wages and benefits. Salaries, wages and benefits in 1994 were $1.9 million, an increase of $218,000 or 13% over 1993. This increase was primarily related to growth in the number of employees. As a percentage of revenue, salaries, wages and benefits decreased from 68% in 1993 to 65% in 1994 as a result of leveraging the Company's existing administrative and sales and marketing infrastructure.



     Other operating expenses. Other operating expenses in 1994 were $731,000, an increase of $223,000 or 44% over 1993. Other operating expenses increased to 25% of revenue in 1994 from 21% in 1993. These increases were due to costs associated with the relocation and expansion of the corporate offices.



     Depreciation and amortization. Depreciation and amortization expenses in 1994 were $143,000, an increase of $68,000 or 91% over 1993. Depreciation and amortization expense increased to 5% in 1994 from 3% of revenue in 1993.



QUARTERLY RESULTS OF OPERATIONS



     The following table sets forth certain unaudited quarterly financial data for 1994, 1995 and the first three quarters of 1996. In the opinion of the Company's management this unaudited information has been prepared on the same basis as the audited information and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period:


                                      1994 QUARTER ENDED                       1995 QUARTER ENDED
                            --------------------------------------   --------------------------------------
STATEMENTS OF OPERATIONS:   MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31
-------------------------   -------   -------   --------   -------   -------   -------   --------   -------
                                                            (IN THOUSANDS)
Revenue..................   $  487    $  780    $   794    $  833    $  470    $  686    $ 1,294    $ 1,205
Salaries, wages and
  benefits...............      417       473        485       518       563       622        701        692
Other operating
  expenses...............      124       211        180       216       226       270        204        256
Depreciation and
  amortization...........       22        38         42        41        42        47         54         50
Acquired in-process
  research and
  development costs......       --        --         --        --        --        --         --         --
                              ----      ----       ----      ----     -----     -----     ------     ------
  Operating income
    (loss)...............      (76)       58         87        58      (361)     (253)       335        207
Interest income
  (expense),
  net....................       (8)      (23)       (17)       (6)      (14)      (13)       (17)       (22)
Other income (expense)...       --        --         --        --        --        --         --         --
Income taxes.............       --        --         --        --        --        --         --         --
                              ----      ----       ----      ----     -----     -----     ------     ------
  Net income (loss)......   $  (84)   $   35    $    70    $   52    $ (375)   $ (266)   $   318    $   185
                              ====      ====       ====      ====     =====     =====     ======     ======

                                 1996 QUARTER ENDED
                            ----------------------------
STATEMENTS OF OPERATIONS:   MAR. 31   JUNE 30   SEPT. 30
-------------------------   -------   -------   --------

Revenue..................   $ 1,577   $2,297    $ 2,380
Salaries, wages and
  benefits...............     1,121    1,637      1,630
Other operating
  expenses...............       356      650        579
Depreciation and
  amortization...........        93      217        219
Acquired in-process
  research and
  development costs......     6,180       --         --
                            -------   ------     ------
  Operating income
    (loss)...............    (6,173)    (207)       (48)
Interest income
  (expense),
  net....................       (52)    (214)      (216)
Other income (expense)...        --      (37)        (3)
Income taxes.............        --       --         --
                            -------   ------     ------
  Net income (loss)......   $(6,225)  $ (458)   $  (267)
                            =======   ======     ======



     The Company's quarterly revenues and operating results have varied significantly in the past. Quarterly results have fluctuated as a result of a variety of factors, including: the Company's sales cycle; staffing changes in the Company's sales and marketing organization; changes in the Company's resources; demand for the Company's products; the timing of significant new customer contracts; the nonrenewal of significant customer contracts; the timing of acquisitions; competitive conditions in the industry; changes in customer budgets; and general economic factors. Furthermore, the Company has experienced a seasonal pattern in its operating results, with a greater proportion of the Company's revenue and operating profitability occurring in the second half of the year. The Company attributes this seasonality to a combination of factors including budgeting and other factors affecting the health care industry generally, the compounding effect of historical renewal schedules (which typically result in greater license renewals in the third and fourth quarters) and internal staffing and growth issues. The Company believes its financial products are more seasonal than its other products and expects the addition of new products, including those from the acquisitions of Formations and PracticeMatch, to moderate, but not end, this seasonal effect.



     A significant portion of the Company's expenses are relatively fixed, and the amount and timing of increases in such expenses are based in large part on the Company's expectations concerning future revenue. If revenues are below expectations in any given quarter, the adverse effect may be magnified by the Company's inability to adjust spending quickly enough to compensate for the revenue shortfall. Accordingly, even a small variation from expected revenue could have a material adverse effect on the Company's results of operations for a given quarter.


INCOME TAXES


     The Company has not recorded any income tax expense or benefit during 1993, 1994, 1995 or the first nine months of 1995 or 1996 due to operating losses or the utilization of net operating loss carryforwards to offset taxable income. At September 30, 1996, the Company had net operating loss carryforwards of approximately $1.3 million for federal income tax purposes. The net operating loss carryforwards expire beginning in 2006 through 2011. The total gross deferred tax asset was approximately $3.0 million as of September 30, 1996 and has been reduced to zero by a valuation allowance.



     Deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Applying the provisions of SFAS 109 to the Company, particularly considering the Company's history of net losses, the Company was unable to support a conclusion consistent with SFAS 109 that it is more likely than not that it will generate future taxable income during the loss carryforward periods; therefore, the Company has provided a full valuation allowance against its net deferred tax assets. In determining that a valuation allowance was required, management primarily considered such factors as the Company's history of operating losses and expected near-term future losses and earnings, the nature of the Company's deferred tax assets, the absence of significant excess of appreciated asset value over the tax basis of the Company's net assets, the absence of taxable income in prior carryback years and the potential for deferred tax assets resulting from future business acquisitions. Although management's operating plans assume taxable and operating income in future periods, historical performance has produced an accumulated deficit of $9.5 million at September 30, 1996. Consequently, the Company has provided a full valuation allowance against its net deferred tax assets until such time as the Company produces sufficient taxable and operating income to support a lower valuation allowance.



     The amount of the Company's net operating loss carryforwards may be limited if the Company has an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended. See Note 7 of Notes to Consolidated Financial Statements of the Company. Changes in share ownership of the Company as a result of, or arising after, the Offering, such as the exercise of registration rights and subsequent sales of Common Stock, will likely cause an "ownership change" to occur. If an ownership change occurs, the Company's net operating loss carryforwards, which currently may be used to offset taxable income without limitation, will become subject to limitation. The amount of any such limitation would depend on numerous factors, some of which are not determinable at this time.



LIQUIDITY AND CAPITAL RESOURCES



     In January 1996 the Company and HPSC entered into the Securities Purchase Agreement. Under that agreement, HPSC purchased 280,623 shares of Series B Convertible Preferred Stock for $2.0 million and agreed to purchase up to $10.0 million in original principal amount of the Senior Subordinated Notes. In connection with the issuance of the Senior Subordinated Notes, the Company agreed to issue warrants to purchase up to 432,101 shares of Common Stock. In March 1996, the Company issued $6.9 million in original principal amount of the Senior Subordinated Notes to HPSC and warrants to purchase 298,150 shares of Common Stock. The Company used $1.5 million of the proceeds from the sale of Series B Convertible Preferred Stock to complete the acquisition of Formations. Medirisk used approximately $5.4 million of the proceeds from the issuance of the Senior Subordinated Notes to complete the acquisition of PracticeMatch. In addition, in connection with the PracticeMatch acquisition, the Company issued the Acquisition Notes to the sellers in an aggregate amount of $1.1 million. Under the terms of the Acquisition Notes, the Company must maintain at least $1.1 million in borrowing capacity under the Securities Purchase Agreement until the Acquisition Notes are repaid in full. In addition, the terms of the Bridge Loan require the Company to maintain at least $850,000 of borrowing capacity under the Securities Purchase Agreement until the Bridge

Loan is repaid in full. Upon completion of the Offering and repayment of the Senior Subordinated Notes, HPSC's obligation to purchase additional Senior Subordinated Notes will terminate.



     For the years ended December 31, 1993, 1994 and 1995 the Company generated cash flow from operations of $157,000, $51,000 and $15,000 respectively. For the nine months ended September 30, 1995 and 1996, cash flow used in operations totaled $64,000 and $606,000, respectively. These amounts primarily represent net income (loss) adjusted for the noncash charges of depreciation and amortization, and, in 1996, write off of in progress research and development costs, partially offset by changes in working capital.



     Net cash used in investing activities during the foregoing periods consisted predominantly of $6.9 million used in the nine months ended September 30, 1996 to fund the acquisitions of Formations and PracticeMatch.



     Net cash provided by (used in) financing activities during the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, was $212,000, $(192,000), $(140,000), $(102,000) and $8.1 million, respectively. The net cash provided by financing activities during 1993 consisted primarily of the proceeds of the issuance of notes payable, partially offset by payments on long-term debt and obligations under capital leases. The net cash used in financing activities during the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 consisted principally of payments on long-term debt and obligations under capital leases and, in 1994, a repurchase of Common Stock, offset in part, in 1994, by the proceeds from the issuance of a promissory note. The net cash provided by financing activities for the nine months ended September 30, 1996 resulted from the HPSC financing, offset in part by payments on long-term debt and obligations under capital leases and stock and debt issuance costs.



     For the years ended December 31, 1993, 1994 and 1995, the Company acquired fixed assets of $158,000, $217,000 and $192,000, respectively. For the nine month periods ended September 30, 1995 and 1996, the Company acquired fixed assets of $192,000 and $295,000, respectively. These assets were almost completely financed through capital leases. Outstanding obligations under capital leases for the same periods were $163,000, $288,000 and $324,000, $373,000 and $338,000, respectively.



     The Company's cash flow from operations has generally been sufficient to fund liquidity needs of the Company other than acquisitions and new product development. The Company has indebtedness of $355,000 outstanding under the Bridge Loan as of December 20, 1996. The remainder of the Bridge Loan is available for general corporate purposes. The net proceeds of the Offering will be used to repay certain senior subordinated notes and certain notes issued in connection with the Company's acquisition of PracticeMatch, to pay accrued and unpaid dividends on the Company's Series A and Series B Preferred Stock and to repay the Bridge Loan. The Company intends to use the balance of the net proceeds of the Offering for working capital and general corporate purposes including potential acquisitions of health care information businesses and development of additional products. See "Use of Proceeds."



     NationsBank and the Company have entered into a commitment letter regarding the establishment of a $10.0 million revolving credit facility upon the closing of the Offering. The NationsBank Revolver will be secured by substantially all of the Company's assets. The commitment letter contemplates the establishment of the NationsBank Revolver under which the Company may, subject to customary terms, conditions and covenants, borrow up to $10.0 million to fund working capital needs as well as new product development and acquisitions. The commitment letter provides that the NationsBank Revolver will bear interest at varying rates based on LIBOR and NationsBank's prime rate and will mature two years after closing of the establishment of the NationsBank revolver. While the Company and NationsBank have executed the commitment letter, the establishment of the NationsBank Revolver is subject to a number of conditions, including the closing of the Offering, negotiation and execution of acceptable documentation and further due diligence by NationsBank. As a result, no assurances can be given that the NationsBank Revolver will be established, and, if established, what the terms of the facility will be.



     After the application of the net proceeds from the Offering, the Company believes that the remaining proceeds, borrowings under the NationsBank Revolver and cash generated from operations will be sufficient to meet the capital expenditure and working capital needs for the Company's operations for the next 12 months. The Company's future liquidity and cash requirements will depend on a wide range of factors, including development costs associated with new products, enhancements of existing products and acquisitions. Although the Company has no present commitments or agreements regarding acquisitions, the Company's strategy is to acquire additional complementary products and businesses. If the proceeds of the Offering, borrowings under the NationsBank Revolver and cash flow from operations are not sufficient to fund such acquisitions, the Company will be required to seek additional financing, and there can be no assurance that such financing will be available in amounts and at terms acceptable to the Company.


EFFECTS OF INFLATION

     Management does not believe that inflation has had a material impact on results of operations for the periods presented. Substantial increases in costs, particularly the cost of labor for product development, marketing and sales, could have an adverse impact on the Company and the health care information industry.

                                    BUSINESS

     Medirisk is a leading provider of proprietary databases and related decision-support software and analytical services to the health care industry. The Company's products and services enable payers and providers to make objective comparisons of the financial costs and clinical outcomes of physician-mediated services to customer-specific and industry benchmarks and to access information concerning specific physicians. These capabilities assist payers and providers in pricing managed care contracts, evaluating physician fee schedules and utilization of physician-mediated services, comparing provider outcomes and performance, and recruiting physicians. Medirisk actively sells its products to over 750 major customers, including leading health plans, insurers, hospitals and larger physician groups, as well as to more than 700 smaller customers, including single-specialty physician groups. The Company believes it is the leading provider of clinical and financial databases comprised of physician-oriented content.

     Medirisk's health care information products and services consist of financial products, clinical performance products and physician database products. The Company's financial products enable customers to compare, by procedure and geographic location, data concerning the cost and utilization of health care services and to analyze trends in these data. The Company's clinical performance products allow customers to measure clinical outcomes across a range of care within a variety of medical specialties. The Company's physician database aids customers in conducting cost-effective in-house physician recruiting.

     Medirisk built its core databases by collecting, standardizing and normalizing more than three billion health care transaction records. Medirisk's databases include records submitted by the Company's customers under its ongoing data collection plan and the results of regular proprietary surveys of managed care plans and other payers. The Company believes that the long-standing relationships under which it collects these data and the data interpretation methodologies used by the Company represent significant competitive advantages.

INDUSTRY BACKGROUND

     The U.S. health care industry has grown dramatically in recent years. According to the Health Care Financing Administration ("HCFA"), health care expenditures have increased from less than $250 billion, or approximately 9% of the gross domestic product, in 1980 to almost $1.0 trillion, or approximately 14% of the gross domestic product, in 1994. Payers are responding to escalating costs by seeking to transfer the financial risk associated with the delivery of health care to providers under capitated or other managed care arrangements. As managed care arrangements become increasingly prevalent, both payers and providers are under intense pressure to deliver health care at the lowest total cost while ensuring quality results for their patients. To achieve this goal, payers and providers must understand likely procedure utilization rates and the competitive costs of health care services. In addition, the Company believes that the ongoing development of managed care has increased the number of physicians willing to change their practice affiliations and the demand for primary care physicians. The Company believes that as a result of these factors, payers and providers must understand how clinical outcomes affect total cost and patient satisfaction levels, must evaluate means to achieve the most desirable outcomes, and must conduct physician recruiting based on detailed criteria, all on a cost-effective basis.

     Traditional health care information systems, which have been designed to capture only information concerning procedures performed and to generate bills, have focused on the administrative aspects of health care. The Company believes that there is a growing awareness that most health care costs are related to the clinical (rather than administrative) aspects of the delivery of care, which has resulted in a growing demand for databases incorporating clinical knowledge, and that this demand is likely to intensify as managed care techniques become more sophisticated. While some payers and providers have recently adopted new information systems that allow them to capture cost, utilization and clinical outcomes data regarding their own businesses, they generally have not been able to use the data collected effectively. In order for payers and providers to gain perspective on the marketplace and to analyze effectively managed care and other arrangements, the Company believes that they must have access to benchmark data against which they can compare the data they have collected regarding their own businesses, as well as information relating to statistical differences in health care costs among urban, suburban and rural markets. Furthermore, while broad, public-sector information was formerly the only information practicably available, payers and providers are increasingly seeking a more complete, region-specific picture of the health care market, which requires access to both private- and public-sector benchmark data.

BUSINESS STRATEGY


     Medirisk's objective is to enhance its position as a leading provider of proprietary databases and related decision-support software and analytical services to payers, providers and other health care industry participants. To attain this objective, Medirisk seeks to:



          Leverage its Existing Customer Base. Medirisk believes that increasing demand for health care information, coupled with its broad customer base, provides a substantial opportunity for internal growth. The Company has long-standing relationships with customers, and Medirisk believes it has developed a reputation for providing objective clinical and financial information products. The Company intends to leverage these relationships by: (i) selling higher value products within the same product line to existing customers; (ii) cross selling additional products and services across product lines to existing customers; and (iii) increasing product sales to existing customers through sales to other operating units, departments or divisions of existing customers.



          Emphasize Recurring Revenue. Medirisk seeks to maximize recurring revenues by emphasizing multi-year contracts and contract renewals. Substantially all of Medirisk's revenues are generated by the licensing of products on an annual or multi-year basis. The Company believes that its high rate of recurring revenue results principally from significant revenue enhancements, or cost savings, derived by Medirisk's customers when they use the Company's products, as well as from the ongoing need for current information resulting from the continuing evolution of the health care industry.



          Develop New Products. Medirisk actively develops new products and enhances existing offerings. In recent years, the Company has introduced numerous new products and product extensions and enhancements, and intends to introduce several new products and product extensions and enhancements during 1997. Ultimately, the Company intends to cross-correlate its existing and future databases. Medirisk believes that by linking its financial, clinical performance and physician database products, cost and quality can be evaluated together with outcomes for specific physicians, thus permitting true management of care by allowing customers to compare the financial costs and expected outcomes of competing treatment regimens or providers.



          Acquire Complementary Products and Businesses. Medirisk intends to acquire additional companies, product lines, databases and other resources to expand into related areas and to increase market share within the Company's existing product lines. Medirisk believes that acquisitions of new products and customer bases provide additional cross-selling opportunities and can lead to the development of new products based on cross-correlation of existing and acquired products. In the first quarter of 1996, the Company completed the acquisition of two companies with complementary databases and products: Formations, which develops and markets outcomes measurement databases and software applications, and PracticeMatch, which develops and licenses a database of physician-related information.


MEDIRISK PRODUCTS AND SERVICES

     Medirisk provides a variety of products and services designed to enable its customers to measure and assess the financial and clinical performance of health care services. At the core of the Company's products and services are several proprietary databases. These databases include information on (i) reimbursement and utilization rates for over 7,400 physician-mediated medical procedures; (ii) clinical outcomes in six medical specialty areas; and (iii) physician recruiting information regarding over 88,000 physicians. The Company also provides decision-support software that enhances the utility of its databases and analytical services. Customers can license the specific information they need based on variables such as geographic region, medical specialty, clinical procedure or timeframe.

     In designing its products and services, Medirisk emphasizes quality and ease of use. Medirisk uses proprietary data engineering methodologies to standardize and interpret data to ensure that its products are as comprehensive, accurate and current as possible. The detailed nature of the Company's databases provides precise data that customers can use to address their specific decision-making needs and offers Medirisk's customers competitive advantages. For example, Medirisk's financial database includes information concerning over 7,400 medical procedures in 287 distinct geographic market areas. The Company believes that the resulting detail regarding statistical differences between health care costs in urban, suburban and rural markets is important to its customers due to the local nature of health care delivery and the corresponding impact on costs and reimbursement rates.

     Furthermore, Medirisk's data engineering methodologies are designed to ensure that its databases are free of bias. The resulting objectivity of Medirisk's benchmark data allows the Company to market its products to both payers and providers and improves the credibility of the databases as benchmarking tools.

     In addition, Medirisk's databases are regularly updated to reflect changes in the industry and take into consideration secondary factors, such as co-morbidity, case mix and demographics. These attributes permit customers to compare their financial and clinical performance to industry or customer-specific benchmarks contained in the Company's databases with specificity and precision. Because Medirisk's information products typically have frequent new releases, the Company can perform trend analyses of the data over time. Further, while Medirisk's databases include public-sector data, they focus primarily on private-sector data derived from transaction data and clinical records contributed by Medirisk's customers and obtained from other sources. These private- and public-sector data are not commingled, thus permitting more precise benchmarking of data relevant to the private health care marketplace. Medirisk obtains data through contractual contribution programs with its customers, as well as through the Company's regular surveys of more than 1,200 managed care organizations. The Company believes that private-sector data is more useful for payers' and providers' comparison purposes than public-sector data and that Medirisk's comprehensive compilation of private-sector data represents a competitive advantage for the Company.


     Medirisk has developed its databases and decision-support software for ease of use. All of the Company's decision-support software, with the exception of PracticeTrack, is Microsoft Windows-based and is compatible with a variety of hardware and software applications. The Company is currently in the process of migrating PracticeTrack to a Windows-based platform. The Company's databases can be imported into standard software programs including Microsoft Excel, Lotus 1-2-3, FoxPro, Quattro Pro, Dbase and others, and can be imported and exported to separate decision-support and practice administration programs provided by companies such as HBO & Company and Medic Computer Systems, Inc.

     Medirisk's products and services fall into three broad categories: financial products, clinical performance products and physician database products. The following table outlines Medirisk's products and services by category and the related customer applications:


       MEDIRISK'S
      INFORMATION                                     CLINICAL PERFORMANCE       PHYSICIAN DATABASE
        PRODUCTS             FINANCIAL PRODUCTS             PRODUCTS                  PRODUCTS
Benchmark                 Physician Fee             Clinical Outcomes         Physician Database(1)
Databases                 Database(SM)                Database(1)
                          Procedure Utilization
                            Database(SM)
Decision -                Capitation Manager(TM)    Standardized Treatment    PracticeMatch(TM)
Support Tools             Fee Manager(TM)           Scales                    PracticeTrack(SM)
                                                    Formations(SM) Clinical
                                                    Outcomes Systems
Services                  Decision Support          Clinical Analytical       TeleMatch(SM)
                          Services                  Services
Customer                  Managed Care              Measure Efficiency and    Identify Physicians
Applications              Contracting               Effectiveness             Reduce Recruiting Cost
                          Market-based Pricing of   Identify Under-           Organize Recruiting
                          Procedures                Performing Facilities     Process
                          Quantify Capitation       Demonstrate Quality to
                          Risk                      Managed Care


(1) Used by the Company in the development of other clinical or physician database products; not offered on a stand-alone basis.

  Financial Products

     Medirisk's financial products provide customers with comprehensive proprietary information regarding physician fees and health care utilization patterns. The following is a description of the Company's primary financial products:

          Physician Fee Database(SM). The Physician Fee Database reports reimbursement rates for medical procedures for a variety of types of payers performed in specific geographic markets across the United States. The Physician Fee Database provides data concerning reimbursement levels that providers are accepting from managed care plans and other payers, rather than fees charged by those providers, a distinction critical to an accurate understanding of market conditions. Fee data in the Physician Fee Database are tracked by the AMA's CPT codes, which define all current medical procedures, and are segregated into 287 separate market areas (compared to 89 market areas that will be tracked by HCFA in 1997). Medirisk believes that the Physician Fee Database divides the United States into more geographic markets than most competing products, thereby allowing customers to make more precise fee decisions. A customer can license data for a specific market, state, region or the entire United States. Included in the Physician Fee Database is pricing information for (i) reasonable and customary charges; (ii) managed indemnity fees; (iii) three different managed care reimbursement levels (high, typical and low); (iv) the current-year Medicare fee schedule; (v) the current-year Medicaid fee schedule; (vi) state-mandated levels for workers' compensation claims;
     (vii) state-mandated levels for automobile personal liability claims; and
     (viii) three different national/state levels (national high fee, national average fee and state average fee). The Physician Fee Database is marketed to payers, providers and consultants to assist in evaluating pricing and reimbursement policies relative to other payers and providers in various market areas.

          Procedure Utilization Database(SM). The Procedure Utilization Database provides frequently updated utilization data for all medical procedures included in the Company's Physician Fee Database. This database can be used to model the anticipated utilization of a specific service for a certain population profile. The database is offered on a region-specific basis and can be adjusted for age and gender. The Procedure Utilization Database is marketed principally to health care providers, payers and consultants who use it to analyze expected utilization patterns when negotiating managed care arrangements.


          Capitation Manager(TM). Capitation Manager is a Windows-based decision-support application that integrates Medirisk's Physician Fee Database and Procedure Utilization Database and calculates capitation rates based on customer-provided pricing and demographic assumptions. Using Capitation Manager, the customer enters the demographic profile of a group proposed to be covered in a capitated arrangement, the services to be provided and proposed pricing for those services. Using these assumptions in combination with the Company's databases, Capitation Manager calculates the expected utilization of the services to be provided and compares the proposed capitated pricing to managed care, fee-for-service, Medicare and other fee benchmarks tracked by the Company within a specific market. Capitation Manager was introduced in 1995 and is marketed to both providers and payers to analyze capitated managed care arrangements.



          Fee Manager(TM). Fee Manager is a Windows-based decision-support software system that health care providers can use to evaluate fees, forecast revenues and appeal claims reductions. Fee Manager integrates the fee data contained in Medirisk's Physician Fee Database with three decision-support software modules. The fee-evaluation software provides an easy-to-use and objective method for reviewing and comparing providers' fees with six of the levels of fees contained in the Physician Fee Database and for evaluating managed care fee schedules. The revenue forecasting module is designed to maximize provider revenue by identifying procedures priced below market, allowing providers to project revenue by patient class and analyze the impact of fee decisions. The claims appeal software helps providers appeal patient claim reductions by utilizing Medirisk's market-based data to generate documentation that supports and substantiates the original charge.



          Decision-Support Services. The Company also provides analytical services designed to assist customers in reviewing more complex price and utilization issues. The Company works with the customer, often using standardized project formats, to address the customer's specific needs. For example, Medirisk might analyze a payer's claims and transaction data to identify areas of overpayment due to excess fees, over-utilization or billing or coding errors. In providing these analytical services, the Company uses or develops tools that have been or can be standardized for similar future projects. In addition, in providing these services, the Company can often identify opportunities to develop new products or enhance existing products.



  Clinical Performance Products



     The Company offers clinical performance products that allow customers to measure clinical outcomes across a full range of care within a variety of medical specialties. Clinical outcomes are generally defined as the change in a patient's health status as a result of therapy or care delivered by a health care professional. Clinical outcomes are measured empirically using standard health status scales that can be used to assess the patient at different stages, including prior to the delivery of therapy or care, while such care is being delivered and when treatment is terminated. Medirisk's clinical performance products consist of reports prepared from the Company's clinical outcomes database. The data included in these products are gathered by Company-certified clinicians, automated patient information systems and Medirisk's patient interview staff using standardized outcomes scales. Comparing customer data with norms derived from Medirisk's database, Medirisk prepares reports detailing customers' clinical performance based on a number of independent measures, including patient acuity, medical and functional improvement, resource utilization, length of stay/duration of treatment, cost of treatment and patient satisfaction. Medirisk's clinical performance products assist both payers and providers in (i) measuring and predicting outcomes of treatment regimens; (ii) making normalized comparisons of facilities and providers; (iii) establishing benchmarks for clinical quality improvement; (iv) developing standards for clinical practice; (v) generating analytical reports for communicating with customers and their constituents; and (vi) negotiating managed care contracts. Medirisk's clinical performance products are currently available to track clinical outcomes in the areas of rehabilitation, orthopedics, occupational health, pain management, neurological care, wound care and respiratory care. In addition, the Company is developing clinical performance products in a number of other areas, including ambulatory surgery, nutrition and infection therapy. The Company markets its clinical performance products primarily to health care providers who use them to validate the quality of their services to payers, to compare the performance of multiple facilities or providers and to improve their outcomes by standardizing treatment regimens.

  Physician Database Products

     Medirisk's physician database products enable its customers to perform cost-effective in-house physician recruiting. The Company's physician database contains detailed information on more than 88,000 physicians who are or have been candidates for a new practice affiliation and is comprised in part of physician data from the AMA's Physician MasterFile. All physician information is further validated and enhanced by personal telephone interviews with the physicians conducted by members of Medirisk's full-time staff. Current products include:


          PracticeMatch(TM). PracticeMatch is a Windows-based decision-support software system that provides in-house physician recruiters with on-line access to the Company's physician database. By clicking on a series of search criteria and selection screens, customers obtain information about physicians who satisfy specified criteria. The customer can then print or download the information to PracticeTrack for local use.


          PracticeTrack(TM). PracticeTrack is a contact-management software program that allows customers to build their own databases of physician information concerning candidates identified using PracticeMatch, to generate recruiting status reports and to track candidates and associated recruiting expenses. Users can download information from the PracticeMatch database and use the mail merge function for easy mailings to candidates.

          TeleMatch(SM). TeleMatch is an outsourcing service that allows PracticeMatch subscribers to contract with Medirisk to increase their recruiting capabilities without increasing their staff. Under a TeleMatch contract, the Company's staff uses PracticeMatch to identify candidates meeting the customer's criteria and contacts these candidates to determine their level of interest in affiliating with the TeleMatch customer. As a result, customers can improve recruiting efficiency by focusing efforts on only physicians who meet the customer's criteria and who have confirmed their interest in the practice opportunity.

  Customer Service Plans

     As a complement to its database and decision-support products, Medirisk offers customer service plans through which customers receive access to value-added services that include regular updates of their licensed databases, technical verification of data included in the databases and additional advice related to product applications. The additional cost of these customer service plans ranges from 15% to 25% of the related license fee.

DATA ACQUISITION

     The Company collects data for inclusion in its databases and related products in a variety of ways, including its data contribution program and its regular managed care surveys. Once the data are collected, Medirisk's database personnel clean and analyze the data before they are included in the Company's databases. Medirisk uses proprietary processes to validate the data submitted by standardizing, normalizing and formatting the data and then applies its database methodologies to segment the data.

     Financial Products. Medirisk began tracking negotiated physician fees in 1983 and created custom-negotiated fee schedules for its consulting clients in over 100 markets before introducing and marketing the Physician Fee Database. The data used in Medirisk's financial products have been collected through Medirisk's customer data contribution program, whereby customers provide their medical claims or other health care transaction data to the Company on a regular basis, surveys of more than 1,200 managed care organizations, purchases of certain data sets and maintenance of a customer-support database. Included in the Physician Fee Database and Procedure Utilization Database are approximately 3 billion private sector transaction records, including actual managed care transaction data and negotiated fee schedules, that Medirisk has collected and analyzed during the past three years. A transaction record is generally defined as the record of a health care procedure performed by a physician or other health care provider on a patient. To encourage customers to participate in its data contribution program, Medirisk offers customers price discounts in return for access to their raw claims data and other health care transactions records. Medirisk's managed care surveys are conducted on a regular basis, with special surveys conducted from time to time to address new issues and emerging trends.



     Clinical Performance Products. Medirisk obtains data for its clinical outcomes databases from its clinical outcomes customers and other Company-certified sources. To facilitate collection of outcomes measurements, the Company provides its customers with data-collection tools that are tailored to the customer's clinical record-keeping environment. The Company collects the data through customer submission, automated patient information systems and direct patient interviews conducted by the Company's clinical interview staff. Optical scan forms or data-collection software are used to collect data directly from the clinician in the absence of automated patient systems. To enhance the reliability and integrity of customer-submitted data, Medirisk trains and certifies clinicians affiliated with its customers in rating patients' performance and in data-collection protocols and will only include in its outcomes database data received from clinicians who are certified by Medirisk.



     Physician Database Products. The data used to generate the Company's physician database products are collected through personal telephone interviews with each physician. Unlike most alternative sources of physician recruiting data, Medirisk screens its candidates so as to include only physicians who have expressed a willingness to change their practice affiliation, thereby streamlining the recruiting efforts of the Company's customers. Medirisk employs professional interview personnel who contact physicians directly, gather the required information, record the information in the automated database and send a hard copy to each physician for verification. The Company believes that the fact that each physician profiled in the Company's database has personally verified the information and knows that he or she is tracked in the PracticeMatch database ensures the highest quality profile and offers a significant competitive advantage over unverified databases. In addition, the Company is the exclusive licensee of the AMA to share and enhance portions of the AMA's Physician MasterFile. This relationship greatly enhances the quality and availability of information about practicing physicians.



DATA DELIVERY



     The Company's financial products are delivered to customers on magnetic tapes or diskette, depending upon customer preference. The Company's clinical performance products produce reports based on customer-provided data, and such reports are delivered to customers in hard copy and on diskette. The Company's physician database products are delivered to customers via on-line access. The Company believes that there are readily available alternative sources of supply for all of the media on which its products are delivered.

CUSTOMERS


     The unbiased nature of Medirisk's databases enables the Company to market its products to both payers and providers. The Company's customers include managed care plans, insurance companies, self-insured companies, hospitals, physician practices and consultants. None of the Company's customers, other than HEALTHSOUTH, accounted for a material amount of the Company's revenues in 1995 or 1996, on a pro forma basis giving effect to the acquisition of Formations and PracticeMatch as if such transactions occurred on January 1, 1995. The Company's major customers include:



          TYPE                                         REPRESENTATIVE CUSTOMERS
Managed Care Plans (HMOs,  Oxford Health Plans                               Healthsource
  PPOs, etc.)              The Prudential Health Care System                 Aetna
                           Private Healthcare Systems (PHCS)                 Kaiser Foundation Health
                                                                             Plan, Inc.
Indemnity Insurers         Aetna Life Insurance Company                      Bankers Life & Casualty
                           John Alden Insurance Company                      Phoenix Mutual Life Insurance
                           Pioneer Life Insurance Company                    Prudential Insurance Company of
                           Blue Cross/Blue Shield Plans in 10 states         America
Integrated Delivery        Allina Health System                              Duke Health Network
  Systems/                 Quorum Health Resources                           OrNda Health Corporation
  Hospitals                University of Texas Medical Center                Adventist Health System
                           Piedmont Healthcare Organization/Promina
Physician Practices/       Medaphis                                          PhyCor
  Management Companies     Yale/New Haven Hospital Physician Corporation     Johns Hopkins University School
                           Massachusetts General Physicians' Organization    of Medicine
                           Vanderbilt University School of Medicine
Workers Compensation       Beech Street                                      Crawford & Company
  Payers                   Corporate Systems                                 State of Ohio
                           State of Rhode Island                             Commonwealth of Kentucky
                           State of Wisconsin                                District of Columbia
                           The Workers' Compensation Research Institute
Consulting Firms           Andersen Consulting                               Coopers & Lybrand LLP
                           Deloitte & Touche LLP                             Ernst & Young LLP
                           KPMG Peat Marwick LLP                             Price Waterhouse LLP
                           Hewitt, Coleman & Associates                      A. Foster Higgins
                           The Wyatt Company
Specialty Health Care      HEALTHSOUTH                                       NovaCare, Inc.
  Providers                Rehabilitation Management, Inc.                   Mariner Health
                           IntegraCare, Inc.



     The Company has standard license agreements for its database and decision-support software offerings. Customers purchase licenses to use Medirisk's data for a specified period of time, ranging from one to three years. The Company's contracts typically require payment of the current year's fee prior to shipment or installation of the product. Prices to major customers for Medirisk's current financial products fall in the range of $7,000 to $12,000 per year for a single market, $20,000 to $30,000 per year for an entire state or region, and $50,000 to $125,000 per year for a national database. Prices for Medirisk's current clinical outcomes measurement products fall in the range of $5,000 to $25,000 per facility per year, depending on the number of clinical specialties and number of patients reviewed. In addition, there are one-time charges for account set-up, user training and special report features. Prices for access to the PracticeMatch database average approximately $15,000 to $26,000 per year per site. Initial costs for user training and support are included in the first-year base license fee for PracticeMatch. Medirisk's marketing and pricing objectives are focused on generating recurring revenues from multi-year contracts and from renewing annually renewable contracts, and the Company offers price concessions for multi-year contracts.


     The Company has over 750 major customers that account for more than 90% of the Company's revenue. These major customers include leading health plans, insurers, hospitals and larger physician groups. The Company also has more than 700 smaller customers, including numerous small single-specialty physician groups and consulting practices. These customers generally have licenses generating annual license fees of less than $500 per customer.


SALES AND MARKETING


     As of December 20, 1996, Medirisk's sales and marketing department included 24 full-time employees, including 13 account executives, one sales manager and additional employees involved in market research and support and business development. Medirisk has developed a marketing model in which its business development staff (i) identifies and contacts prospective customers via telephone; (ii) works to define and understand these prospective customers' information needs to determine whether a prospective customer could benefit from one of the Company's products; and (iii) inputs this information into a market-specific prospect profile database. Medirisk's account executives then contact those potential clients that have an identified need for a Medirisk product to educate them about how Medirisk's information products and services could be used to address their specific market and competitive needs. This marketing model permits the Company's account executives to maximize the time spent addressing prospective customers' purchasing decisions while minimizing time spent with unqualified prospects.


ACQUISITIONS

     The Company believes that the health care information industry is rapidly evolving and highly fragmented, characterized by many businesses that have been created by entrepreneurs who are knowledgeable in the areas of data products and technology but which lack sophisticated marketing and sales organizations. The Company believes that many of these businesses represent acquisition opportunities that could permit the Company to integrate acquired products and technology into its operations and to leverage its sales and marketing organization further.

     Medirisk has corporate resources dedicated to identifying, analyzing and pursuing appropriate acquisition candidates. The Company is currently tracking a database of more than 300 companies, of which more than 100 currently meet Medirisk's primary acquisition criteria for product type, revenue and customer base. Four lines of business are of primary interest to the Company: (i) database products, with an emphasis on companies focused on benchmark data; (ii) software products and developers that can add value to the Company's data products or assist the Company in its data collection efforts; (iii) consulting firms focused on payer and provider effectiveness and profitability; and (iv) health care focused publications (both paper and electronic) to gain better access to a broader customer base for the marketing of lower priced data products and cross selling other products. Medirisk has also incorporated executive management depth to build the business platform necessary to enable the Company to be a consolidator in the fragmented health care information services industry. The Company believes that its existing management and infrastructure, as well as its experience in acquiring and assimilating new products and companies, will allow it to continue the acquisition of new companies, products, databases and other resources.

COMPETITION


     The Company faces intense competition in providing health care information products and services. Competitors vary in size, scope and breadth of product and service offerings. The Company competes with different competitors in each of its target markets, and certain of such competitors have substantially greater resources than those of the Company. In addition, several large horizontally integrated information services companies, including Dow Jones, Dun & Bradstreet Corporation, First Data Corporation, National Data Corporation and Thomson Publishing, have developed and are marketing information products and services to the health care industry. The Company believes that it is likely that one or more of such companies may become direct competitors of the Company either by acquiring existing competitors or by developing and marketing their own products. Many of these larger companies are engaged in the processing of health care claims and, thus, have access to substantial claims- and cost-related data from which they could build competing databases or which they could license to other competitors of the Company. The Company also competes with the internal information resources and systems of certain of its prospective and existing customers. The Company believes that the principal competitive factors in its target markets include the breadth and quality of database and applications offerings, access to proprietary data, the proprietary nature of methodologies and technical resources, price and the effectiveness of marketing and sales efforts.

PROPERTIES

     The Company's corporate headquarters occupy approximately 16,000 square feet of an office building located in Atlanta, Georgia, under a lease expiring in March 1999, with one five-year renewal term. Medirisk also leases office space in Chicago, Illinois and St. Louis, Missouri under leases expiring in December 1999 and March 1999, respectively. The Company believes that such offices are adequate for the Company's current requirements.

EMPLOYEES


     On December 20, 1996, the Company had 108 full-time employees. Of these, 19 were corporate personnel, 24 were sales and marketing personnel and 65 were involved in operations and product development. None of the Company's employees is covered by a collective bargaining agreement. The Company considers relations with its employees to be good.


LEGAL PROCEEDINGS

     The Company is involved in various claims arising in the normal course of business. In the opinion of management of the Company, although the outcomes of these claims are uncertain, in the aggregate they are not likely to have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information with respect to the executive officers, directors and director nominees of the Company.



                     NAME                        AGE                    POSITION
-----------------------------------------------  ---   -------------------------------------------
Mark A. Kaiser(1)..............................  39    Chairman of the Board, Chief Executive
                                                         Officer and President
Paul A. Rodwick................................  50    Executive Vice President and Chief
                                                         Operating Officer
Kenneth M. Goins, Jr...........................  38    Executive Vice President and Chief
                                                         Financial Officer
Susan P. Brandt................................  48    Vice President, Operations
Pamella L. Leiter..............................  42    Vice President, Product Development
Michael J. Finn(2).............................  47    Director
James K. Murray, III(1)(2).....................  34    Director
Robert P. Pinkas(1)(2).........................  42    Director
Keith O. Cowan.................................  40    Director Nominee
William M. McClatchey, M.D.....................  48    Director Nominee


---------------

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.


     Mark A. Kaiser joined the Company in 1991 and has served as Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Kaiser has been a director of the Company since 1991. Prior to being recruited to Medirisk, Mr. Kaiser's experience included senior and executive management positions in sales and marketing for health care and technology companies. Before joining Medirisk, Mr. Kaiser was Vice President of Sales and Marketing for Charter Medical Corporation, the nation's largest chain of psychiatric hospitals. Mr. Kaiser was Senior Vice President of Marketing at TelecomUSA, where he worked from the early stages of the company until its acquisition by MCI Communications Corporation. Mr. Kaiser was involved in TelecomUSA's acquisition and consolidation of more than 50 companies, and he co-managed the consolidation of the TelecomUSA customer base onto standard MCI products. Mr. Kaiser holds Bachelor of Science degrees in Computer Science and Mathematics from Furman University.



     Paul A. Rodwick has served as Executive Vice President and Chief Operating Officer since joining Medirisk in December 1996. Prior to joining the Company from 1985 until November 1996, Mr. Rodwick served in various positions with Attachmate Corporation ("Attachmate"), a manufacturer and seller of computer software and hardware products for network applications. From 1995 until November 1996, Mr. Rodwick was Executive Vice President with responsibility for several product lines as well as responsibility for Attachmate's worldwide manufacturing operations. From 1993 to 1995, Mr. Rodwick was President of Attachmate's Unisys Division, which developed, manufactured and marketed Unisys connectivity and database access products. From 1991 to 1993, Mr. Rodwick was a Senior Vice President of Attachmate with responsibility for worldwide technical support, information systems and operations (including worldwide manufacturing and materials management). Prior to 1991, Mr. Rodwick was a Vice President of Attachmate with a variety of manufacturing and management responsibilities. Prior to joining Attachmate from 1981 to 1985, Mr. Rodwick was Vice President and General Manager of the Computer Graphics Division of Chromatics, Inc. Mr. Rodwick holds a Bachelor of Science degree in Mechanical Engineering from Purdue University and a Masters of Business Administration from Loyola University.



     Kenneth M. Goins, Jr., has served as Vice President, Finance and Administration and Chief Financial Officer of the Company from joining Medirisk in April 1996 until December 1996 when he was elected Executive Vice President. Prior to joining the Company from 1995 until April 1996, Mr. Goins was Vice

President of Financial Planning and Analysis for First Data Corporation ("FDC"), a major financial information services company based in Atlanta. FDC acquired Mr. Goins' previous employer, First Financial Management Corporation ("FFMC") in October of 1995, where Mr. Goins also served as Vice President of Financial Planning and Analysis from June 1994 until the merger. During the last half of his tenure at FFMC and FDC, Mr. Goins also served as Chief Financial Officer for Unified Merchant Services, a credit card processing joint venture between First Data and NationsBank. Before joining FFMC, Mr. Goins was an officer of MicroBilt Corporation ("MBC") from 1985 until 1994. He served at various times as the Executive Vice President, Chief Financial Officer and Controller of MBC, an Atlanta-based computer software services company, from 1985 through its initial public offering and until MicroBilt was acquired by FFMC. While at MicroBilt and FFMC, Mr. Goins was involved in a number of acquisitions in the information and software industries. Prior to his employment with MBC, Mr. Goins was employed in various capacities by Colonial Life and Accident Insurance Company, based in Columbia, South Carolina. Mr. Goins holds a Bachelor of Science degree in Business Administration from the University of South Carolina and is a Licensed Certified Public Accountant.



     Susan P. Brandt has served as Vice President since joining the Company in March 1996 in connection with the Company's acquisition of PracticeMatch. Ms. Brandt was with PracticeMatch from 1990 until it was acquired by the Company. She was general manager of PracticeMatch when it was acquired by Medirisk. Prior to joining PracticeMatch, Ms. Brandt was a consultant for Cejka & Co., a St. Louis-based physician search firm. From 1981 to 1986, Ms. Brandt served as a sales representative for Wang Laboratories and for Racal-Milgo, a data communications products manufacturer.


     Pamella L. Leiter has served as a Vice President since joining the Company in January 1996 in connection with the Company's acquisition of Formations. Ms. Leiter founded Formations in 1987 and was its President until its acquisition in January 1996. Prior to founding Formations, Ms. Leiter managed The New Medico Rehabilitation at Visitors Hospital in Buchanan, Michigan, managing the conversion of a rural hospital into a head injury rehabilitation hospital from 1986 through 1987. From 1978 through 1986, Ms. Leiter served in various rehabilitation positions at Memorial Hospital of South Bend, South Bend, Indiana. Ms. Leiter holds a Bachelor of Science degree in Occupational Therapy from the University of Illinois, and a Master of Science in Administration degree from The University of Notre Dame.


     Michael J. Finn has been a Director of the Company since 1992. Mr. Finn is currently a General Partner of Brantley Venture Partners II, L.P., a venture capital firm located in Cleveland, Ohio. Prior to joining Brantley, Mr. Finn was Vice President, Equities for Sears Investment Management Co. Mr. Finn is also a director of Silvon Software, Health Care Solutions, Inc. and Pediatric Services of America, Inc. Mr. Finn has been an active investor in small businesses since 1976 and holds Bachelor of Science degree in Urban Planning and Master of Science degrees in Land Economics and Finance from Michigan State University.


     James K. Murray, III, has been a Director of the Company since January 1996. Since October 1995, Mr. Murray has been Executive Vice President and Chief Financial Officer of HealthPlan Services Corporation, a Tampa, Florida-based health care services company providing marketing, distribution, administrative and cost containment services on behalf of health care payers. Prior to joining HealthPlan Services, Mr. Murray was President and Chief Executive Officer of a federally-insured commercial bank in Hillsborough County, Florida. From 1985 to 1990, Mr. Murray was an accountant with Arthur Andersen & Co. in Atlanta, Georgia. Mr. Murray is also on the board of directors of DynaBit U.S.A., Inc., an international value added distributor of computer parts and components. Mr. Murray holds a Bachelor of Science degree in Accounting and a Master of Science degree in Finance from the University of Virginia. Mr. Murray is a Licensed Certified Public Accountant.

     Robert P. Pinkas has been a Director of the Company since 1991. Mr. Pinkas is currently a General Partner and was a founding partner of Brantley Venture Partners II, L.P., a venture capital firm located in Cleveland, Ohio. Mr. Pinkas has been a director, officer and investor in several early-stage businesses since 1981, and he currently serves as a director of Quad Systems Corporation, Gliatech, Inc., Summit Environmental Group, Inc. and Pediatric Services of America, Inc. Mr. Pinkas holds Bachelor of Arts degree in

Government and a Master of Science degree in History from Harvard University and a Juris Doctor degree from the University of Pennsylvania.


     In addition to the executive officers and directors listed above, the following persons have consented to become directors of the Company upon completion of the Offering:



     Keith O. Cowan, is Vice President -- Corporate Development for BellSouth Corporation. Mr. Cowan joined BellSouth as an executive officer in May 1996. He is responsible for managing the merger and acquisition activities of BellSouth and its operating subsidiaries, including the identification of acquisition candidates and the structuring and negotiation of transactions. Prior to joining BellSouth, Mr. Cowan was associated with Alston & Bird, a law firm based in Atlanta, Georgia, for 14 years, becoming a partner in the firm in 1990. His experience included the representation of public and private corporate clients in corporate and securities transactions. During his last five years at Alston & Bird, Mr. Cowan specialized in the health care and insurance industries. Alston & Bird is the Company's legal counsel.



     William M. McClatchey, M.D., F.A.C.P., F.A.C.R., is a physician practicing in Atlanta, Georgia, specializing in Primary Care Internal Medicine and Rheumatology. Dr. McClatchey has practiced medicine at the Piedmont Clinic since 1979. Dr. McClatchey was a member of the Board of Directors of BankSouth Corporation, N.A., and served as Chairman of its Community Development Committee. He is a member of the American College of Physicians, serving on its Committee on Medical Informatics from 1986 until 1992 and as Chairman of that committee from 1990 to 1992. Dr. McClatchey was a member of the Health Policy Advisory Committee of the Center for Strategic and International Studies in 1993 and served as Chairman of the Study Group on Preventive Health and Infrastructure in 1993. Dr. McClatchey is President and serves on the Board of Trustees of Georgia Health Decisions, Inc. a community-based not-for-profit organization working for comprehensive health care reform in Georgia. Dr. McClatchey is a member of the Georgia Coalition for Health, a 32-member group charged by Governor Zell Miller to devise a proposal to reform Georgia's Medicaid program. In addition, Dr. McClatchey is a member of the Board of Directors and Executive Committee of the Georgia Health Policy Center at Georgia State University and a member of the Information Systems Steering Committee for Promina Health System, Atlanta, Georgia.



     Under the terms of the Company's Bylaws, the members of the Board of Directors are divided into three classes, each of which serves a term of three years. Each class is to consist, as nearly as possible, of one-third of the total number of directors. The terms of Mr. Cowan and Dr. McClatchey will expire in 1997; the terms of Messrs. Finn and Murray will expire in 1998; and the terms of Messrs. Kaiser and Pinkas will expire in 1999.

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended December 31, 1995 for the Chief Executive Officer of the Company. None of the other executive officers of the Company received total annual salary and bonus in excess of $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                             NAME AND                       ---------------------------
                        PRINCIPAL POSITION                   SALARY             BONUS
        --------------------------------------------------  --------           --------
        Mark A. Kaiser....................................  $175,000           $25,000
          Chairman of the Board,
          Chief Executive Officer
          and President

                         FISCAL YEAR END OPTION VALUES


                                     NUMBER OF UNEXERCISED OPTIONS         VALUE OF UNEXERCISED
                                                  AT                      IN-THE-MONEY OPTIONS AT
                                         DECEMBER 31, 1995(#)             DECEMBER 31, 1995($)(1)
                                     -----------------------------     -----------------------------
                   NAME              EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
        ---------------------------  -----------     -------------     -----------     -------------
        Mark A. Kaiser.............     86,916           27,413          $29,659          $ 9,354


---------------


        (1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1995 ($0.64 per share as determined by the Board of Directors) and the exercise price of the Chief Executive Officer's option. In determining the fair market value of the Company's Common Stock, the Board of Directors relied on the negotiated value attributed to Common Stock in connection with the Company's acquisition of Formations.



STOCK INCENTIVE PLANS



     Medirisk Stock Incentive Plan. The Board of Directors of the Company has adopted and the stockholders of the Company have approved the Medirisk, Inc. 1996 Stock Incentive Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, awards are permitted to be granted in the form of non-qualified stock options, incentive stock options, stock appreciation rights and shares of restricted stock. In addition, the Incentive Plan provides for several types of equity-based incentive compensation awards, namely performance units, performance shares, phantom stock, unrestricted bonus stock and dividend equivalent rights.



     The Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to certain limitations set forth in the Incentive Plan. All officers and key employees of the Company and its affiliates are eligible to participate in the Incentive Plan.



     A total of 502,693 shares of Common Stock are reserved for issuance pursuant to the Incentive Plan. In the event of a Change in Control of the Company (as defined in the Incentive Plan), stock incentives will become fully vested without regard to the exercisability of the award or any other conditions or restrictions. Prior to the completion of the Offering, the Company will attempt to cause all existing outstanding options to be surrendered in exchange for options with identical terms issued under the Incentive Plan.



     Medirisk Non-Management Directors' Stock Option Plan. The Medirisk, Inc. Non-Management Directors' Stock Option Plan (the "Directors' Plan") provides for the issuance of non-qualified stock options to directors of the Company who are not employed by or otherwise affiliated with the Company ("eligible" directors). A total of 100,000 shares of Common Stock are reserved for issuance pursuant to the Directors' Plan. The effective date of the Directors' Plan (the "Effective Date") will be the effective date of the Offering.

     The Directors' Plan will be administered by a committee of at least two directors appointed by the Board. Each eligible director on the Effective Date will be granted an option as of the Effective Date to purchase a total of 10,000 shares of Common Stock. Each eligible director who is first elected or appointed to serve as a director following the Effective Date will be granted an option as of the first business day following his or her first day of service as a director to purchase 10,000 shares of Common Stock. An option granted under either of the foregoing circumstances is hereinafter referred to as an "Initial Option." Thereafter, each eligible director will be granted as of the last business day of each following fiscal year an option to purchase 5,000 shares of Common Stock (an "Annual Option"), provided that the eligible director continues to serve as director as of the last business day of that fiscal year. In addition, each eligible director will be granted, as of the date of exercise of any Initial Option or Annual Option, an option to purchase a number of shares equal to the number, if any, of the shares of Common Stock tendered in payment of the exercise price as described below, provided that the optionee is a member of the Board of Directors as of the exercise date. No options will be granted to an eligible director who is otherwise precluded from receiving a grant of Common Stock. If the remaining number of shares reserved for issuance under the Directors' Plan is insufficient to grant options for the appropriate number of shares to all eligible directors as of any grant date, then no options will be granted as of that grant date.



     The exercise price of an option will be equal to the fair market value of a share of Common Stock on the date of grant. All options granted under the Directors' Plan will become exercisable in one-third increments over three years following the date of grant, provided, however, that in the event of a director's death or disability, any such option will become exercisable immediately in full upon the later of (i) the optionee's death or disability or
(ii) six months following the date of grant.



     Messrs. Cowan, Finn, Murray and Pinkas and Dr. McClatchey will be eligible to participate in the Directors' Plan and will each receive an Initial Option to purchase 10,000 shares on the Effective Date at an exercise price equal to the initial public offering price per share of the Common Stock.


EMPLOYMENT AGREEMENTS


     Mr. Mark A. Kaiser is a party to an employment agreement dated as of May 31, 1996 with Medirisk pursuant to which he serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. The agreement is for an initial term of three years, commencing on May 31, 1996, with automatic one-year renewals thereafter, unless either party gives 60 days' advance notice of nonrenewal. The agreement provides for an initial annual base salary of $190,000, which may be increased annually at the discretion of the Compensation Committee, and an annual target bonus equal to 50% of his base salary for the applicable year, determined based upon Medirisk's performance with respect to goals established by the Compensation Committee. Mr. Kaiser is also entitled to participate in all of the Company's employee benefit plans. In addition, Mr. Kaiser was granted options to purchase up to 32,480 shares of Common Stock at $0.64 per share. The agreement provides that the Company shall grant Mr. Kaiser additional options to purchase 32,480 shares on each of the first and second anniversaries of the date of the agreement. These subsequent options will have an exercise price equal to the fair market value of the Common Stock on the date of grant. All of the options granted under the agreement vest ratably over five years from the date of grant or immediately upon the sale or other change of control involving the Company. Mr. Kaiser's agreement contains a nondisclosure covenant, as well as covenants not to divert business or employees from the Company for one year following termination. In the event Mr. Kaiser terminates his employment for good reason, as defined in the agreement (which includes a voluntary termination by Mr. Kaiser one year after a change of control involving the Company), or if Medirisk terminates his employment other than for good cause, as defined in the agreement, Mr. Kaiser shall be entitled to continue to receive his base salary and all benefits until the later of May 31, 1999, or one year from the date of termination.



     Ms. Pamella L. Leiter is a party to an employment agreement dated as of January 9, 1996 with Medirisk pursuant to which Ms. Leiter serves as a Vice President of the Company. The agreement is for a term of two years, commencing on January 9, 1996. The agreement provides for an initial annual base salary of $125,000, which salary is subject to increase by the Board of Directors based on Ms. Leiter's performance and the performance of the Company. Ms. Leiter is also entitled to participate in benefit plans Medirisk maintains for the benefit of its executive officers. Ms. Leiter's employment agreement contains (i) a confidentiality provision that prohibits disclosure of the Company's proprietary information; and (ii) a covenant not to compete which, upon Ms. Leiter's termination of employment with Medirisk for any reason, provides that Ms. Leiter shall not engage, directly or indirectly, in the Company's business in the United States for a period of two years following such termination. The agreement also contains covenants prohibiting solicitation of employees or customers for two years following termination. Ms. Leiter may terminate her employment at any time upon 30 days' written notice to the Company. In the event Ms. Leiter terminates her employment for good reason, as defined in the agreement, or if Medirisk terminates her employment other than for good cause, as defined in the agreement, Ms. Leiter shall be entitled to continue to receive her then-effective salary through January 9, 1998.



     Ms. Susan P. Brandt is a party to an employment agreement dated as of March 14, 1996 with Medirisk pursuant to which she serves as a Vice President of the Company. The agreement is for a term of three years, commencing on March 14, 1996. The agreement provides for an initial annual base salary of $96,000 and provides that Ms. Brandt will be eligible to receive a target bonus equal to $50,000 for services rendered from March 14, 1996 through December 31, 1996. The amount of the bonus will be determined based upon the performance of Medirisk through December 31, 1996. For each year thereafter during the term of the agreement, Ms. Brandt is entitled to receive an annual target bonus of $50,000 based upon the Company's achievement of certain pre-tax profit goals established by the Board of Directors. In addition, Ms. Brandt was granted options to purchase up to 32,480 shares of Common Stock of the Company at $0.64 per share. The options vest ratably over five years and expire ten years after the date of issuance. Ms. Brandt is also entitled to participate in benefit plans Medirisk maintains for the benefit of its officers. Ms. Brandt's employment agreement contains substantially the same noncompetition, nonsolicitation and nondisclosure covenants as Ms. Leiter's employment agreement. Ms. Brandt may terminate her employment at any time upon 30 days' written notice to the Company. In the event Ms. Brandt terminates her employment for good reason, as defined in the agreement, or if Medirisk terminates her employment for other than good cause, as defined in the agreement, she shall be entitled to continue to receive her then-effective salary through March 14, 1999.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     James K. Murray, III, is a member of the Compensation Committee of the Company's Board of Directors and is an Executive Vice President of HPSC. Prior to Mr. Murray's joining the Board of Directors, the Company and HPSC entered into the Securities Purchase Agreement, and the Company issued Series B Convertible Preferred Stock and Senior Subordinated Notes to HPSC during 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." At that time, the Company and HPSC entered into a Registration Rights Agreement giving HPSC certain demand and piggyback registration rights, a Shareholders' Agreement and Warrant Agreement. See "Description of Capital Stock -- Registration Rights" and " -- Designation of Directors."

                              CERTAIN TRANSACTIONS


     Mark A. Kaiser, Chairman of the Board, Chief Executive Officer and President of the Company, received a loan of $75,000 from the Company in 1994 in connection with the purchase of 116,928 shares of Common Stock at a price equal to $0.64 per share. In connection with such loan, Mr. Kaiser executed a promissory note providing for the payment of interest at the rate of 8.25% per annum. Mr. Kaiser made payments of principal and interest in 1994 and 1995, reducing the principal balance to approximately $36,000. In May 1996, as an inducement for Mr. Kaiser's execution of a new employment agreement, such remaining principal balance was forgiven by the Company. In June 1996, the Company loaned Mr. Kaiser $112,500, and Mr. Kaiser executed an unsecured promissory note providing for the payment of interest at the rate of 8.25% per annum.



     In connection with and as partial consideration for the acquisition of PracticeMatch, the Company issued a promissory note to Susan P. Brandt, Vice President, Operations of the Company, and a former shareholder of PracticeMatch in the original principal amount of $197,231 and bearing interest at the rate of 10.0% per annum. The note is unsecured. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of December 20, 1996 (giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock), and as adjusted to reflect the sale of the shares offered hereby, by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each executive officer of the Company; and (iv) all of the Company's executive officers and directors as a group. Unless otherwise indicated, the business address of each person listed below is care of Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305.



                                                                                   PERCENTAGE OWNED
                                                               SHARES         ---------------------------
                                                            BENEFICIALLY         BEFORE         AFTER
                           NAME                               OWNED(1)        THE OFFERING   THE OFFERING
----------------------------------------------------------  ------------      ------------   ------------
Brantley Venture Partners II, L.P.........................       522,745(2)        28.7%          12.1%
  20600 Chagrin Boulevard
  Suite 1150 Tower East
  Cleveland, Ohio 44122
Sears Pension Trust.......................................       522,745(2)        28.7           12.1
  c/o Chase Manhattan Bank, N.A., Trustee
  4 Chase MetroTech Center, 18th Floor
  Brooklyn, New York 11245
HealthPlan Services Corporation...........................       480,442(3)        23.8           10.6
  3501 Frontage Road
  Tampa, Florida 33607
Mark A. Kaiser............................................       289,722(4)        15.8            6.7
Paul A. Rodwick...........................................             0          *              *
Kenneth M. Goins, Jr. ....................................        32,480            1.9          *
Susan P. Brandt...........................................         3,789          *              *
Pamella L. Leiter.........................................       117,728(5)         6.8            2.8
Michael J. Finn...........................................       522,745(6)        28.7           12.1
James K. Murray, III......................................       480,442(7)        23.8           10.6
Robert P. Pinkas..........................................       522,745(6)        28.7           12.1
Laurence H. Powell........................................       314,357           17.7            7.4
  P.O. Box 501085
  Atlanta, Georgia 31150
All directors and executive officers as a group (8
  members)................................................     1,446,906           64.4           30.5


---------------

  * Less than one percent.
(1) The named stockholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2) Includes warrants to purchase 97,440 shares of Common Stock.


(3) Includes warrants to purchase 298,150 shares of Common Stock.


(4) Includes options to purchase 114,330 shares of Common Stock.


(5) Includes options to purchase 14,473 shares of Common Stock.


(6) Represents shares owned by Brantley Venture Partners II, L.P. Each of Messrs. Finn and Pinkas is a partner of a partnership which is itself a general partner of Brantley Venture Partners II, L.P. and, as such, may be deemed to share voting and investment power with respect to the shares owned by Brantley Venture Partners II, L.P. See Note 2 above.


(7) Represents shares owned by HPSC. Mr. Murray is an executive officer of HPSC and, as such, may be deemed to share voting and investment power with respect to the shares owned by HPSC. See Note 3 above.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Upon completion of the Offering, the Company's authorized capital stock will consist of 20,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). At December 20, 1996 there were (i) 3,000,000 shares of Series A Preferred Stock authorized and 1,292,359 shares of Series A Preferred Stock outstanding; (ii) 400,000 shares of Series B Preferred Stock authorized and 280,623 shares of Series B Preferred Stock outstanding; and (iii) 20,000,000 shares of Common Stock authorized and 700,199 shares outstanding. Upon completion of the Offering, all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock will be converted into shares of Common Stock, and the Series A Preferred Stock and Series B Preferred Stock will no longer be included in the authorized capital stock of the Company. All of the currently outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock are validly issued, fully paid and nonassessable under the Delaware General Corporation Law (the "DGCL").



     The following summary describes the capital stock of the Company to be authorized on completion of the Offering. This summary describes the material elements of the Company's Certificate of Incorporation as it relates to the Company's capital stock but does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation (the "Certificate") and by the provisions of applicable law, including the DGCL.


COMMON STOCK

     Dividends and Other Distributions. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock are entitled to receive dividends, when and if declared by the Board of Directors, out of the assets of the Company which are by law available therefor. In the event of dissolution of the Company, after distribution of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock are entitled to receive all of the remaining assets of the Company ratably in proportion to the number of shares of Common Stock held by them respectively.

     Voting Rights. Except as otherwise required by law or the Certificate, each holder of Common Stock votes together with all other classes and series of stock of the Company as a single class and has one vote in respect of each share of stock held by the stockholder of record on the books of the Company for the election of directors and on all matters submitted to a vote of stockholders of the Company. Holders of Common Stock do not have cumulative voting rights.

     Preemptive Rights. No holder of Common Stock has any preemptive or preferential right to purchase or subscribe for shares of Company capital stock of any class.

     Other. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock. There is no provision for redemption or conversion of Common Stock.

PREFERRED STOCK

     The Certificate provides that the Board of Directors of the Company is authorized to issue Preferred Stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Such action may be taken by the Board of Directors without shareholder approval. Under the Certificate, each share of each series of Preferred Stock is to have the same relative rights as, and be identical in all respects to, all other shares of the same series. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of Preferred Stock, among other things, could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control of the Company. There will be no shares of Preferred Stock outstanding upon completion of the Offering, and the Company has no present intention of issuing shares of its Preferred Stock.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE BYLAWS AND DELAWARE LAW


     Bylaws. The Company's Bylaws provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect or preventing changes in the management of the Company. See "Risk Factors -- Adverse Impact of Anti-takeover Provisions" and "Description of Capital Stock -- Preferred Stock."


     Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, an interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation, involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits through the corporation or any subsidiary thereof.

WARRANTS


     In 1993, the Company obtained $300,000 in unsecured credit from Brantley Venture Partners II, L.P. ("Brantley") and Sears Pension Trust ("Sears"). As part of such transaction, the Company issued to the lenders warrants to purchase a total of 194,880 shares of Common Stock (the "1993 Warrants"). The per share exercise price of the 1993 Warrants is equal to $1.54, subject to various anti-dilution adjustments. The 1993 Warrants are currently exercisable. The Company has, as described below, granted Brantley and Sears certain demand and incidental registration rights with respect to the shares of Common Stock underlying the 1993 Warrants. The Company is required to bear the expenses of any such registration.

     The Company obtained a commitment for up to $10.0 million in unsecured credit from HealthPlan Services Corporation under a Securities Purchase Agreement with HPSC dated January 8, 1996 (as amended, the "Securities Purchase Agreement"). As part of such transaction, the Company agreed to issue to HPSC warrants to purchase up to 432,101 shares of Common Stock as and when the Company borrowed funds from such lender (the "HPSC Warrants"). The per share exercise price of the HPSC Warrants is equal to $0.015, subject to various anti-dilution adjustments. In March 1996, in connection with borrowing $6.9 million under the Securities Purchase Agreement, the Company issued to HPSC an HPSC Warrant to purchase 298,150 shares of Common Stock. The HPSC Warrants are currently exercisable. Assuming the Company makes no further borrowings from HPSC, as is its current expectation, no further HPSC Warrants will be issued. The Company has, as described below, granted HPSC certain demand and incidental registration rights with respect to the shares of Common Stock underlying the HPSC Warrants. The Company is required to bear the expenses of any such registration.


REGISTRATION RIGHTS


     Brantley, Sears and Laurence Powell, as holders of 1,164,967 shares of Common Stock upon completion of the Offering and as holders of Common Stock issuable upon exercise of the 1993 Warrants, or their respective transferees, are entitled to certain rights with respect to the registration of such shares (the "Investor Registrable Securities") under the Securities Act. These rights are provided under the terms of an Investor Registration Agreement dated October 28, 1996 (the "Investor Agreement"). Pursuant to the Investor Agreement, the Company granted to Brantley, Sears and Powell three demand registrations at the Company's expense and unlimited demand registrations at the expense of the holders, subject to certain restrictions, upon the written demand of the holders at any time after the closing of the Offering. In addition, Brantley, Sears and Powell are permitted to participate in any offering, subject to certain restrictions, in the event the Company proposes to register any of its equity securities under the Securities Act. The Company has agreed under the Investor Agreement to indemnify the selling holders of the Registrable Securities against certain liabilities under the Securities Act.



     HPSC, as holder of 182,293 shares of Common Stock upon completion of the Offering and as holder of Common Stock issuable upon exercise of the HPSC Warrants, or its transferees, is entitled to certain rights with respect to the registration of such shares (the "HPSC Registrable Securities") under the Securities Act. These rights are provided under the terms of a Registration Rights Agreement dated January 8, 1996 (the "HPSC Registration Agreement"). Pursuant to the HPSC Registration Agreement, the Company grants to HPSC one demand registration per calendar year for a total of two demand registrations, subject to certain restrictions, upon the written demand of HPSC at any time after the closing of the Offering. In addition, HPSC is permitted to participate in any offering in the event the Company proposes to register any of its equity securities under the Securities Act. The Company has agreed under the HPSC Registration Agreement to indemnify the selling holders of the HPSC Registrable Securities against certain liabilities under the Securities Act.



     Pamella L. Leiter, as holder of 103,255 shares of Common Stock and as holder of Common Stock issuable upon exercise of options to purchase Common Stock issued to her upon the Company's acquisition of the capital stock of Formations, or her transferees, is entitled to certain rights with respect to the registration of such shares (the "Leiter Registrable Securities") under the Securities Act. These rights are provided under the terms of a Registration Rights Agreement dated January 9, 1996 (the "Leiter Registration Agreement"). The Leiter Registration Agreement provides that if the Company at any time after its initial public offering proposes to register any of its securities under the Securities Act, on a form other than Form S-4 or S-8 or any successor form, the holders of the Leiter Registrable Securities are entitled to have their shares included in such registration statement on a pro rata basis, subject to certain limitations and other terms and conditions. The Company has agreed under the Leiter Registration Agreement to indemnify the selling holders of the Leiter Registrable Securities against certain liabilities under the Securities Act.



     To the extent required, each of the holders of the registration rights described above has agreed to waive any right they may have to participate in the Offering and not to exercise such registration rights for a period of 180 days after the date of this Prospectus.

DESIGNATION OF DIRECTORS


     Under a Shareholders Agreement, each of HPSC, Brantley and Sears currently has the right, subject to certain limitations and conditions, to name one person to be nominated to the Board of Directors. Such agreement will terminate as to Brantley and Sears upon the closing of the Offering. Under the Securities Purchase Agreement, HPSC will retain the right to name one person to be nominated to the Board of Directors so long as HPSC owns or has the right to acquire at least 162,400 shares of Common Stock.


LIMITATION OF LIABILITY AND INDEMNIFICATION


     Limitations of Director Liability. Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of directors to the Company or its stockholders to the full extent permitted by Section 102(b)(7). Specifically, directors of the Company are not personally liable for monetary damages to the Company or its stockholders for breach of the director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. The provision does not affect a stockholder's right to sue (or to recover monetary damages) based upon a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.


     Indemnification. To the maximum extent permitted by law, the Bylaws provide for mandatory indemnification of directors and officers of the Company against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with indemnification claims.

     The Company has entered into separate indemnification agreements with each of its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law, and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the Common Stock is SunTrust Bank, Atlanta, in Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 4,222,008 shares of Common Stock outstanding (based on the number of shares of Common Stock outstanding as of December 20, 1996). The 2,500,000 shares sold in the Offering (or 2,875,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are purchased by "affiliates" of the Company, as that term is defined under the Securities Act. The remaining 1,722,008 shares outstanding after the Offering will be "restricted shares" (the "Restricted Shares") within the meaning of Rule 144 promulgated under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act.



     Of the 1,722,008 Restricted Shares to be outstanding after the Offering, 701,515 shares (of which 685,794 are subject to the lock-up agreements described below) will be eligible for sale in the public market, pursuant to Rule 144, beginning 90 days after the Offering, subject to the manner of sale, volume and other restrictions of Rule 144, and 291,487 shares (all of which are subject to the lock-up agreements described below) will be eligible for sale in the public market immediately after the Offering pursuant to Rule 144(k) and without the restrictions of Rule 144.



     The Company, its officers and directors and certain other stockholders of the Company holding in the aggregate 1,697,843 (98.6%) of the shares of Common Stock outstanding immediately prior to the Offering, have agreed not to offer, sell or otherwise dispose of any of their shares in the public market for a period of 180 days after the date of this Prospectus without the prior consent of Equitable Securities Corporation (the "Lockup Period"). After the Lockup Period has lapsed, these shares will be eligible for sale in the public market, subject to the conditions and restrictions of Rule 144, as described below.



     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least a two-year period (as computed under Rule 144) shares privately acquired directly or indirectly from the Company or from an "affiliate" of the Company, and persons who are affiliates of the Company, are entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 42,220 shares after giving effect to the Offering) or (ii) the average weekly trading volume in Common Stock during the four calendar weeks immediately preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least three years (as computed under Rule
144), is entitled to sell such shares under Rule 144(k) without regard to the volume and manner of sale limitations described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A.


     The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would reduce by one year the holding period for shares subject to Rule 144 to become eligible for sale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock up agreements. No assurance can be given whether or when the proposal to amend Rule 144 will be adopted by the Commission.


     The Company has reserved 328,672 shares of Common Stock for issuance upon the exercise of stock options that are currently outstanding. The Company intends to file a registration statement under the Securities Act to register the Common Stock to be issued upon exercise of the above-described options as soon as practical after the effective date of the registration statement with respect to the Offering; as soon as such Common Stock is registered such shares (other than those held by affiliates of the Company) generally may be sold immediately in the public market, subject to the lock up agreements described above.


     Sales of Common Stock in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate. The Company is unable to estimate accurately the number of Restricted Shares that will be sold in the future under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.


                                                                                    NUMBER OF
                                   UNDERWRITERS                                       SHARES
----------------------------------------------------------------------------------  ----------
Equitable Securities Corporation..................................................
Jefferies & Company, Inc..........................................................
                                                                                     ---------
          Total...................................................................   2,500,000
                                                                                     =========



     The Company is obligated to sell, and the Underwriters are obligated to purchase, all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are sold and purchased.



     The Underwriters, for whom Equitable Securities Corporation and Jefferies & Company, Inc. are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of $     per share under the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to other Underwriters or to certain
other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.



     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.



     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.



     The Company, its officers and directors and certain other stockholders of the Company have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Equitable Securities Corporation, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock except, in the case of the Company, in certain limited circumstances.



     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. The factors to be considered in determining the initial public offering price are the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects of earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering.



     The Common Stock has been approved for quotation on the Nasdaq Stock Market's National Market under the symbol "MDMD." There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public markets subsequent to the Offering at or above the initial public offering price.



     During 1995 and early 1996, Equitable Securities Corporation, one of the Underwriters of the Offering, acted as financial advisor for the Company in connection with the proposed private placement of securities of the Company, which culminated in the sale to HPSC of 280,623 shares of Series B Convertible Preferred Stock for $2.0 million and HPSC's agreement to purchase up to $10.0 million in Senior Subordinated Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." For its services, Equitable Securities Corporation received customary compensation and reimbursement of its related expenses.


                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Alston & Bird, Atlanta, Georgia and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements of the Company and subsidiaries as of December 31, 1994 and 1995 and June 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and the six months ended June 30, 1996 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Company's subsidiary Formations as of December 31, 1995 and for the year then ended have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The financial statements of the Company's subsidiary PracticeMatch as of December 31, 1995, 1994 and 1993 and for the years then ended have been included herein in reliance upon the report of Brown Smith Wallace, L.L.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all exhibits and amendments thereto, called the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, copies of which may be inspected, without charge, at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov. Statements contained in the Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are of necessity brief descriptions thereof and summarize the material elements thereof, but they are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of such document.

                         INDEX TO FINANCIAL STATEMENTS


Medirisk, Inc. and Subsidiaries
  Independent Auditors' Report.......................................................    F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995, June 30, 1996 and
     September 30, 1996 (unaudited)..................................................    F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995, the six months ended June 30, 1996 and the nine months ended September
     30, 1995 and 1996 (unaudited)...................................................    F-4
  Consolidated Statements of Stockholders' Equity (deficit) for the years ended
     December 31, 1993, 1994 and 1995, the six months ended June 30, 1996 and the
     three months ended September 30, 1996 (unaudited)...............................    F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995, the six months ended June 30, 1996 and the nine months ended September
     30, 1995 and 1996 (unaudited)...................................................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
Formations in Health Care, Inc.
  Independent Auditors' Report.......................................................   F-19
  Balance Sheet as of December 31, 1995..............................................   F-20
  Statement of Operations for the year ended December 31, 1995.......................   F-21
  Statement of Shareholder's Equity (Deficit) for the year ended December 31, 1995...   F-22
  Statement of Cash Flows for the year ended December 31, 1995.......................   F-23
  Notes to Financial Statements......................................................   F-24
PracticeMatch, Inc.
  Independent Auditors' Report.......................................................   F-27
  Balance Sheets as of December 31, 1995, 1994 and 1993..............................   F-28
  Statements of Operations for the years ended December 31, 1995, 1994 and 1993......   F-29
  Statements of Stockholders' Equity (Deficiency) for the years ended December 31,
     1995, 1994 and 1993.............................................................   F-30
  Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993......   F-31
  Notes to Financial Statements......................................................   F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Medirisk, Inc.:

     We have audited the accompanying consolidated balance sheets of Medirisk, Inc. and subsidiaries as of December 31, 1994 and 1995 and June 30, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995 and for the six months ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medirisk, Inc. and subsidiaries as of December 31, 1994 and 1995 and June 30, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, and for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP


Atlanta, Georgia
August 23, 1996

                        MEDIRISK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                DECEMBER 31,
                                                                          -------------------------    JUNE 30,     SEPTEMBER 30,
                                                                             1994          1995          1996           1996
                                                                          -----------   -----------   -----------   -------------
                                                                                                                     (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.............................................  $   413,625   $   288,838   $ 1,146,617    $   532,484
  Accounts receivable, less allowances for doubtful accounts of $0, $0,
    $47,698, and $47,439 at December 31, 1994 and 1995, June 30, 1996
    and September 30, 1996, respectively................................      265,149       538,769       880,987      1,194,046
  Prepaid expenses......................................................       72,245        90,573       265,664        792,158
  Note receivable from officer (note 10)................................           --            --        22,500         22,500
  Other current assets..................................................       12,678         4,603       106,913        106,575
                                                                          -----------   -----------   -----------    -----------
        Total current assets............................................      763,697       922,783     2,422,681      2,647,763
                                                                          -----------   -----------   -----------    -----------
Property and equipment (note 3).........................................      650,748       842,311     1,487,905      1,560,210
  Less accumulated depreciation and amortization........................      317,206       510,605       673,829        778,414
                                                                          -----------   -----------   -----------    -----------
    Property and equipment, net.........................................      333,542       331,706       814,076        781,796
                                                                          -----------   -----------   -----------    -----------
Excess of cost over net assets of businesses acquired, less accumulated amortization of $81,931 at June 30, 1996 and $125,345 at September 30,
  1996 (note 2).........................................................           --            --     3,226,909      3,183,495
Intangible assets, less accumulated amortization of $37,417 at June 30,
  1996 and $63,417 at September 30, 1996 (note 2).......................           --            --       482,583        456,583
Software development costs, less accumulated amortization of $5,779 at
  June 30, 1996 and $12,545 at September 30, 1996.......................           --            --       103,152        101,276
Note receivable from officer, excluding current portion (note 10).......           --            --        90,000         90,000
Other assets............................................................       13,715         8,801       655,656        607,438
                                                                          -----------   -----------   -----------    -----------
        Total assets....................................................  $ 1,110,954   $ 1,263,290   $ 7,795,057    $ 7,868,351
                                                                          ===========   ===========   ===========    ===========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current installments of long-term debt and obligations under capital
    leases (notes 4, 5 and 6)...........................................  $   127,711   $   172,614   $   910,142    $ 1,591,255
  Accounts payable......................................................       23,659       107,115       262,101        156,261
  Accrued expenses......................................................       92,773       170,925       139,478        668,793
  Deferred revenue......................................................      198,222       275,143     2,257,568      2,274,564
  Other liabilities.....................................................           --            --       167,283        156,776
                                                                          -----------   -----------   -----------    -----------
        Total current liabilities.......................................      442,365       725,797     3,736,572      4,847,649
Long-term debt and obligations under capital leases, excluding current installments, principally related party debt at June 30, 1996 and
  September 30, 1996 (notes 4, 5
  and 6)................................................................      171,695       151,302     7,968,991      7,197,744
Dividends payable (notes 8(b) and 8(d)).................................      214,794       416,402       517,206        567,608
                                                                          -----------   -----------   -----------    -----------
        Total liabilities...............................................      828,854     1,293,501    12,222,769     12,613,001
                                                                          -----------   -----------   -----------    -----------
Series A convertible preferred stock, $.001 par value; at $1.95 redemption value, net of unaccreted discount; 3,000,000 shares authorized; 1,292,359 issued and outstanding shares at December 31,
  1994 and 1995 (notes 8(a) and 8(b))...................................    2,209,891     2,302,471            --             --
Stockholders' equity (deficit) -- (note 8):
  Series A convertible preferred stock, $.001 par value (estimated unaccrued aggregate involuntary liquidation preference $3,461,000);
    3,000,000 shares authorized; 1,292,359 issued and outstanding shares
    at June 30, 1996 and September 30, 1996.............................           --            --         1,292          1,292
  Series B convertible preferred stock; $.001 par value (estimated unaccrued aggregate involuntary liquidation preference $1,967,000);
    400,000 shares authorized; 280,623 issued and outstanding shares at
    June 30, 1996 and September 30, 1996 (note 5).......................           --            --           281            281
  Common Stock -- $.001 par value; 20,000,000 shares authorized;
    649,730, 656,226, 763,210 and 700,199 shares issued at December 31,
    1994 and 1995, June 30, 1996 and September 30, 1996, respectively;
    584,770, 591,266, 698,250, and 700,199 shares outstanding at
    December 31, 1994 and 1995, June 30, 1996 and September 30, 1996,
    respectively........................................................          650           656           763            700
  Additional paid-in capital............................................      492,330       292,666     4,829,360      4,769,806
  Accumulated deficit...................................................   (2,335,971)   (2,566,204)   (9,249,608)    (9,516,729)
                                                                          -----------   -----------   -----------    -----------
                                                                           (1,842,991)   (2,272,882)   (4,417,912)    (4,744,650)
  Less:
    Common stock in treasury (64,960 shares), at cost...................        9,800         9,800         9,800             --
    Note receivable from stockholder....................................       75,000        50,000            --             --
                                                                          -----------   -----------   -----------    -----------
        Total stockholders' equity (deficit)............................   (1,927,791)   (2,332,682)   (4,427,712)    (4,744,650)
Commitments and contingencies (notes 5, 6 and 8)
                                                                          -----------   -----------   -----------    -----------
        Total liabilities and stockholders' equity (deficit)............  $ 1,110,954   $ 1,263,290   $ 7,795,057    $ 7,868,351
                                                                          ===========   ===========   ===========    ===========


          See accompanying notes to consolidated financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                               SIX MONTHS
                                                                                  ENDED          NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,            JUNE 30,           SEPTEMBER 30,
                                     ---------------------------------------   -----------   -------------------------
                                        1993          1994          1995          1996          1995          1996
                                     -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                    (UNAUDITED)
Revenue (note 9)...................  $ 2,446,509   $ 2,893,803   $ 3,654,692   $ 3,874,025   $ 2,450,049   $ 6,253,646
Salaries, wages, and benefits......    1,674,723     1,892,834     2,577,416     2,757,666     1,885,599     4,388,094
Other operating expenses...........      507,090       730,542       956,097     1,006,243       699,869     1,585,248
Depreciation and amortization......       75,059       143,215       193,399       309,948       143,405       528,559
Acquired in-process research and
  development costs (note 2).......           --            --            --     6,180,000            --     6,180,000
                                      ----------    ----------    ----------   -----------    ----------   -----------
  Operating income (loss)..........      189,637       127,212       (72,220)   (6,379,832)     (278,824)   (6,428,255)
Interest expense, principally
  related party for 1996...........      (40,641)      (54,598)      (65,433)     (265,951)      (44,304)     (482,270)
Other income (expense), net........       17,668            --            --       (37,621)           --       (40,000)
                                      ----------    ----------    ----------   -----------    ----------   -----------
  Income (loss) before income
    taxes..........................      166,664        72,614      (137,653)   (6,683,404)     (323,128)   (6,950,525)
Income taxes (note 7)..............           --            --            --            --            --            --
                                      ----------    ----------    ----------   -----------    ----------   -----------
         Net income (loss).........      166,664        72,614      (137,653)   (6,683,404)     (323,128)   (6,950,525)
Accretion of Series A convertible
  preferred stock..................      (13,774)      (54,054)      (92,580)           --       (69,435)           --
Series A convertible preferred
  stock dividend requirement.......      (56,997)     (157,797)     (201,608)     (100,804)     (151,206)     (151,206)
                                      ----------    ----------    ----------   -----------    ----------   -----------
         Net income (loss)
           attributable to common
           stock...................  $    95,893   $  (139,237)  $  (431,841)  $(6,784,208)     (543,769)   (7,101,731)
                                      ==========    ==========    ==========   ===========    ==========   ===========
Pro forma net loss per share of
  common stock (unaudited).........                              $     (0.20)  $     (3.06)                $     (3.24)
                                                                  ==========   ===========                 ===========
Pro forma weighted average number
  of common shares used in
  calculating pro forma net loss
  per share of common stock
  (unaudited)......................                                2,211,727     2,217,465                   2,190,503
                                                                  ==========   ===========                 ===========


          See accompanying notes to consolidated financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995, SIX MONTHS ENDED JUNE 30, 1996,
             AND THREE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


                                                                      SERIES A           SERIES B
                                                                     CONVERTIBLE        CONVERTIBLE
                                                                   PREFERRED STOCK    PREFERRED STOCK     COMMON STOCK
                                                                  -----------------   ---------------   -----------------
                                                                   SHARES    AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT
                                                                  ---------  ------   -------  ------   ---------  ------
Balance at December 31, 1992.....................................        --  $  --         --   $ --      649,600   $650
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................        --     --         --     --           --     --
Accrued dividend payable (note 8(b)).............................        --     --         --     --           --     --
Net income.......................................................        --     --         --     --           --     --
                                                                  ---------  ------   -------   ----    ---------  ------
Balance at December 31, 1993.....................................        --     --         --     --      649,600    650
Repurchase of common stock (note 8(e))...........................        --     --         --     --           --     --
Conversion of notes payable into common stock (note 8(e))........        --     --         --     --           --     --
Issuance of common stock.........................................        --     --         --     --          130     --
Issuance of common stock in exchange for note receivable from
 stockholder (note 8(e)).........................................        --     --         --     --           --     --
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................        --     --         --     --           --     --
Accrued dividend payable (notes 8(b) and (d))....................        --     --         --     --           --     --
Net income.......................................................        --     --         --     --           --     --
                                                                  ---------  ------   -------   ----    ---------  ------
Balance at December 31, 1994.....................................        --     --         --     --      649,730    650
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................        --     --         --     --           --     --
Issuance of common stock.........................................        --     --         --     --        6,496      6
Repayment of note receivable from stockholder (note 8(e))........        --     --         --     --           --     --
Accrued dividend payable (note 8(b)).............................        --     --         --     --           --     --
Net loss.........................................................        --     --         --     --           --     --
                                                                  ---------  ------   -------   ----    ---------  ------
Balance at December 31, 1995.....................................        --     --         --     --      656,226    656
Issuance of Series B convertible preferred stock, net of issuance
 costs of $220,556 (note 5 and 8)................................        --     --    280,623    281           --     --
Conversion of Series A convertible preferred stock from
 redeemable to nonredeemable (note 8(b))......................... 1,292,359  1,292         --     --           --     --
Issuance of common stock (note 2)................................        --     --         --     --      106,984    107
Repayment of note receivable from stockholder (note 8(e))........        --     --         --     --           --     --
Forgiveness of note receivable from stockholder (note 8(e))......        --     --         --     --           --     --
Discount on issuance of debt arising from stock purchase warrants
 (note 5)........................................................        --     --         --     --           --     --
Stock option compensation expense (note 8(c))....................        --     --         --     --           --     --
Accrued dividend payable (note 8(b)).............................        --     --         --     --           --     --
Net loss.........................................................        --     --         --     --           --     --
                                                                  ---------  ------   -------   ----    ---------  ------
Balance at June 30, 1996......................................... 1,292,359  1,292    280,623    281      763,210    763
                                                                  =========  ======   =======   ====    =========  ======
Cancellation of treasury stock...................................        --     --         --     --      (64,960)   (65)
Issuance of common stock.........................................        --     --         --     --        1,949      2
Accrued dividend payable (note 8(b)).............................        --     --         --     --           --     --
Net loss.........................................................        --     --         --     --           --     --
                                                                  ---------  ------   -------   ----    ---------  ------
Balance at September 30, 1996 (unaudited)........................ 1,292,359  $1,292   280,623   $281      700,199   $700
                                                                  =========  ======   =======   ====    =========  ======


                                                                                                                      NOTE
                                                                   ADDITIONAL                   TREASURY STOCK     RECEIVABLE
                                                                    PAID-IN     ACCUMULATED   -------------------     FROM
                                                                    CAPITAL       DEFICIT      SHARES    AMOUNT    STOCKHOLDER
                                                                   ----------   -----------   --------  ---------  -----------
Balance at December 31, 1992.....................................    707,084    (2,507,421)     64,960  $  (9,800)        --
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................         --       (13,774)         --         --         --
Accrued dividend payable (note 8(b)).............................    (56,997)           --          --         --         --
Net income.......................................................         --       166,664          --         --         --
                                                                   ---------    ----------     -------   --------    -------
Balance at December 31, 1993.....................................    650,087    (2,354,531)     64,960     (9,800)        --
Repurchase of common stock (note 8(e))...........................         --            --     233,856   (150,000)        --
Conversion of notes payable into common stock (note 8(e))........         --            --     (61,062)    39,166         --
Issuance of common stock.........................................         40            --     (55,866)    35,834         --
Issuance of common stock in exchange for note receivable from
 stockholder (note 8(e)).........................................         --            --    (116,928)    75,000    (75,000)
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................         --       (54,054)         --         --         --
Accrued dividend payable (notes 8(b) and (d))....................   (157,797)           --          --         --         --
Net income.......................................................         --        72,614          --         --         --
                                                                   ---------    ----------     -------   --------    -------
Balance at December 31, 1994.....................................    492,330    (2,335,971)     64,960     (9,800)   (75,000)
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................         --       (92,580)         --         --         --
Issuance of common stock.........................................      1,944            --          --         --         --
Repayment of note receivable from stockholder (note 8(e))........         --            --          --         --     25,000
Accrued dividend payable (note 8(b)).............................   (201,608)           --          --         --         --
Net loss.........................................................         --      (137,653)         --         --         --
                                                                   ---------    ----------     -------   --------    -------
Balance at December 31, 1995.....................................    292,666    (2,566,204)     64,960     (9,800)   (50,000)
Issuance of Series B convertible preferred stock, net of issuance
 costs of $220,556 (note 5 and 8)................................  1,779,163            --          --         --         --
Conversion of Series A convertible preferred stock from
 redeemable to nonredeemable (note 8(b)).........................  2,301,179            --          --         --         --
Issuance of common stock (note 2)................................    130,460            --          --         --         --
Repayment of note receivable from stockholder (note 8(e))........         --            --          --         --     14,000
Forgiveness of note receivable from stockholder (note 8(e))......         --            --          --         --     36,000
Discount on issuance of debt arising from stock purchase warrants
 (note 5)........................................................    327,111            --          --         --         --
Stock option compensation expense (note 8(c))....................     99,585            --          --         --         --
Accrued dividend payable (note 8(b)).............................   (100,804)           --          --         --         --
Net loss.........................................................         --    (6,683,404)         --         --         --
                                                                   ---------    ----------     -------   --------    -------
Balance at June 30, 1996.........................................  4,829,360    (9,249,608)     64,960     (9,800)        --
                                                                   =========    ==========     =======   ========    =======
Cancellation of treasury stock...................................     (9,735)           --     (64,960)     9,800         --
Issuance of common stock.........................................        583            --          --         --         --
Accrued dividend payable (note 8(b)).............................    (50,402)           --          --         --         --
Net loss.........................................................         --      (267,121)         --         --         --
                                                                   ---------    ----------     -------   --------    -------
Balance at September 30, 1996 (unaudited)........................  4,769,806    $(9,516,729)        --         --         --
                                                                   =========    ==========     =======   ========    =======


                                                                       TOTAL
                                                                   STOCKHOLDERS'
                                                                      EQUITY
                                                                     (DEFICIT)
                                                                   -------------
Balance at December 31, 1992.....................................    (1,809,487)
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................       (13,774)
Accrued dividend payable (note 8(b)).............................       (56,997)
Net income.......................................................       166,664
                                                                     ----------
Balance at December 31, 1993.....................................    (1,713,594)
Repurchase of common stock (note 8(e))...........................      (150,000)
Conversion of notes payable into common stock (note 8(e))........        39,166
Issuance of common stock.........................................        35,874
Issuance of common stock in exchange for note receivable from
 stockholder (note 8(e)).........................................            --
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................       (54,054)
Accrued dividend payable (notes 8(b) and (d))....................      (157,797)
Net income.......................................................        72,614
                                                                     ----------
Balance at December 31, 1994.....................................    (1,927,791)
Accretion of discount on Series A convertible preferred stock
 (note 8(b)).....................................................       (92,580)
Issuance of common stock.........................................         1,950
Repayment of note receivable from stockholder (note 8(e))........        25,000
Accrued dividend payable (note 8(b)).............................      (201,608)
Net loss.........................................................      (137,653)
                                                                     ----------
Balance at December 31, 1995.....................................    (2,332,682)
Issuance of Series B convertible preferred stock, net of issuance
 costs of $220,556 (note 5 and 8)................................     1,779,444
Conversion of Series A convertible preferred stock from
 redeemable to nonredeemable (note 8(b)).........................     2,302,471
Issuance of common stock (note 2)................................       130,567
Repayment of note receivable from stockholder (note 8(e))........        14,000
Forgiveness of note receivable from stockholder (note 8(e))......        36,000
Discount on issuance of debt arising from stock purchase warrants
 (note 5)........................................................       327,111
Stock option compensation expense (note 8(c))....................        99,585
Accrued dividend payable (note 8(b)).............................      (100,804)
Net loss.........................................................    (6,683,404)
                                                                     ----------
Balance at June 30, 1996.........................................    (4,427,712)
                                                                     ==========
Cancellation of treasury stock...................................            --
Issuance of common stock.........................................           585
Accrued dividend payable (note 8(b)).............................       (50,402)
Net loss.........................................................      (267,121)
                                                                     ----------
Balance at September 30, 1996 (unaudited)........................    (4,744,650)
                                                                     ==========


          See accompanying notes to consolidated financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            SIX MONTHS
                                                                                            ENDED JUNE       NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,            30,            SEPTEMBER 30,
                                                        ---------------------------------   -----------   -----------------------
                                                          1993        1994        1995         1996         1995         1996
                                                        ---------   ---------   ---------   -----------   ---------   -----------
                                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $ 166,664   $  72,614   $(137,653)  $(6,683,404)  $(323,128)  $(6,950,525)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Acquired in-process research and development
      costs...........................................         --          --          --     6,180,000          --     6,180,000
    Depreciation and amortization.....................     75,059     143,215     193,399       309,948     143,905       528,559
    Other.............................................    (15,268)         --          --       135,585          --       135,585
    Decrease (increase) in:
      Accounts receivable.............................    (62,748)   (110,611)   (273,620)      100,084     (67,703)     (212,975)
      Other assets....................................    (13,351)    (35,960)     (5,339)     (132,594)     28,344      (578,378)
    Increase (decrease) in:
      Accounts payable................................     17,802     (19,469)     83,456       (23,381)     20,243      (129,221)
      Accrued expenses and other liabilities..........    109,900     (51,270)     78,152         9,417      54,048       528,225
      Deferred revenue................................   (121,234)     52,365      76,921       (54,557)     80,122      (107,561)
                                                        ---------   ---------   ---------   -----------   ---------   -----------
        Net cash provided by (used in) operating
          activities..................................    156,824      50,884      15,316      (158,902)    (64,169)     (606,291)
                                                        ---------   ---------   ---------   -----------   ---------   -----------
Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired.....         --          --          --    (6,925,393)         --    (6,925,393)
  Purchases of property and equipment.................    (11,163)     (3,191)         --       (41,497)         --      (113,802)
  Additions to software development costs.............         --          --          --      (108,931)         --      (113,821)
  Loan to officer.....................................         --          --          --      (112,500)         --      (112,500)
                                                        ---------   ---------   ---------   -----------   ---------   -----------
        Net cash used in investing activities.........    (11,163)     (3,191)         --    (7,188,321)         --    (7,265,516)
                                                        ---------   ---------   ---------   -----------   ---------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock..............         --          --       1,950         8,249       1,950         8,834
  Proceeds from issuance of Series A convertible
    preferred stock...................................         --      35,874          --            --          --            --
  Proceeds from issuance of Series B convertible
    preferred stock...................................         --          --          --     2,000,000          --     2,000,000
  Payments for Series B convertible preferred stock
    issuance costs....................................         --          --          --      (220,556)         --      (220,556)
  Proceeds from issuance of notes payable.............    300,000     150,000          --            --          --            --
  Proceeds from issuance of long-term debt, related
    party.............................................         --          --          --     6,900,000          --     6,900,000
  Payments for debt issuance costs....................         --          --          --      (345,000)         --      (345,000)
  Payments on long-term debt and obligations under
    capital leases....................................    (88,282)   (227,976)   (167,053)     (151,691)   (104,251)     (241,825)
  Repurchase of common stock..........................         --    (150,000)         --            --          --            --
  Repayment of note receivable from stockholder.......         --          --      25,000        14,000          --        14,000
                                                        ---------   ---------   ---------   -----------   ---------   -----------
        Net cash provided by (used in) financing
          activities..................................    211,718    (192,102)   (140,103)    8,205,002    (102,301)    8,115,453
                                                        ---------   ---------   ---------   -----------   ---------   -----------
        Net increase (decrease) in cash and cash
          equivalents.................................    357,379    (144,409)   (124,787)      857,779    (166,470)      243,646
Cash and cash equivalents at beginning of period......    200,655     558,034     413,625       288,838     413,625       288,838
                                                        ---------   ---------   ---------   -----------   ---------   -----------
Cash and cash equivalents at end of period............  $ 558,034   $ 413,625   $ 288,838   $ 1,146,617   $ 247,155   $   532,484
                                                        =========   =========   =========   ===========   =========   ===========
Supplemental disclosure of cash flow
  information -- cash paid during the period for
  interest............................................  $  27,209   $  47,098   $  65,433   $   277,744   $  43,804   $   731,672
                                                        =========   =========   =========   ===========   =========   ===========
Supplemental disclosures of noncash activities:
  Purchase of computer and office equipment under
    capital lease arrangements........................  $ 147,176   $ 213,360   $ 191,563   $   180,827   $ 191,563   $   180,827
                                                        =========   =========   =========   ===========   =========   ===========
  Debt issued in acquisition of business..............  $      --   $      --   $      --   $ 1,076,000   $      --   $ 1,076,000
                                                        =========   =========   =========   ===========   =========   ===========
  Common stock issued in acquisition of business......  $      --   $      --   $      --   $   122,318   $      --   $   122,318
                                                        =========   =========   =========   ===========   =========   ===========
  Discount on issuance of debt arising from stock
    purchase warrants.................................  $      --   $      --   $      --   $   327,111   $      --   $   327,111
                                                        =========   =========   =========   ===========   =========   ===========
  Prepayment of insurance premiums through issuance of
    note payable......................................  $      --   $      --   $   7,548   $        --   $      --   $        --
                                                        =========   =========   =========   ===========   =========   ===========
  Accrual of dividend payable on Series A convertible
    preferred stock ..................................  $  56,997   $ 157,797   $ 201,608   $   100,804   $ 151,206   $   151,206
                                                        =========   =========   =========   ===========   =========   ===========
  Conversion of notes payable and accrued interest
    into Series A convertible preferred stock.........  $      --   $ 318,000   $      --   $        --   $      --   $        --
                                                        =========   =========   =========   ===========   =========   ===========
  Conversion of notes payable into common stock.......  $      --   $  39,166   $      --   $        --   $      --   $        --
                                                        =========   =========   =========   ===========   =========   ===========
  Acquisitions of businesses:
    Fair value of assets acquired.....................  $      --   $      --   $      --   $ 4,909,167   $      --   $ 4,909,167
    Acquired in-process research and development
      costs...........................................         --          --          --     6,180,000          --     6,180,000
    Fair value of liabilities assumed.................         --          --          --    (2,961,849)         --    (2,961,849)
    Common stock issued...............................         --          --          --      (122,318)         --      (122,318)
    Debt issued.......................................         --          --          --    (1,076,000)         --    (1,076,000)
                                                        ---------   ---------   ---------   -----------   ---------   -----------
    Total cash paid for acquisitions..................         --          --          --     6,929,000          --     6,929,000
    Cash acquired.....................................         --          --          --        (3,607)         --        (3,607)
                                                        ---------   ---------   ---------   -----------   ---------   -----------
        Net cash paid for acquisitions................  $      --   $      --   $      --   $ 6,925,393   $      --   $ 6,925,393
                                                        =========   =========   =========   ===========   =========   ===========


          See accompanying notes to consolidated financial statements.

                        MEDIRISK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1993, 1994, AND 1995, JUNE 30, 1996


                  AND SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

     Medirisk, Inc. (the "Company") is a provider of proprietary databases and related decision support software and analytical services to the health care industry. The Company's customers consist primarily of health care providers (principally physicians and hospitals) and health care payors (principally insurance companies and managed care organizations). The information provided by the Company is used to make comparisons of the financial costs and clinical outcomes of physician-mediated services to industry and company-specific benchmarks and to access information concerning specific physicians. These capabilities assist payers and providers in pricing managed care contracts, evaluating fee schedules, comparing provider outcomes and performance, and recruiting physicians.

(B) BASIS OF FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ from those estimates.

     The consolidated financial statements include the accounts of Medirisk, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.


     Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited. In the opinion of management, all adjustments considered necessary for the fair presentation of the unaudited consolidated financial statements of the Company as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been included.


(C) CASH EQUIVALENTS


     Cash equivalents at December 31, 1994 and 1995, June 30, 1996 and September 30, 1996 included amounts of $313,866, $276,647, $1,000,104 and $393,475, respectively, invested in money market accounts with a major brokerage firm. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.


(D) REVENUE RECOGNITION

     The Company provides services/licenses its products primarily pursuant to single- and multi-year contracts which provide for the payment of nonrefundable annual fees generally in advance of use/shipment or of quarterly fees generally billed in advance of service delivery. The products are segregated into three types: financial, clinical performance, and physician database products. The financial products provide customers with information from the Company's financial product databases, which the Company periodically updates with new and/or additional data. Revenue on these sales is recognized upon the delivery of the data. The clinical performance products revenues relate to the delivery of services and are recognized over the contract terms as the services are provided. The physician database products revenue relates to data/services provided to customers over time and are, therefore, recognized ratably over the life of the contract. Customer service revenues are recognized ratably over the service contract period. All other revenue, including fees for training, consulting fees, and other miscellaneous services, is recognized upon the performance of the applicable services.

                        MEDIRISK, INC. AND SUBSIDIARIES

(E) DEFERRED REVENUE

     Deferred revenue represents advance payments to the Company by customers for products and services, including deposits, revenue deferred under license fee and subscription arrangements, and revenue deferred under customer service and support arrangements.

(F) ACCOUNTS RECEIVABLE

     When the Company enters into multi-year, noncancelable subscription contracts, receivables associated with these contracts are recorded as accounts receivable and deferred revenue when they become due. The contract balances are due at the beginning of their respective annual anniversary dates.

(G) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Amortization of assets acquired under capital lease arrangements is recorded using the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter.

(H) EXCESS OF COST OVER NET ASSETS OF BUSINESSES ACQUIRED


     The excess of cost over net assets of businesses acquired (goodwill) is being amortized using the straight-line method over a period of 15 years. The amortization period is based on, among other things, the nature of the products and markets, the competitive position of the acquired companies and the adaptability to changing market conditions of the acquired companies. At each balance sheet date, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate equal to the rate of return that would be required by the Company for a similar investment with like risks.


(I) INTANGIBLE ASSETS


     Intangible assets represent purchased technological know-how (acquired products). These costs were derived using a fair value method of allocation and are being amortized using the straight-line method over five years. The Company makes an ongoing assessment of the recoverability of its intangible assets by comparing the amount capitalized for each asset to the estimated net realizable value ("NRV") of the asset. If the NRV is less than the amount capitalized, a write-down to NRV is recorded.


(J) RESEARCH AND DEVELOPMENT COSTS AND SOFTWARE DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.


     The Company capitalizes software development costs by project, commencing when technological feasibility for the respective product is established and concluding when the product is ready for general release to customers. The Company makes an ongoing assessment of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated NRV of the product. If the NRV is less than the amount capitalized, a write-down to NRV is recorded. The Company capitalized computer software development costs of $108,931 for the six-month period ended June 30, 1996 and $113,821 for the nine-month period ended September 30, 1996. Capitalized computer software development costs are being amortized using the straight-line method over an estimated useful life of five years. Amortization expense was $5,779 for the six-month period ended June 30, 1996 and $12,545 for the nine-month period ended September 30, 1996.

                        MEDIRISK, INC. AND SUBSIDIARIES

(K) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation under Accounting Principles Board (APB) Opinion No. 25 and related Interpretations. The Company has not yet adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) since the effects of SFAS 123 are not material to the Company's consolidated financial statements at this time.

(L) PRO FORMA NET LOSS PER SHARE OF COMMON STOCK (UNAUDITED)

     The computation of fully-diluted pro forma net loss per share of Common Stock was antidilutive in each of the periods presented; therefore, the amounts reported for primary and fully-diluted are the same.


     Pro forma net loss per share was computed by dividing net loss by the weighted average number of shares of common stock outstanding after giving retroactive effect to the mandatory conversion of all of the Company's Series A convertible preferred stock and Series B convertible preferred stock into common stock, which will occur upon the consummation of the Company's initial public offering, plus cheap stock as defined below. Retroactive restatement has been made to share and per share amounts for the reverse stock split (see note 8(g)). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents, issued at prices below the assumed initial public offering price per share ("cheap stock") during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering, have been included as outstanding for all periods presented (using the treasury stock method at the assumed initial public offering price) even though the effect is to reduce the loss per share. Historical losses per share have not been presented because such amounts are not deemed meaningful due to the significant changes in the Company's capital structure resulting from the elimination of the redemption feature of the Series A convertible preferred stock in 1996 and the mandatory conversion of all of the Company's Series A and Series B convertible preferred stock into common stock, which will occur in connection with the initial public offering.


(M) INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(N) RECLASSIFICATIONS

     Certain amounts in the 1993, 1994, and 1995 consolidated financial statements have been reclassified to conform with the 1996 consolidated financial statement presentation.

(2) BUSINESS ACQUISITIONS


     In January 1996, the Company acquired Formations in Health Care, Inc. ("Formations") of Chicago, Illinois for approximately $1,475,000 in cash, 99,466 shares of the Company's common stock, and options to purchase 28,947 shares of the Company's common stock at an exercise price of $.64 per share. Formations provides clinical performance products that allow customers to measure outcomes across a range of care within a variety of medical specialties. These products also enable both payers and providers to measure clinical outcomes and apply that information to attract and retain managed care arrangements and to improve quality of clinical care. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The

                        MEDIRISK, INC. AND SUBSIDIARIES
acquisition resulted in purchased in-process research and development costs of approximately $1,040,000, purchased technological know-how of approximately $170,000, and excess of cost over net assets acquired of approximately $422,000.


     In March 1996, the Company acquired PracticeMatch, Inc. ("PracticeMatch") of St. Louis, Missouri for approximately $5,454,000 in cash and $1,076,000 in promissory notes. PracticeMatch offers a database containing detailed information concerning physicians who are candidates for new practice affiliations. The Company licenses its physician database products to assist customers in cost-effective in-house recruiting of physicians. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in purchased in-process research and development costs of approximately $5,140,000, purchased technological know-how of approximately $350,000, and excess of cost over net assets acquired of approximately $2,887,000.

     Unaudited pro forma results of operations as if Formations and PracticeMatch had been acquired January 1, 1995 are as follows:


                                                YEAR ENDED       SIX MONTHS ENDED   NINE MONTHS ENDED
                                             DECEMBER 31, 1995    JUNE 30, 1996     SEPTEMBER 30, 1996
                                             -----------------   ----------------   ------------------
    Revenues...............................     $ 9,184,000         $4,678,000          $7,058,000
    Net loss...............................        (534,000)          (633,000)           (900,000)
    Net loss per share.....................            (.24)              (.29)               (.41)


     The pro forma results include the historical accounts of the Company and the acquired entities adjusted to reflect the effects of the depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the assets acquired, additional interest expense related to notes payable issued in connection with the acquisitions, and reversal of the nonrecurring acquired in-process research and development costs recorded in connection with the acquisitions. The pro forma results are not necessarily indicative of actual results which might have occurred had the operations and management of the Company and the acquired entities been combined in 1995 and 1996.

(3) PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:


                                                   DECEMBER 31,
                                                -------------------    JUNE 30,    SEPTEMBER 30,
                                                  1994       1995        1996          1996
                                                --------   --------   ----------   -------------
                                                                                    (UNAUDITED)
    Furniture and fixtures....................  $233,281   $264,278   $  341,820    $   344,365
    Computer and office equipment.............   417,467    578,033    1,086,419      1,156,179
    Leasehold improvements....................        --         --       59,666         59,666
                                                --------   --------   ----------     ----------
                                                $650,748   $842,311   $1,487,905    $ 1,560,210
                                                ========   ========   ==========     ==========



     Included in property and equipment is equipment under capital lease arrangements with a cost of $413,422, $604,985, $785,812, and $785,812 and accumulated amortization of $140,016, $302,033, $394,946, and $437,820 at
December 31, 1994 and 1995, June 30, 1996, and September 30, 1996, respectively.


     Amortization of equipment held under capital lease arrangements is included in depreciation expense.

                        MEDIRISK, INC. AND SUBSIDIARIES

(4) LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

     Long-term debt and obligations under capital leases are summarized as follows:


                                                   DECEMBER 31,
                                                -------------------    JUNE 30,    SEPTEMBER 30,
                                                  1994       1995        1996          1996
                                                --------   --------   ----------   -------------
                                                                                    (UNAUDITED)
    10% unsecured senior subordinated note
      payable; interest payable quarterly;
      principal due January 8, 2003 (see note
      5)......................................  $     --   $     --   $6,900,000    $ 6,900,000
    10% unsecured notes payable resulting from
      PracticeMatch acquisition; interest
      payable quarterly; 30% of the principal
      due on April 1, 1997 with the remainder
      due September 14, 1997..................        --         --    1,076,000      1,076,000
    Note payable to bank; secured by
      substantially all assets of
      PracticeMatch; interest at lender's base
      rate plus 2% (10.25% at September 30,
      1996); principal and interest due in
      monthly installments of $9,200 with
      final payment due October 18, 1996......        --         --      156,743        133,110
    Line of credit payable to bank; secured by
      substantially all assets of
      PracticeMatch; interest at lender's base
      rate plus 2% (10.25% at September 30,
      1996) payable monthly; unpaid principal
      balance due October 18, 1996............        --         --      198,000        198,000
    9% unsecured note payable to related
      party; principal and interest due in
      equal monthly installments of $3,238
      through April 2001......................        --         --      150,173        143,765
    Obligations under capital leases, due in
      monthly installments expiring at various
      dates through February 2001, at varying
      interest rates secured by property and
      equipment (note 6(a))...................   287,778    323,916      398,217        338,124
    12.35% note payable, secured by computer
      equipment; note paid off in 1995........    11,628         --           --             --
                                                --------   --------   ----------     ----------
                                                 299,406    323,916    8,879,133      8,788,999
    Less current installments.................   127,711    172,614      910,142      1,591,255
                                                --------   --------   ----------     ----------
              Total long-term debt and
                obligations under capital
                leases, excluding current
                installments..................  $171,695   $151,302   $7,968,991    $ 7,197,744
                                                ========   ========   ==========     ==========

                        MEDIRISK, INC. AND SUBSIDIARIES

     Future minimum debt payments are as follows:

                              YEARS ENDING JUNE 30,
          -------------------------------------------------------------
               1997....................................................  $  910,142
               1998....................................................     892,240
               1999....................................................      92,198
               2000....................................................      54,327
               2001....................................................      30,226
               Thereafter..............................................   6,900,000
                                                                         ----------
                                                                         $8,879,133
                                                                         ==========

     Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

(5) HEALTHPLAN SERVICES SECURITIES PURCHASE AGREEMENT


     On January 8, 1996, for the purpose of financing the Company's ongoing acquisition program and working capital needs, the Company and HealthPlan Services Corporation ("HPSC"), entered into a Securities Purchase Agreement (the "Agreement"). Under the Agreement, HPSC purchased 280,623 shares of the Company's Series B convertible preferred stock for $2,000,000 (see note 8) and agreed to purchase up to $10,000,000 in original principal amount of senior subordinated notes. In addition, HPSC will be issued warrants to purchase up to 432,101 shares of the Company's common stock for $.015 per share, based upon the amount of senior subordinated debt purchased. HPSC's obligation to purchase senior subordinated notes under the Agreement terminates upon the earliest to occur of (i) an initial public offering of the Company; (ii) a change of control of the Company; (iii) an event of default; (iv) January 8, 1999; or (v) the death or termination of employment of the Company's Chairman and Chief Executive Officer.



     On March 13, 1996, the Company sold a $6,900,000 senior subordinated note to HPSC. The note bears interest at 10% payable quarterly and is due upon the earliest to occur of (i) an initial public offering by the Company; (ii) a change of control of the Company; or (iii) at maturity on January 8, 2003. Warrants to purchase 298,150 shares of the Company's common stock were issued to HPSC in connection with issuance of this note. The proceeds received were allocated to the notes and the warrants based on their relative fair values resulting in a discount of $327,111 on the note, which is being amortized over the life of the note.



     In connection with the PracticeMatch acquisition (note 2), there are restrictions on the use of $1,100,000 of the remaining funds available of the HPSC senior subordinated debt facility.



     Under the Agreement, the Company has agreed to certain financial covenants including, but not limited to, net worth and financial ratio requirements. At September 30, 1996, the Company was in compliance with these financial covenants as amended or waived.

                        MEDIRISK, INC. AND SUBSIDIARIES

(6) COMMITMENTS

(A) LEASES

     The Company has entered into noncancelable capital and operating lease agreements for office space, furniture and fixtures, and computer and office equipment. Future minimum payments under all such noncancelable capital and operating leases as of June 30, 1996 are as follows:

                      YEAR ENDING JUNE 30,                     OPERATING      CAPITAL (NOTE 4)
    ---------------------------------------------------------  ----------     ----------------
         1997................................................  $  484,216         $259,527
         1998................................................     484,679          154,782
         1999................................................     391,531           72,027
         2000................................................      53,158           12,569
         2001 and thereafter.................................          --            8,379
                                                               ----------         --------
                                                               $1,413,584          507,284
                                                               ==========
         Less amount representing interest and sales taxes...                      109,067
                                                                                  --------
                                                                                  $398,217
                                                                                  ========


     Rental expense for noncancelable operating leases was $90,073, $176,452, $212,547, $191,635, $159,496, and $323,028 for the years ended December 31,
1993, 1994, and 1995, the six months ended June 30, 1996 and the nine months ended September 30, 1995 and 1996 (unaudited), respectively.


(B) EMPLOYMENT AGREEMENT

     The Company has entered into an Employment Agreement (the "Agreement") with the Company's Chairman and Chief Executive Officer (the "CEO"). The Agreement provides for a base salary subject to annual increases at the discretion of the Compensation Committee, annual performance bonuses based upon attaining certain goals established by the Compensation Committee, minimum annual stock option grants and certain severance benefits in the event of termination. The Agreement expires on May 31, 1999 and is automatically renewable for one-year terms thereafter, subject to termination by the Company or the CEO upon 60 days' notice.

(7) INCOME TAXES


     Because of operating losses, net operating loss carryforwards and other factors, the Company has not provided any income tax expense for the years ended December 31, 1993, 1994, and 1995, the six months ended June 30, 1996, and the nine months ended September 30, 1995 and 1996. A reconciliation of the expected income tax expense (benefit) (based on a U.S. Federal statutory tax rate of 34%) to the actual income taxes is as follows:



                                                                      SIX MONTHS
                                                                         ENDED         NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,       JUNE 30,          SEPTEMBER 30,
                                     ------------------------------   -----------   -----------------------
                                       1993       1994       1995        1996         1995         1996
                                     --------   --------   --------   -----------   ---------   -----------
                                                                                          (UNAUDITED)
    Computed "expected" tax expense
      (benefit)....................  $ 56,666   $ 24,689   $(46,802)  $(2,272,357)  $(109,864)  $(2,363,179)
    Losses in excess of allowable
      carryback....................        --         --     43,101     2,269,534     107,089     2,359,779
    Utilization of net operating
      loss carryforwards...........   (57,423)   (26,555)        --            --          --            --
    Other..........................       757      1,866      3,701         2,823       2,775         3,400
                                     --------   --------   --------   -----------   ---------   -----------
             Actual income taxes...  $     --   $     --   $     --   $        --   $      --   $        --
                                     ========   ========   ========   ===========   =========   ===========

                        MEDIRISK, INC. AND SUBSIDIARIES

     The tax effects of temporary differences and carryforwards which give rise to deferred income tax assets are presented below:


                                                   DECEMBER 31,
                                                -------------------    JUNE 30,    SEPTEMBER 30,
                                                  1994       1995        1996          1996
                                                --------   --------   ----------   -------------
                                                                                    (UNAUDITED)
    Deferred income tax assets:
      Acquired in-process research and
         development costs....................  $     --   $     --   $2,357,701    $ 2,317,532
      Net operating loss carryforwards........   185,041    193,944      430,570        512,131
      Deferred revenue........................    77,307    107,306       89,929        127,669
      Property and equipment depreciation
         differences..........................     5,210     32,873       50,876         62,042
      Other...................................        --         --        8,337         21,516
                                                --------   --------   ----------     ----------
              Total gross deferred income tax
                assets........................   267,558    334,123    2,937,413      3,040,890
    Less valuation allowance..................   267,558    334,123    2,937,413      3,040,890
                                                --------   --------   ----------     ----------
              Net deferred income tax
                assets........................  $     --   $     --   $       --    $        --
                                                ========   ========   ==========     ==========


     Deferred income tax assets and liabilities are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include: (1) taxable income in the current year or prior years that is available through carryback;
(2) future taxable income that will result from the reversal of existing taxable temporary differences; and (3) taxable income generated by future operations.


     The valuation allowance for deferred income tax assets at January 1, 1996 was $334,123. The net increase in the valuation allowance for the six months ended June 30, 1996 was $2,603,290.



     At June 30, 1996, the Company had net operating loss carryforwards of approximately $1,104,000, which expire beginning in 2006 through 2011. The amount of net operating loss carryforwards may be limited if the Company has an ownership change. In the event of an ownership change, the amount of taxable income of a loss corporation for any postchange year which may be offset by prechange losses shall not exceed the Internal Revenue Code Section 382 limitation for such year. Generally, an ownership change occurs if a 5% shareholder or any equity structure shift increases the percentage of the stock of the loss corporation owned by more than 50 percentage points over the lowest percentage of stock of the loss corporation owned by such shareholders at any time during a three-year look back testing period. The Section 382 limitation is equal to the value of the old loss corporation (before the ownership change) multiplied by the Federal long-term tax-exempt rate.


(8) STOCKHOLDERS' EQUITY (DEFICIT)

(A) ARTICLES OF INCORPORATION

     On January 8, 1996, the Company's articles of incorporation were amended to increase the number of authorized shares of common stock from 5,000,000 shares to 20,000,000 shares and to establish 400,000 authorized shares of Series B convertible preferred stock. On that same date, the Company's articles of incorporation were amended to remove the redeemable feature from the Company's Series A convertible preferred stock.

                        MEDIRISK, INC. AND SUBSIDIARIES

(B) SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

     Until January 1996, the Series A convertible preferred stock ("Series A CPS") carried a mandatory redemption feature pursuant to a Stockholders' Agreement which required the Company to redeem all outstanding shares of Series A CPS on the seventh anniversary of the original issue date (April 5, 1998) at a price equivalent to the liquidation price of $1.95. In January 1996, the redemption feature was eliminated and the balance related to this security was reclassified to stockholders' equity.


     The holders of the Company's Series A CPS are entitled to dividends on a cumulative basis at 8% which began on April 5, 1994. The holders of the Company's Series B convertible preferred stock ("Series B CPS") are entitled to dividends on a cumulative basis at 8% beginning on January 8, 1997. The Series A CPS and Series B CPS are convertible at the option of the holder at any time into common stock at a ratio of .6496 shares for one share, subject to adjustment in certain circumstances, and the holders of the Series A CPS and Series B CPS carry voting power equivalent to the number of common shares into which their preferred shares could be converted. Furthermore, the Company is restricted from paying dividends on the Company's common stock until all unpaid dividends on the Series A CPS and Series B CPS are paid. In no event shall the Series A CPS and Series B CPS dividends be paid until payment in full of the senior subordinated note payable. Accordingly, these dividends payable have been classified as noncurrent.


     In the event of liquidation, holders of the Series A CPS and Series B CPS are entitled to the sum of (a) $1.95 per preferred share for Series A CPS and $7.13 per preferred share for Series B CPS, (b) all accrued and unpaid dividends, and (c) the portion of the fair market value of the assets and liabilities of the Company attributable to the Series A CPS and Series B CPS holders determined by the number of common shares that would be held by the Series A CPS and Series B CPS holders upon conversion to common stock. Additionally, the Series A CPS and Series B CPS will automatically convert upon the occurrence of certain future events such as an initial public offering, as defined, and the Company is required to obtain prior approval of the holders of the Series A CPS and Series B CPS to effect certain transactions. The holders of the Series A CPS and Series B CPS also carry certain other rights and privileges, as further defined in the agreements.

     During 1994 notes payable of $300,000 and accrued interest of $18,000 were converted into 318,000 shares of the Company's Series A CPS at a conversion price of $1.00 per share. Until January 1996, the discount of $302,100 resulting from the 1994 conversion, and the discount associated with the original issuance of the Series A CPS of $96,450, representing the difference between the recorded value of the Series A CPS and the redemption value, were being accreted using the straight-line method from issuance date through April 5, 1998, the first date that the holders could have required redemption.

(C) STOCK OPTIONS


     The Company periodically grants stock options to encourage stock ownership by and retain the services of certain key employees. Options granted are determined at the discretion of the Board of Directors. All options granted are earned over a five-year vesting period at 20% per year, and expire at the earlier of three months after termination of employment or ten years from date of grant.

                        MEDIRISK, INC. AND SUBSIDIARIES

     The following table summarizes option plan activity for the years ended December 31, 1993, 1994, and 1995, the six months ended June 30, 1996 and the three months ended September 30, 1996:



                                                                             EXERCISE PRICE
                                                                   SHARES      PER SHARE
                                                                   -------   --------------
    Options outstanding at December 31, 1992.....................  170,179   $.300
    Granted......................................................   35,728   .300
    Canceled.....................................................  (24,035)  .300
                                                                   -------
    Options outstanding at December 31, 1993.....................  181,872   .300
    Granted......................................................   24,685   .300 - .64143
    Exercised....................................................     (130)  .300
    Canceled.....................................................   (9,045)  .300
                                                                   -------
    Options outstanding at December 31, 1994.....................  197,382   .300 - .64143
    Granted......................................................   63,661   .64143
    Exercised....................................................   (6,496)  .300
    Canceled.....................................................  (37,027)  .300 - .64143
                                                                   -------
    Options outstanding at December 31, 1995.....................  217,520   .300 - .64143
    Granted......................................................  176,731   .64143
    Canceled.....................................................  (17,604)  .300 - .64143
                                                                   -------
    Options outstanding at June 30, 1996.........................  376,647   .300 - .64143
    Exercised....................................................   (1,949)  .300
    Cancelled....................................................  (45,474)  .64143
                                                                   -------
    Options outstanding at September 30, 1996....................  329,224   .300 - .64143
                                                                   =======
    Options exercisable at June 30, 1996.........................  120,403
                                                                   =======
    Options exercisable at September 30, 1996....................  140,275
                                                                   =======


     Certain options in 1996 were granted at exercise prices below the fair market value of the common stock as determined by management. Compensation expense relating to these option grants was $99,585.

(D) STOCKHOLDERS' AGREEMENT

     The Company is party to a Stockholders' Agreement (the "Agreement") among all preferred and common stockholders of the Company which includes restrictions and requirements, certain of which are disclosed below. The Agreement establishes the composition of the Company's Board of Directors and provides for restrictions on the transfer of the Company's shares. Additionally, the Agreement provided for a one-time dividend to Series A CPS holders equivalent to 4% of the original purchase price of the Series A CPS. The dividend was cumulative and accrued from April 5, 1993 to April 5, 1994. In no event shall this Series A CPS one-time dividend be paid until payment in full of the senior subordinated note payable. Accordingly, this dividend payable has been classified as noncurrent.

     The Company is required to reserve at all times common shares sufficient to satisfy the exercise of all outstanding stock options and warrants, and to satisfy the conversion of all Series A CPS and Series B CPS.

(E) CERTAIN COMMON STOCK TRANSACTIONS


     In June 1994, the Company repurchased 233,856 shares of common stock from an investor for $150,000. The repurchase was financed by the issuance of notes payable to two other investors for $75,000 each. The notes payable were subsequently liquidated by the payment of cash of $110,834 and the conversion of $39,166 into 61,062 shares of common stock held in treasury.

                        MEDIRISK, INC. AND SUBSIDIARIES

     In July 1994, 116,928 shares of common stock held in treasury were issued to a stockholder in exchange for an unsecured promissory note of $75,000. The note bore interest at 8.25% and was payable in three annual installments of $25,000 each through 1997. A total of $39,000 was repaid on the note and the remaining balance of $36,000 was forgiven as consideration for entering into a new employment agreement.


(F) WARRANTS


     In 1993, the Company obtained $300,000 in financing through the issuance of 6% convertible unsecured promissory notes with attached warrants to acquire the Company's common stock. Because the exercise price of the attached warrants exceeded the fair value of the common stock, the Company allocated the $300,000 of proceeds to notes payable. The notes were convertible into the Company's Series A CPS at a conversion price of $1.00 per share. In 1994, the notes payable of $300,000 and accrued interest of $18,000 were converted into 318,000 shares of the Company's Series A CPS. The common stock purchase warrants give the holders the right to acquire 194,880 shares of the Company's common stock at an exercise price of $1.54 per share. The common stock purchase warrants expire on June 23, 1998.



     Also, as discussed in note 5, in March 1996, the Company issued to HPSC warrants to purchase 298,150 shares of the Company's common stock at an exercise price of $.015 per share. The common stock purchase warrants expire on January 8, 2003.


(G) COMMON STOCK REVERSE SPLIT


     The Company's Board of Directors has approved an amendment to its certificate of incorporation which effected a 0.6496-for-one reverse stock split. All references to common stock, stock options and warrants in these consolidated financial statements have been adjusted to reflect this amendment as if it had occurred prior to January 1, 1993.


(9) MAJOR CUSTOMER


     For the six months ended June 30, 1996 and the nine months ended September 30, 1996, one customer accounted for approximately 15% of total revenues.


(10) NOTE RECEIVABLE FROM OFFICER

     In June 1996, the Company loaned $112,500 to an officer of the Company in the form of an unsecured promissory note. The note is to be repaid in five equal annual installments of $22,500 each, due and payable on the first through fifth anniversaries of the date of the note. Interest accrues at a rate of 8.25% per annum and is due and payable by the officer on the date each principal payment is due.

(11) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR

REINCORPORATION


     In September 1996, the Company was reincorporated in Delaware, and in connection with such reincorporation, the Company's treasury stock was canceled.


INITIAL PUBLIC OFFERING


     In September 1996, the Company filed a registration statement with the Securities and Exchange Commission, and in December 1996 filed an amendment, covering up to 2,875,000 shares of the Company's common stock.

                        MEDIRISK, INC. AND SUBSIDIARIES

STOCK INCENTIVE PLANS



     In October 1996, the Board of Directors of the Company adopted the Medirisk, Inc. 1996 Stock Incentive Plan (the "Incentive Plan") and the Medirisk, Inc. Non-Management Directors' Stock Option Plan (the "Directors' Plan"). A total of 502,693 shares of Common Stock have been reserved for issuance under the Incentive Plan (which includes 329,224 options outstanding as of September 30, 1996 under previous grants) and 100,000 shares of Common Stock have been reserved for issuance under the Directors' Plan.



FINANCING ACTIVITIES



     In December 1996, the Company secured an $850,000 bridge line of credit. The Company also secured a commitment letter to receive a $10,000,000 revolving line of credit contingent upon completion of certain conditions, including but not limited to, the Company's initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Formations in Health Care, Inc.:

     We have audited the accompanying balance sheet of Formations in Health Care, Inc. as of December 31, 1995, and the related statements of operations, shareholder's equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Formations in Health Care, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP


Atlanta, Georgia
June 28, 1996

                        FORMATIONS IN HEALTH CARE, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                           ASSETS
Current assets:
  Accounts receivable, less allowance for doubtful accounts of $49,633...........  $ 440,367
  Prepaid expenses...............................................................      9,154
                                                                                   ---------
          Total current assets...................................................    449,521
                                                                                   ---------
Property and equipment (note 2)..................................................    261,807
  Less accumulated depreciation..................................................   (185,104)
                                                                                   ---------
          Property and equipment, net............................................     76,703
                                                                                   ---------
          Total assets...........................................................  $ 526,224
                                                                                   =========
                       LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Cash overdraft.................................................................  $   9,283
  Current installments of note payable to related party (note 3).................     25,105
  Accounts payable...............................................................      9,136
  Accrued expenses...............................................................     63,058
  Deferred revenue...............................................................    309,777
                                                                                   ---------
          Total current liabilities..............................................    416,359
Note payable to related party, excluding current installments (note 3)...........    138,997
Other............................................................................      7,313
                                                                                   ---------
          Total liabilities......................................................    562,669
                                                                                   ---------
Shareholder's equity (deficit) (note 6):
  Common stock -- no par value; 1,000 shares authorized; 100 shares issued and
     outstanding at December 31, 1995............................................      1,660
  Additional paid-in capital.....................................................      9,000
  Accumulated deficit............................................................    (47,105)
                                                                                   ---------
          Total shareholder's equity (deficit)...................................    (36,445)
Commitments and contingencies (note 4)
                                                                                   ---------
          Total liabilities and shareholder's equity (deficit)...................  $ 526,224
                                                                                   =========

                See accompanying notes to financial statements.

                        FORMATIONS IN HEALTH CARE, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

Revenue (note 5).................................................................  $1,566,078
Salaries, wages, and benefits....................................................     706,983
Other operating expenses.........................................................     660,451
Provision for doubtful accounts..................................................      50,995
Depreciation.....................................................................      51,782
                                                                                   ----------
          Operating income.......................................................      95,867
Interest expense on related party borrowings (note 3)............................      13,356
                                                                                   ----------
          Net income.............................................................  $   82,511
                                                                                   ==========

                See accompanying notes to financial statements.

                        FORMATIONS IN HEALTH CARE, INC.

                  STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIT)
                          YEAR ENDED DECEMBER 31, 1995

                                                COMMON STOCK     ADDITIONAL                      TOTAL
                                               ---------------    PAID-IN     ACCUMULATED    SHAREHOLDER'S
                                               SHARES   AMOUNT    CAPITAL       DEFICIT     EQUITY (DEFICIT)
                                               ------   ------   ----------   -----------   ----------------
Balance at December 31, 1994.................    100    $1,660     $9,000      $(129,616)      $ (118,956)
Net income...................................     --        --         --         82,511           82,511
                                                 ---    ------      -----       --------         --------
Balance at December 31, 1995.................    100    $1,660     $9,000      $ (47,105)      $  (36,445)
                                                 ===    ======      =====       ========         ========

                See accompanying notes to financial statements.

                        FORMATIONS IN HEALTH CARE, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income.....................................................................  $  82,511
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation................................................................     51,782
     Provision for doubtful accounts.............................................     50,995
     Increase in:
       Accounts receivable.......................................................   (440,479)
       Prepaid expenses..........................................................     (9,154)
     Increase in:
       Accounts payable..........................................................      5,536
       Accrued expenses..........................................................      4,449
       Deferred revenue..........................................................    204,232
       Other liabilities.........................................................      7,313
                                                                                   ---------
          Net cash used in operating activities..................................    (42,815)
                                                                                   ---------
Cash flows used in investing activities -- purchases of property and equipment...     (1,291)
                                                                                   ---------
Cash flows from financing activities:
  Proceeds from note payable to related party....................................     67,484
  Principal payments on note payable to related party............................    (69,447)
  Increase in cash overdraft.....................................................      9,283
                                                                                   ---------
          Net cash provided by financing activities..............................      7,320
                                                                                   ---------
          Net decrease in cash...................................................    (36,786)
Cash at beginning of year........................................................     36,786
                                                                                   ---------
Cash at end of year..............................................................  $      --
                                                                                   =========
Supplemental disclosure of cash flow information -- cash paid during the year for interest.......................................................................  $  34,824
                                                                                   =========

                See accompanying notes to financial statements.

                        FORMATIONS IN HEALTH CARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

     Formations in Health Care, Inc. (the "Company") offers clinical outcomes products that allow customers to measure outcomes in a variety of medical specialties and across a full range of care within a particular specialty. Products consist of reports prepared from the Company's clinical outcomes database. The data included in the clinical outcomes products is gathered by Company-certified clinicians, automated patient information systems and the Company's patient interview staff using standardized outcomes scales. The Company prepares reports detailing customer's clinical performance based on a number of independent measures, including patient acuity, medical and functional improvement, resource utilization, length of stay/duration of treatment, cost of treatment and patient satisfaction.

(B) ACCOUNTING ESTIMATES

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

(C) REVENUE RECOGNITION

     The Company's revenues are derived primarily from customer contracts to provide services and materials on a time-and-materials basis. Revenue recognition occurs when services and/or materials are provided under the terms of the customer contract. For the Company's largest customer, the Company bills the customer quarterly in advance with the billed amount credited to deferred revenue.

(D) DEFERRED REVENUE

     Deferred revenue principally represents an amount prebilled to the Company's largest customer in November 1995 for services and materials to be performed in the first quarter of 1996. As stipulated in the related customer contract, payment must be made by the customer in advance for charges that are expected to arise in the succeeding quarter. The remaining portion of deferred revenue is due to cash received in 1994 from nine companies participating in a subacute measurement project. Due to the nature of the project, the deferred revenue is being amortized on a straight-line basis over a period of 36 months commencing July 1, 1995.

(E) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation for computer and office equipment is provided on the straight-line method over a five-year estimated useful life. For furniture and fixtures, depreciation is provided over a seven-year estimated useful life which approximates the straight-line method.

(F) INCOME TAXES

     No provision or balance sheet accounts pertaining to Federal or state income taxes is present because the Company is an "S" Corporation. Any tax liability is the responsibility of the individual shareholder.

(G) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company uses financial instruments in the normal course of its business. The carrying values of accounts receivable, cash overdraft, accounts payable and accrued expenses approximate fair value due to the

                        FORMATIONS IN HEALTH CARE, INC.

short-term maturities of these assets and liabilities. The Company believes the fair value of its note payable to related party is not significantly different from its carrying value.

(2) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 are summarized as follows:

    Furniture and fixtures....................................................  $ 73,430
    Computer and office equipment.............................................   188,377
                                                                                --------
                                                                                 261,807
    Less accumulated depreciation.............................................   185,104
                                                                                --------
                                                                                $ 76,703
                                                                                ========

(3) NOTE PAYABLE TO RELATED PARTY

     The note is payable to the spouse of the sole shareholder of the Company and is summarized as follows at December 31, 1995:

    9.00% note payable, maturing on April 1, 2001.............................  $164,102
                                                                                ========

     Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the fair value of the note payable approximates its carrying value.

     Future minimum debt payments are as follows:

                                   YEARS ENDING
                                   DECEMBER 31,
    --------------------------------------------------------------------------
    1996......................................................................  $ 25,105
    1997......................................................................    27,460
    1998......................................................................    30,036
    1999......................................................................    32,853
    2000......................................................................    35,935
    2001 and thereafter.......................................................    12,713
                                                                                --------
                                                                                $164,102
                                                                                ========

(4) COMMITMENTS AND CONTINGENCIES

(A) LEASES

     The Company has entered into a noncancelable operating lease agreement for office space. Future minimum payments under such noncancelable operating leases as of December 31, 1995 are as follows:

                                   YEARS ENDING
                                   DECEMBER 31,                                 OPERATING
    --------------------------------------------------------------------------  ---------
    1996......................................................................  $  83,935
    1997......................................................................     95,142
    1998......................................................................     98,947
    1999......................................................................    102,907
                                                                                 --------
                                                                                $ 380,931
                                                                                 ========

     Rental expense for noncancelable operating leases was $43,849 for the year ended December 31, 1995.

                        FORMATIONS IN HEALTH CARE, INC.

(B) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

(5) SIGNIFICANT CUSTOMERS

     For the year ended December 31, 1995, one customer accounted for 58% of total revenues and 69% of the accounts receivable at December 31, 1995.

(6) SUBSEQUENT EVENT (UNAUDITED)


     In January 1996, the Company was acquired by Medirisk, Inc. of Atlanta, Georgia for approximately $1,325,000 in cash, 99,466 shares of Series A common stock, and an option to acquire an additional 28,947 shares of Medirisk Inc. Series A common stock. The Company will continue operations in Chicago, Illinois as a wholly-owned subsidiary of Medirisk, Inc.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
PracticeMatch, Inc.

     We have audited the accompanying balance sheets of PracticeMatch, Inc. (a Missouri corporation) as of December 31, 1995, 1994 and 1993, and the related statements of operations and stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PracticeMatch, Inc. as of December 31, 1995, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Brown Smith Wallace, L.L.C.

St. Louis, Missouri
August 5, 1996

                              PRACTICEMATCH, INC.

                                 BALANCE SHEETS
                        DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
                                             ASSETS
Current Assets
  Cash and cash equivalents.............................  $    38,527   $   148,113   $    12,965
  Contracts receivable (note B).........................       73,133        61,268        60,218
  Employee advances.....................................           --         1,898         2,580
  Prepaid expenses......................................      110,897       155,056       208,760
                                                          -----------   -----------   -----------
          Total Current Assets..........................      222,557       366,335       284,523
Property and Equipment
  Computer equipment....................................      402,042       291,841       248,319
  Furniture and fixtures................................      151,323       144,041       141,069
  Purchased software....................................       60,822        53,697        37,708
  Leasehold improvements................................       38,269        28,090        28,090
                                                          -----------   -----------   -----------
                                                              652,456       517,669       455,186
     Less accumulated depreciation and amortization.....      360,510       365,823       285,718
                                                          -----------   -----------   -----------
                                                              291,946       151,846       169,468
Other Assets
  Software development costs, net of amortization (note
     C).................................................      251,887        95,772            --
  Incorporation costs, net of amortization..............           --         1,267         5,067
  Deposits..............................................        8,670        12,774        12,564
                                                          -----------   -----------   -----------
                                                              260,557       109,813        17,631
                                                          -----------   -----------   -----------
          TOTAL ASSETS..................................  $   775,060   $   627,994   $   471,622
                                                          ===========   ===========   ===========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
  Notes payable (note D)................................  $   140,427   $     2,264   $   114,176
  Due to shareholder....................................           --            --        66,000
  Accounts payable -- trade.............................       61,053        62,863       113,894
  Accrued liabilities...................................      114,755        77,506        97,483
  Deferred revenue......................................    1,767,083     1,996,527     1,781,705
                                                          -----------   -----------   -----------
          Total Current Liabilities.....................    2,083,318     2,139,160     2,173,258
Long-Term -- Deferred Revenue...........................      127,964        43,485         4,220
Long-Term Debt, less current maturities (note D)........           --            --         2,690
Commitments (note E)
Stockholders' Equity (Deficiency) (notes G and I)
  Common stock, par value $1 -- authorized 30,000
     shares; issued and outstanding 1,250 shares........        1,250         1,250         1,250
  Retained earnings (deficit)...........................   (1,437,472)   (1,555,901)   (1,709,796)
                                                          -----------   -----------   -----------
                                                           (1,436,222)   (1,554,651)   (1,708,546)
                                                          -----------   -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
            (DEFICIENCY)................................  $   775,060   $   627,994   $   471,622
                                                          ===========   ===========   ===========

         The accompanying notes are an integral part of this statement.

                              PRACTICEMATCH, INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995         1994         1993
                                                             ----------   ----------   ----------
Revenue....................................................  $3,963,065   $3,520,275   $3,006,976
Salaries, wages and benefits...............................   1,657,865    1,535,451    1,600,940
Other operating expenses...................................   1,498,109    1,565,785    1,542,102
Depreciation and amortization..............................     143,059       88,343       82,399
                                                             ----------   ----------   ----------
     Operating income (loss)...............................     664,032      330,696     (218,465)
Other income (expense)
  Interest income..........................................         784          158          400
  Interest expense.........................................     (20,220)     (20,190)     (12,826)
  Miscellaneous income.....................................       7,948           --           --
  Loss on sale of equipment................................      (7,296)          --           --
                                                             ----------   ----------   ----------
                                                                (18,784)     (20,032)     (12,426)
                                                             ----------   ----------   ----------
     Net income (loss).....................................  $  645,248   $  310,664   $ (230,891)
                                                             ==========   ==========   ==========

         The accompanying notes are an integral part of this statement.

                              PRACTICEMATCH, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                        RETAINED
                                                              COMMON    EARNINGS
                                                              STOCK     (DEFICIT)       TOTAL
                                                              ------   -----------   -----------
Balance at December 31, 1992................................  $1,000   $(1,328,905)  $(1,327,905)
  Add:
     Issuance of 250 shares of common stock.................    250             --           250
  Deduct:
     Net loss for the year ended December 31, 1993..........     --       (230,891)     (230,891)
     Dividends paid during 1993.............................     --       (150,000)     (150,000)
                                                              ------   -----------   -----------
Balance at December 31, 1993................................  1,250     (1,709,796)   (1,708,546)
  Add:
     Net income for the year ended December 31, 1994........     --        310,664       310,664
  Deduct:
     Dividends paid during 1994.............................     --       (156,769)     (156,769)
                                                              ------   -----------   -----------
Balance at December 31, 1994................................  1,250     (1,555,901)   (1,554,651)
  Add:
     Net income for the year ended December 31, 1995........     --        645,248       645,248
  Deduct:
     Dividends paid during 1995.............................     --       (526,819)     (526,819)
                                                              ------   -----------   -----------
Balance at December 31, 1995................................  $1,250   $(1,437,472)  $(1,436,222)
                                                              ======    ==========    ==========

         The accompanying notes are an integral part of this statement.

                              PRACTICEMATCH, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                            1995          1994          1993
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net income (loss).....................................  $ 645,248     $ 310,664     $(230,891)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization......................    143,059        88,343        78,599
     (Gain) loss on sale of equipment...................      7,296            --            --
     (Increase) decrease in contracts receivable........    (11,865)       (1,050)      (40,415)
     (Increase) decrease in employee advances...........      1,898           682        (1,300)
     (Increase) decrease in prepaid expenses............     44,159        53,704       (77,357)
     (Increase) decrease in other assets................      4,104          (210)        3,646
     Increase (decrease) in accounts payable............     (1,810)      (51,031)       17,555
     Increase (decrease) in accrued liabilities.........     37,249       (19,977)        9,480
     Increase (decrease) in deferred revenue............   (144,965)      254,087       547,462
                                                          ---------     ---------     ---------
          Net cash provided by operating activities.....    724,373       635,212       306,779
                                                          ---------     ---------     ---------
Cash flows from investing activities:
  Purchases of equipment................................   (253,574)      (54,474)      (97,391)
  Proceeds from sale of equipment.......................      2,137            --            --
  Increase in capitalized software......................   (193,866)     (108,219)           --
                                                          ---------     ---------     ---------
          Net cash used in investing activities.........   (445,303)     (162,693)      (97,391)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
  Proceeds from short-term debt.........................    210,786       100,000            --
  Repayment of short-term debt..........................    (72,623)     (280,602)      (49,154)
  Dividends paid........................................   (526,819)     (156,769)     (150,000)
                                                          ---------     ---------     ---------
          Net cash used in financing activities.........   (388,656)     (337,371)     (199,154)
                                                          ---------     ---------     ---------
          INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS.................................   (109,586)      135,148        10,234
Cash and cash equivalents at beginning of year..........    148,113        12,965         2,731
                                                          ---------     ---------     ---------
Cash and cash equivalents at end of year................  $  38,527     $ 148,113     $  12,965
                                                          =========     =========     =========

        The accompanying notes are an integral part of this statements.

                              PRACTICEMATCH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE A -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     A summary of the operations and significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

NATURE OF OPERATIONS

     The Company offers a database containing detailed information concerning physicians who are candidates for new practice affiliations. The Company licenses its physician database products to assist customers in cost effective, in-house recruiting of physicians.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFERRED REVENUE

     Data license fees are generally received from customers at the inception of the contract period. These fees are non-refundable except in the unlikely event of disruption of services. These revenues are amortized ratably over the life of the contract. Commissions paid in association with these data license fees are amortized ratably over the life of the contracts.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

CONTRACTS RECEIVABLE

     The Company has elected the direct write-off method of accounting for bad debts. Under this method, all uncollectible accounts are charged to expense when determined to be uncollectible by management. The utilization of this method, although not in conformity with generally accepted accounting principles, does not have a material effect on the accompanying financial statements.

PREPAID ADVERTISING

     Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received, generally one year. Prepaid advertising in 1995, 1994 and 1993 was $6,866, $20,536 and $15,184,
respectively. Advertising expense in 1995, 1994 and 1993 was $114,614, $143,269 and $11,352, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Amortization of assets acquired under capital lease arrangements is recorded on the straight-line method over the useful lives of the assets or the lease term, whichever is shorter.

                              PRACTICEMATCH, INC.

INCORPORATION COSTS

     Incorporation costs were being amortized over a five year period. Amortization expense charged to operations in 1995, 1994 and 1993 was $1,267, $3,800 and $3,800, respectively.

INCOME TAXES

     The stockholders have elected to be treated as an "S" Corporation under provisions of the Internal Revenue Code which provides that, in lieu of corporation income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal and state income taxes is reflected in these financial statements.

NOTE B -- CONTRACTS RECEIVABLE

     The Company enters into multi-year, non-cancelable data license contracts. The first year of the contract is paid at contract signing, with revenue being recognized monthly over the next twelve months. The balances relating to future years are recorded in contracts receivable. These balances are not due to be paid until their respective annual anniversary dates. These receivables have been reduced by the deferred revenue amount associated with the contracts. The gross amounts for contracts receivable for the three years ending 1995, 1994 and 1993 were $942,693, $326,875 and $208,760, respectively.

NOTE C -- SOFTWARE DEVELOPMENT

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalizes the direct costs associated with the development of software products.

     Direct labor costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized. Those costs include coding and testing performed subsequent to establishing technological feasibility. Software production costs for computer software used as an integral part of a product or process have been charged to expense until both (a) technological feasibility has been established for the software and (b) all research and development activities for the other components of the product or process have been completed.

     Capitalization of computer software costs is discontinued when the product is available for general release to customers. Costs of maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first. The sales price of a product includes customer support; therefore, the estimated related costs are accrued in the same period that the sales price is recognized.

     The realizability of these costs requires considerable judgment from management related to the estimated useful lives and anticipated future sales. The amount of software development costs capitalized for the periods ending December 31, 1995, 1994 and 1993 was $302,085, $108,219 and $0, respectively.
Capitalized costs are amortized over the estimated product life on the straight line basis. Unamortized costs are carried at the lower of book value or net realized value. Amortization of software development costs for the periods ending December 31, 1995, 1994 and 1993 was $37,752, $12,447 and $0,
respectively and is included in depreciation and amortization expense in the statements of operations.

                              PRACTICEMATCH, INC.

NOTE D -- NOTES PAYABLE

     The Company was indebted under notes payable as follows:

                                                              1995       1994       1993
                                                            ---------   -------   ---------
    IBM Credit Corporation; $30,000; unsecured; payable in
      monthly installments of $813, including interest at
      .5% above prime (8.5% at December 31, 1994). Final
      payment made in March 1995. ........................  $      --   $ 2,264   $  11,266
    Colonial Bank; secured by substantially all corporate
      assets; payable in monthly installments of $9,200,
      including interest at 2% above prime (8.5% at
      December 31, 1995), with final payment due August
      18, 1996. ..........................................    140,427        --          --
    Colonial Bank; $300,000 line-of-credit; secured by
      substantially all corporate assets; payable on
      demand on August 18, 1996 with interest at 2% above
      the prime rate (8.5% at December 31, 1995)..........         --        --     105,600
                                                            ---------   -------   ---------
                                                              140,427     2,264     116,866
         Less current maturities..........................   (140,427)   (2,264)   (114,176)
                                                            ---------   -------   ---------
                                                            $      --   $    --   $   2,690
                                                            =========   =======   =========

     At December 31, 1995, 1994 and 1993, the fair value of the notes payable approximates the amounts recorded on the financial statements.

NOTE E -- COMMITMENTS

     The Company leases office space under an operating lease expiring in 1999. Rental expense charged to operations under the terms of this lease in 1995, 1994 and 1993 was $130,608, $179,352 and $155,344, respectively.

     The Company leases an automobile and equipment under operating leases expiring in various years through 1999. Rental expense charged to operations under the terms of these leases in 1995, 1994 and 1993 was $101,921, $226,790 and $210,283, respectively.

     Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1995 for each of the next four years are:

                                    YEAR ENDING
                                    DECEMBER 31                             AMOUNT
          ---------------------------------------------------------------  --------
          1996...........................................................  $166,419
          1997...........................................................   150,022
          1998...........................................................   146,105
          1999...........................................................   135,786
                                                                           --------
                    Total minimum future rental payments.................  $598,332
                                                                           ========

     The Company has entered into an agreement with the American Medical Association (AMA). Under the terms of the agreement, AMA agrees to license on an exclusive basis within the United States of America a minimum of 5,000 practicing physician names in the AMA Willing to Relocate (WTR) Database. In addition, the AMA agrees to provide PracticeMatch, Inc. with names of all residents in the AMA WTR Database. In return, PracticeMatch, Inc. will pay AMA a royalty of $22,000 per month. The agreement is

                              PRACTICEMATCH, INC.

effective until December 31, 1998, with PracticeMatch, Inc. having an option to terminate the agreement after one year.

NOTE F -- RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year's financial statements to conform to the 1995 presentation.

NOTE G -- STOCKHOLDERS' EQUITY (DEFICIENCY)

     Pursuant to an agreement among the Company and its stockholders, the Company and the remaining stockholders have the right of first refusal to purchase a stockholder's shares. Additionally, if certain events occur to a stockholder, the remaining stockholders or the Company must purchase the existing shareholder's shares at the then current agreed value as defined in the stockholder's agreement.

NOTE H -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                 1995      1994      1993
                                                                -------   -------   -------
    Interest..................................................  $19,903   $20,190   $12,193
                                                                =======   =======   =======

NOTE I -- SUBSEQUENT EVENTS

     On March 8, 1996 the shareholders of the Company entered into a stock purchase agreement whereby the shareholders agreed to sell their respective shares of common stock to a purchaser known as Medirisk, Inc. (a Florida corporation). The aggregate amount of shares sold was 1,250 shares. The closing date of the sale was March 14, 1996. The Company will continue operations in St. Louis, Missouri as a wholly-owned subsidiary of Medirisk, Inc.

------------------------------------------------------
------------------------------------------------------

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------
                               TABLE OF CONTENTS


                                       PAGE
                                       -----
Prospectus Summary..................       3
Risk Factors........................       6
The Company.........................      12
Dividend Policy.....................      12
Use of Proceeds.....................      13
Capitalization......................      14
Dilution............................      15
Selected Consolidated Financial
  Data..............................      16
Unaudited Pro Forma Financial
  Data..............................      17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................      19
Business............................      26
Management..........................      36
Certain Transactions................      41
Principal Stockholders..............      42
Description of Capital Stock........      43
Shares Eligible for Future Sale.....      46
Underwriting........................      48
Legal Matters.......................      49
Experts.............................      49
Additional Information..............      49
Index to Financial Statements.......     F-1


                               ------------------

     UNTIL     , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,500,000 SHARES


                                 MEDIRISK LOGO

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------


                        EQUITABLE SECURITIES CORPORATION



                           JEFFERIES & COMPANY, INC.


                               January    , 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. The Registrant is paying all of these expenses in connection with the issuance and distribution of the securities.


                                                                                PAYABLE BY
                                                                              THE REGISTRANT
                                                                              --------------
    SEC registration fee....................................................     $ 15,466
    NASD filing fee.........................................................        4,985
    Nasdaq Listing Fee......................................................       35,000
    Accountants' fees and expense...........................................      310,000
    Legal fees and expenses.................................................      210,000
    Printing and engraving costs............................................      125,000
    Blue Sky fees and expenses..............................................       20,000
    Transfer Agent and registrar fees.......................................       10,000
    Miscellaneous...........................................................       19,549
                                                                                  -------
              Total.........................................................     $750,000
                                                                                  =======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of the Certificate of Incorporation of the Registrant sets forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Delaware General Corporation Law, as amended from time to time. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant is also required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advances of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant.

     The Registrant's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     The Registrant has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers. The Indemnification Agreement sets forth certain procedural matters relating to indemnification, including the manner in which an indemnified party may make a claim and the right of an indemnified party to court adjudication of his or her claim if indemnification is denied by the Registrant.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities. This insurance policy does not include liabilities under the Securities Act of 1933; however, the Company is currently negotiating to obtain such insurance.


     Reference is hereby made to Section 7 of the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, in which the Registrant agrees to indemnify the Underwriters and certain other persons against certain civil liabilities.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     In July of 1994, following the repurchase of 233,856 shares of Common Stock by the Company from a shareholder for $150,000, the Company resold the shares at the same price, half of which were purchased by employees and half of which were purchased by Sears, Brantley and Powell. In addition, a total of 328,672 options have been granted to employees, officers and directors of the Company. In connection with a transaction with HPSC, the Company issued 280,623 shares of Series B Convertible Preferred Stock to HPSC for $2,000,000 and agreed to issue to HPSC warrants to purchase up to 432,101 shares of Common Stock as and when the Company borrowed funds from HPSC. In March 1996, in connection with borrowing $6,900,000 under the Securities Purchase Agreement, the Company issued HPSC Warrants to purchase 298,150 shares of Common Stock. The Warrants are currently exercisable. In connection with the acquisition of Formations, the Company issued 99,466 shares of Common Stock and options to purchase 28,947 shares of Common Stock at an exercise price of $0.64 per share to Pamella L. Leiter, the seller. All of such transactions, other than the issuance to HPSC, were conducted without an underwriter or other placement agent, and the Registrant claims that all of such transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and that sales to employees were exempt under Rule 701 adopted by the Commission pursuant to the Securities Act. In connection with the issuance of securities to HPSC, Equitable Securities Corporation acted as placement agent and was paid fees of $445,000 and reimbursed its expenses of approximately $11,000. On August 4, 1996, a former employee exercised options to purchase 1,949 shares of Common Stock and on March 14, 1996 an employee of the Company received 7,518 shares of Common Stock in lieu of a bonus.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     A. Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)


EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
------         --------------------------------------------------------------------------------
 1.1       --  Form of Underwriting Agreement among the Company and Equitable Securities
               Corporation and Jefferies & Company, Inc. as Representatives of the several underwriters.**
 2.1       --  Agreement and Plan of Merger dated as of August 27, 1996, between Medirisk,
               Inc., a Florida corporation and Medirisk, Inc., a Delaware corporation.*
 2.2       --  Stock Purchase Agreement dated as of November 22, 1995, between the Company and
               Pamella L. Leiter.*
 2.3       --  Stock Purchase Agreement dated as of March 8, 1996, between the Company, Joseph
               E. Thomure, Susan P. Brandt, David Rollins and Samuel E. Bradt.*
 3.1       --  Certificate of Incorporation of the Company.*
 3.2       --  Bylaws of the Company.*
 4.1       --  See Articles IV, VI, VII, VIII and IX of the Certificate of Incorporation filed as Exhibit 3.1 and Articles I, II, III, VI and VII of the Bylaws filed as
               Exhibit 3.2.
 4.2       --  Specimen Stock Certificate of the Common Stock of the Registrant.**
 5.1       --  Opinion of Alston & Bird (including consent).

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
------         --------------------------------------------------------------------------------
10.1       --  Securities Purchase Agreement dated January 8, 1996, between the Company and
               HealthPlan Services Corporation (For Exhibits F, G, J and E to the Securities
               Purchase Agreement, see Exhibits 10.6, 10.7, 10.8 and 10.9 hereto).*
10.1.1     --  Amendment No. 1 to Securities Purchase Agreement.
10.1.2     --  Amendment No. 2 to Securities Purchase Agreement.
10.1.3     --  Amendment No. 3 to Securities Purchase Agreement.
10.2       --  Employment Agreement dated as of May 31, 1996, between the Company and Mark A.
               Kaiser.*
10.3       --  Employment Agreement dated as of January 9, 1996, between the Company and
               Pamella L. Leiter.*
10.4       --  Employment Agreement dated as of March 14, 1996, between the Company and Susan
               P. Brandt.*
10.5       --  Agreement for Participation in the Formations National Outcome System dated as of May 28, 1995, between Formations and HEALTHSOUTH.*
10.6       --  Registration Rights Agreement dated as of January 9, 1996, between the Company and Pamella L. Leiter.*
10.7       --  Warrant Agreement dated as of January 8, 1996, between the Company and HPSC.*
10.7.1     --  Amendment No. 1 to Warrant Agreement.
10.7.2     --  Amendment No. 2 to Warrant Agreement.
10.8       --  Consent and Modification Agreement dated as of January 8, 1996, between the
               Company, Brantley Venture Partners, II, L.P., Chase Manhattan Bank, N.A., as
               Trustee, and Laurence H. Powell.*
10.9       --  Shareholders Agreement dated as of January 8, 1996, between the Company,
               Brantley Venture Partners, II, L.P., Chase Manhattan Bank, N.A., Laurence H.
               Powell and HealthPlan Services Corporation.*
10.10      --  Registration Rights Agreement dated as of January 9, 1996, between the Company and Health Plan Services Corporation.*
10.11      --  Form of Indemnification Agreement between the Company and each of its officers and directors.
10.12      --  Form of Employee Shareholder Agreement.*
10.13      --  Medirisk, Inc. 1996 Stock Incentive Plan.
10.14      --  Medirisk, Inc. 1996 Non-Management Directors Stock Option Plan
10.15      --  Registration Agreement dated as of October 28, 1996, between the Company,
               Brantley Venture Partners II, L.P., Chase Manhattan Bank N.A., as Trustee, and
               Laurence H. Powell.
10.16      --  Termination and Waiver Agreement dated as of October 28, 1996, between the
               Company, Brantley Venture Partners II, L.P., Chase Manhattan Bank, N.A., as
               Trustee, and Laurence H. Powell.
10.17      --  Promissory Note dated December 20, 1996 by the Company payable to NationsBank,
               N.A. (South).
10.18      --  Debt Subordination Agreement dated December 20, 1996 by and among the Company,
               NationsBank and HPSC.
11.1       --  Statements of computation of pro forma net loss per share of common stock
               (unaudited).
21.1       --  List of Subsidiaries of the Registrant.
23.1       --  Consent of Alston & Bird (contained in Exhibit 5.1).
23.2       --  Consent of KPMG Peat Marwick LLP.
23.3       --  Consent of KPMG Peat Marwick LLP.
23.4       --  Consent of Brown Smith Wallace, L.L.C.
24.1       --  Powers of Attorney -- see signature page of this Registration Statement.*
27.1       --  Financial Data Schedule -- Medirisk, Inc. (for SEC use only)


---------------


 * Previously Filed.


** To be filed by amendment.

     B. Financial Statement Schedules

          All financial statement schedules are omitted because they are not required or are not applicable, or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Representatives of the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Representatives of the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 20, 1996.


                                          MEDIRISK, INC.

                                          By:      /s/  MARK A. KAISER
                                          --------------------------------------

                                          Title: Chairman, Chief Executive
                                                 Officer, President
                                             (principal executive officer) and
                                                 Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 1996.



                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------
                      *                        Chairman, Chief Executive       December 20, 1996
---------------------------------------------    Officer, President
               Mark A. Kaiser                    (principal executive
                                                 officer) and Director
                      *                        Chief Financial Officer,        December 20, 1996
---------------------------------------------    Executive Vice President
            Kenneth M. Goins, Jr.                (principal financial and
                                                 accounting officer)
                      *                        Director                        December 20, 1996
---------------------------------------------
               Michael J. Finn
                      *                        Director                        December 20, 1996
---------------------------------------------
            James K. Murray, III
                      *                        Director                        December 20, 1996
---------------------------------------------
              Robert P. Pinkas
       *By:        /s/  MARK A. KAISER
---------------------------------------------
               Mark A. Kaiser
              Attorney-in-Fact